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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No. 2)

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☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

TELEVIDEO, INC. (Name of Registrant As Specified In Its Charter)
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TELEVIDEO, INC.

2345 Harris Way
San Jose, CA 95131
(408) 954-8333

NOTICE OF ADOPTION OF ASSET PURCHASE AGREEMENT
AND APPROVAL OF SALE OF ASSETS

BY

WRITTEN CONSENT OF STOCKHOLDERS

July [22], 2005

        NOTICE IS HEREBY GIVEN, pursuant to Section 228 of the General Corporation Law of the State of Delaware ("Delaware Law") that on June 14, 2005, the holders of record of more than a majority of the outstanding shares of common stock of TeleVideo, Inc., a Delaware corporation ("TeleVideo"), acted by written consent, without a meeting of stockholders, to adopt the asset purchase agreement by and between TeleVideo and Neoware Systems, Inc., a Delaware corporation ("Neoware"), and approve the transactions contemplated thereby. Under the asset purchase agreement, as amended, TeleVideo will sell its thin client business to Neoware for $4 million in cash and potential additional consideration pursuant to a performance-based earn-out, all of which are subject to the terms and conditions of the asset purchase agreement.

        As permitted by Delaware Law, no meeting of stockholders of TeleVideo is being held to vote on the adoption of the asset purchase agreement or approval of the asset sale because such transactions have been approved by the requisite majority of stockholders in an action by written consent of the stockholders of TeleVideo. The terms and conditions of the asset purchase agreement and the various transactions contemplated thereby are described in detail in the enclosed Information Statement, which is incorporated by reference and made part of this notice.

/s/ RICHARD KIM Richard Kim Secretary San Jose, California

INFORMATION STATEMENT

INTRODUCTION

        After careful consideration, the Board of Directors of TeleVideo has unanimously adopted the asset purchase agreement dated as of January 10, 2005, as amended on June 14, 2005 (the "asset purchase agreement"), by and between TeleVideo, Inc., a Delaware corporation, ("TeleVideo") and Neoware Systems, Inc. a Delaware corporation, ("Neoware") whereby TeleVideo will sell its thin client business to Neoware for $4 million in cash subject to certain adjustments. The asset purchase agreement also contains an earn-out whereby TeleVideo could receive additional consideration if Neoware achieves certain revenue milestones from the sale of TeleVideo's and Neoware's products to certain former customers of TeleVideo and from sales of TeleVideo's products. In addition to approving the asset purchase agreement, the TeleVideo Board of Directors has approved and adopted all related agreements and transactions as described in this Information Statement. The TeleVideo Board of Directors has determined that the asset sale is advisable and in the best interests of TeleVideo and its stockholders. The asset sale involves risks, including the existence of conditions to the obligation of Neoware to complete the asset sale, all of which must either be satisfied or waived prior to the completion of the asset sale. The asset purchase agreement and related transactions are more fully described in the section entitled "The Asset Purchase Agreement."

        Dr. Hwang, the President and CEO of TeleVideo and the beneficial owner of 63% of the outstanding shares of TeleVideo common stock, the sole class of voting securities of TeleVideo, has executed a written consent adopting the asset purchase agreement and approving the transactions contemplated thereby in accordance with Section 228 of Delaware Law. Because Dr. Hwang is the beneficial owner of 63% of the common stock outstanding and entitled to vote on the approval of the asset sale, the action by written consent is sufficient to approve the asset sale and the other transactions contemplated by the asset purchase agreement without any further action or vote of the stockholders of Televideo. Accordingly, no other actions are necessary to approve the asset sale, and no such actions are being requested. The stockholders of Neoware are not required to approve the asset sale.

        THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS INFORMATION STATEMENT IS DESIGNED TO INFORM YOU OF THE ASSET SALE AND TO PROVIDE YOU WITH INFORMATION ABOUT THE ASSET SALE AND THE BACKGROUND TO THE ASSET SALE.

        NEITHER THE ASSET SALE NOR THE ASSET PURCHASE AGREEMENT HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THE ASSET SALE OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR STATEMENTS (OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT) REGARDING THE ASSET SALE OR THE OTHER MATTERS DISCUSSED HEREIN AND, IF GIVEN OR MADE, ANY SUCH REPRESENTATIONS OR INFORMATION PROVIDED MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED OR SANCTIONED BY TELEVIDEO OR ANY OTHER PERSON.

        This Information Statement is being furnished to stockholders of TeleVideo beginning July [22], 2005 in connection with the proposed asset sale to Neoware. It is being furnished to TeleVideo stockholders of record as of June 14, 2005. You should not assume that the information contained herein is accurate as of any date other than the date hereof. All information in this Information Statement concerning TeleVideo has been supplied by TeleVideo. All information contained in this Information Statement concerning Neoware has been supplied by Neoware. A copy of the asset purchase agreement is attached to this Information Statement as Annex A.

        The date of this Information Statement is July 22, 2005.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Information Statement contains "forward-looking statements" regarding our assumptions, projections, expectations, intentions or beliefs about future events. We caution you that these statements may and often do vary from actual results, and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. These forward-looking statements include, among others, statements concerning our financial position and results, business strategy, plans and objectives of management for future operations, including development plans and objectives relating to our business.

        Forward-looking statements speak only as of the date of this Information Statement. We expressly disclaim any obligation or undertaking to release, publicly or otherwise, any updates or revisions to any forward-looking statement contained in this Information Statement to reflect any change in our expectations or any change in events, conditions, assumptions or circumstances on which any such statement is based unless so required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC.

SUMMARY

        The following is a summary of information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Information Statement and the exhibits attached hereto. We urge you to read this Information Statement and the Asset Purchase Agreement and the Escrow Agreement set forth on Annex A and Annex B, respectively, in their entirety because they contain important information about TeleVideo and the asset sale.

The Parties Involved in the Asset Sale

•	The parties involved in the asset sale are TeleVideo and Neoware. For additional information regarding TeleVideo and Neoware, see "Information Regarding the Parties."

Purchase Price

•	Under the asset purchase agreement, TeleVideo will sell to Neoware all the assets, properties, licenses and agreements necessary to conduct TeleVideo's thin client business in exchange for $4,000,000, of which $400,000 will be placed in escrow, as described below, plus the Earn-Out Amount (as defined below), if any. The asset sale will become effective following the satisfaction or waiver of all conditions precedent by the parties as contemplated by the asset purchase agreement. For additional information, see the section in this information statement entitled "The Asset Purchase Agreement—Purchase and Sale of Assets."

Earn-Out

•	Neoware will pay TeleVideo additional cash consideration under the asset purchase agreement (the "Earn-Out Amount") if certain revenue milestones relating to the sale of TeleVideo's and Neoware's products to certain former customers of TeleVideo and from sales of TeleVideo's products are achieved. The Earn-Out Amounts and corresponding milestones are:
•
$1,500,000 if revenues to Neoware from the sale of TeleVideo's and Neoware's products to certain former customers of TeleVideo and from sales of TeleVideo's products ("Earn-Out Revenues") exceed $12,000,000 in the 12 months following January 10, 2005, the date of the asset purchase agreement, (the "Earn-Out Period"); and
•	$500,000 if Earn-Out Revenues exceed $13,000,000 during the Earn-Out Period; and
•	an amount equal to 0.20 multiplied by the excess, if any, of the Earn-Out Revenues over $14,000,000 during the Earn-Out Period.

        For additional information regarding the earn-out, see the section in this information statement entitled "The Asset Purchase Agreement—Earn-out."

Use of Proceeds

•	TeleVideo will use the proceeds of the asset sale for expenses incurred in connection with the asset sale (which are not anticipated to exceed $60,000), balance sheet improvements, and general working capital.

Indemnity

•	The asset purchase agreement requires TeleVideo to indemnify Neoware for damages arising from any of the following:
•	any inaccuracy or breach of any of the representations or warranties made by TeleVideo in the asset purchase agreement or in any writing delivered at the closing;

•	the failure of TeleVideo to observe fully any covenant, agreement or provision of the asset purchase agreement; and
•	certain other matters.

Escrow

•	The parties have agreed, pursuant to an escrow agreement entered into with Wachovia Bank, N.A., as escrow agent, to place $400,000 in escrow for 36 months to secure TeleVideo's indemnification obligations under the asset purchase agreement. Funds will be released to TeleVideo in accordance with the following schedule: $100,000 after six months; $100,000 after one year; $100,000 after two years and $100,000 after three years, in each case assuming no claims against the escrow. For further information regarding these matters, see "The Asset Purchase Agreement—Indemnification and Escrow" and "Ancillary Agreements—Escrow Agreement."

Representations and Warranties of TeleVideo

•	The representations and warranties of TeleVideo contained in asset purchase agreement include customary representations regarding the assets to be conveyed to Neoware. See "The Asset Purchase Agreement—Representations, Warranties, and Covenants."

Conditions to Closing

•	Before the asset sale can be consummated, certain closing conditions must be satisfied or waived. These conditions are described in this information statement in the section entitled "The Asset Purchase Agreement—Conditions Precedent to the Closing of the Asset Sale."

Closing

•	The asset sale is expected to close 20 days following the mailing of this Information Statement and upon the satisfaction or waiver of the closing conditions under the asset purchase agreement. We anticipate that the asset sale will close in early August of 2005.

Termination

•	Neoware and TeleVideo have the option to terminate the asset purchase agreement under certain circumstances, including the ability to terminate the agreement if the asset sale has not been completed by July 31, 2005. See "The Asset Purchase Agreement—Termination."

Vote Required

•	Since the asset sale may constitute "all or substantially all" of the assets of TeleVideo as defined under Section 271 of Delaware Law, TeleVideo has elected to obtain stockholder approval of the asset sale. Section 271 of Delaware Law requires the approval of the holders of a majority of the outstanding shares of the company. On June 14, 2005, K. Philip Hwang, the holder of 63% of TeleVideo's issued and outstanding voting stock, approved the asset sale by written consent.

Tax Consequences

•	The asset sale does not generate any US federal income tax consequences to the stockholders of TeleVideo. See "Certain United States Federal Income Tax Considerations" for a summary of the tax consequences to TeleVideo.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

        The following questions and answers are presented for your convenience only and briefly address some questions you may have about the asset sale. They may not contain all of the information that is important to you. We urge you to read carefully the entire information statement, including the annexes.

Q:
Why am I receiving this information statement?

A:
This information statement describes the asset sale of our thin client business to Neoware and the approval of the asset sale by written consent. Our board of directors is providing this information statement to you pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, solely to inform you of, and provide you with information about, the asset sale before it is consummated.

Q:
Who is entitled to receive this information statement?

A:
Stockholders of record as of the record date (June 14, 2005) are entitled to receive this information statement and the accompanying notice of shareholder action by written consent, which describes the corporate action that has been approved by the written consent of K. Philip Hwang, the holder of 63% of TeleVideo's voting stock.

Q:
Am I being asked to vote on the asset sale?

A:
No, we are not asking you to vote for approval of the asset sale or to provide your written consent to the asset sale, because your vote or written consent is not required for approval of the asset sale, which has been approved by K. Philip Hwang by written consent as the holder of 63% of our voting stock.

Q:
Will there be a stockholder meeting to consider and approve the asset sale?

A:
No, a stockholder meeting will not be held to consider and approve the asset sale. The asset sale has been approved by the written consent of K. Philip Hwang.

Q:
Will any of the proceeds from the asset sale be distributed to me as a shareholder?

A:
No. We intend to use the proceeds from the asset sale to (i) pay the expenses related to the asset sale, which are estimated to be not more than $60,000, (ii) make balance sheet improvements, and (iii) retain any remaining cash for general corporate purposes and working capital.

Q:
The asset purchase agreement was amended. What terms were changed?

A:
The parties amended the asset purchase agreement to decrease the purchase price to $4,000,000 from $5,000,000; the escrow holdback amount was reduced to $400,000 from $500,000 and the schedule for the release of the escrow funds was accelerated; the potential amount of additional consideration available to TeleVideo under the earn-out provisions was increased by $1,000,000, and the termination or "drop-dead" date under the asset purchase agreement was extended from April 30, 2005 to July 31, 2005. No other material terms were changed.

Q:
Is the asset sale subject to the satisfaction of any conditions?

A:
Yes. Before asset sale can be consummated, certain closing conditions must be satisfied or waived. These conditions are described in this information statement in the section entitled "The Asset Purchase Agreement—Conditions Precedent to Obligations of Neoware." If these conditions are not satisfied or waived, then the asset sale will not be consummated even though it has been approved by written consent.

Q:
When do you expect the asset sale to be consummated?

A:
We intend to consummate the asset sale on the date on which all of the remaining closing conditions specified in the asset purchase agreement are satisfied or waived. Assuming the remaining closing conditions are satisfied or waived by such date, we expect to consummate the asset sale in early August 2005.

Q:
Will you continue to operate the company if the asset sale is consummated?

A:
We currently intend to continue to operate TeleVideo's remaining business following the consummation of the asset sale. TeleVideo's remaining business will consist of the sale of computer terminals, some preparation of thin clients for sale by Neoware for at least 90 days following the closing and oversight of TeleVideo's remaining investments.

Q:
What are the U.S. federal income tax consequences of the asset sale?

A:
The net proceeds from asset sale will consist solely of cash. The sale of the thin client business will generate a capital gain or loss to us depending on whether the net proceeds are greater or less than our adjusted tax basis in the assets constituting the thin client business. We have net operating losses available that will offset any gains realized upon consummation of the asset sale.

  Our stockholders will not directly experience any U.S. federal income tax consequences as a result of the consummation of the asset sale.

  For additional information on the U.S. federal income tax consequences of the asset sale, see the section in this information statement entitled "Certain U.S. Federal Income Tax Considerations" beginning on page 20.

  Tax matters are very complicated, and the tax consequences of any asset sale and related dividend to you will depend on the facts of your own situation. You are urged to consult your own tax advisor with respect to your own individual tax consequences as a result of the asset sale and any related dividends.

Q:
What should I do now?

A:
No action by you is required.

Q:
Who can help answer my questions?

A:
If you would like additional copies, without charge, of this information statement or if you have questions about the asset sale, then you should contact us as follows:

    TeleVideo, Inc.
    Attn: Richard Kim
    2345 Harris Way
    San Jose, CA 95131

INFORMATION REGARDING THE PARTIES

TeleVideo, Inc.

        Founded in 1975, TeleVideo has been a market leader providing innovative high performance terminal and network computer products to the business and consumer markets. TeleVideo markets its products worldwide primarily through distributors, value-added resellers, systems integrators, and original equipment manufacturers.

        TeleVideo first became a leader in the video display terminal industry by introducing a new generation of "smart" terminals based on the Intel microprocessor at a time when "dumb" terminals were the industry standard. TeleVideo holds a number of proprietary terminal emulations, including the

TV910 and TV9425, which have been an industry standard for more than 15 years and are currently used in millions of terminals worldwide.

        TeleVideo's principal executive office is located at 2345 Harris Way, San Jose, California, 95131, and its telephone number is 408-955-7783.

Neoware Systems, Inc.

        Neoware provides software, services and solutions to enable appliance computing, a proven Internet-based computing architecture targeted at business customers that is designed to be easier to manage and more cost-effective than traditional PC-based computing. Neoware's software and management tools secure, power and manage a new generation of smart thin client appliances that utilize the benefits of open, industry-standard technologies to create new alternatives to full-function personal computers used in business and proprietary business devices including green-screen terminals.

        Neoware's software runs on thin client appliances and personal computers, and enables these devices to be secured and centrally managed, as well as to connect to mainframes, midrange, UNIX, Linux and legacy systems. Neoware generates revenues from sales of its Eon, Capio, ThinSTAR and Voyager thin client appliances, as well as its ThinPC thin client software for PCs, TeemTalk host access software for PCs and UNIX workstations, ezRemote Manager central management software, and services such as training and integration.

        Neoware's principal executive office is located at 400 Feheley Drive, King of Prussia, Pennsylvania 19406, and its telephone number is 610-277-8300.

BACKGROUND OF THE ASSET SALE

        In an attempt to improve TeleVideo's financial performance and increase shareholder value, we determined in early 2004 to engage in an exploration of various strategic alternatives, including, among other things, potential acquisitions, mergers, joint ventures, licensing arrangements or a potential sale of all, or a portion of, our businesses.

        TeleVideo was contacted by Neoware in the beginning of February 2004 for purposes of discussing a potential strategic transaction. Prior to engaging in any discussions, we entered into a non-disclosure agreement with Neoware dated February 24, 2004.

        TeleVideo negotiated briefly with Neoware during March 2004 regarding a potential sale of the thin client business of TeleVideo to Neoware. We could not reach agreement on pricing during that time and agreed that an agreement could not be reached. During such period, TeleVideo was also contacted by several other parties interested in a strategic transaction with TeleVideo; however, we did not feel that any of the proposals were acceptable. Indeed, despite numerous attempts, we did not receive a formal offer from any of these other parties and could not therefore put any such proposal before the board.

        In June 2004, Mr. Keith Schneck, CFO of Neoware, contacted Mr. Richard Kim of TeleVideo to again discuss a proposed asset purchase with TeleVideo. The initial offer by Neoware was for $2,000,000 in cash, and a small earn-out based on product orders outstanding at the time of closing. In early July, Mr. Kim began to correspond with Mr. Schneck in response to the draft letter of intent submitted to TeleVideo by Neoware.

        As a result of the negotiations, the parties agreed to increase the purchase price in the final letter of intent to $5,000,000 in cash, amend the earn-out structure, remove TeleVideo's terminal business from the transaction, increase the escrow amount from $200,000 to $500,000 and include a break-up fee of $500,000 in the event that TeleVideo breached the "no-shop" provisions. On December 2, 2004, TeleVideo received a due diligence request list from Neoware, to which TeleVideo responded on

December 3, 2004. On December 3, 2004, TeleVideo's Board of Directors held a meeting and unanimously approved the terms of the letter of intent between TeleVideo and Neoware. Immediately following that board meeting, TeleVideo and Neoware signed the letter of intent, which was dated as of November 30, 2004.

        On December 7, 2004, TeleVideo received an additional due diligence information request list from Ernst & Young, which was hired by Neoware to perform due diligence. During the following month, TeleVideo either provided all of the materials requested or had meetings with representatives from Ernst & Young to respond to their requests for information.

        On December 8, 2004, Neoware's legal counsel distributed the first draft of an asset purchase agreement between Neoware and TeleVideo. During the following months, the asset purchase agreement was negotiated by the parties and their respective legal counsel.

        At a meeting held on January 11, 2005, the full Board of Directors of TeleVideo:

  •
  unanimously approved the asset purchase agreement and declared it advisable and in the best interests of TeleVideo's stockholders; and

  •
  authorized the execution and delivery of the asset purchase agreement by TeleVideo's executive officers.

        Following the Board's approval of the asset purchase agreement and the asset sale, TeleVideo and Neoware executed the asset purchase agreement.

Background to the Amendment to the Asset Purchase Agreement

        After the announcement of the execution of the asset purchase agreement, Neoware continued to monitor results of operations of TeleVideo. In mid-February, Neoware contacted TeleVideo, requesting an adjustment to the price and terms of the asset purchase agreement based on significantly declining sales by TeleVideo. On March 3, 2005, TeleVideo received a formal letter from Neoware requesting an adjustment to the terms of the asset purchase agreement. Neoware requested such adjustment based on (i) a substantial reduction in actual sales achieved by TeleVideo after the signing of the asset purchase agreement as compared to the corresponding period in the prior year which was used to price the original deal, and (ii) the recent announcement by Transmeta, a principal supplier to TeleVideo, that a motherboard in one of TeleVideo's flagship products would no longer be manufactured. Neoware advanced the argument that that the two changes could constitute a material adverse change that would provide a justification under the asset purchase agreement not to consummate the transaction because the reduction in revenue was substantial and because there would be a substantial cost associated with redesigning TeleVideo's products to use a new motherboard. Neoware and TeleVideo began discussing whether, and to what extent, the asset purchase agreement should be amended. In these discussions, TeleVideo argued that the reduction in sales might not be permanent, that the reduction might be due to causes outside of TeleVideo's control, and that the Transmeta situation was known to Neoware. TeleVideo also considered its ability to satisfy all closing conditions, including the filing of all its periodic reports, prior to the drop-dead date of April 30, 2005. The Board of Directors of TeleVideo discussed the proposed amendment over a period of several months beginning in April 2005 and considered the proposed final amendment on June 14, 2005. The Board approved the amendment on June 14, 2005. The terms, as amended, are described in this Information Statement. In general, the initial purchase price was reduced, the earn-out was increased, and the escrow amount was revised accordingly. The amendment was signed by the parties on June 14, 2005.

        On June 14, 2005, Dr. and Mrs. Hwang, owning in excess of a majority of the outstanding shares of TeleVideo common stock, adopted the asset purchase agreement by written consent in accordance with Delaware Law and the certificate of incorporation and bylaws of TeleVideo.

REASONS FOR THE ASSET SALE

TeleVideo's Reasons for the Asset Sale

        TeleVideo's Board of Directors believes that the asset sale is in the best interests of TeleVideo and its stockholders. In approving the asset sale, TeleVideo's Board of Directors has thoroughly discussed the terms of the asset purchase agreement with its management as well as with its legal counsel and accountants and considered a variety of factors impacting favorably toward a sale of the thin client business to Neoware, including the factors listed below. The Board did not engage any outside financial advisors and did not obtain any reports, opinions or appraisals from any outside professionals or experts. TeleVideo consulted only with its attorneys and accountants in structuring and negotiating the asset purchase and related agreements with Neoware. In reaching its determination to approve and recommend approval of the asset sale and related transactions, TeleVideo's Board of Directors considered a number of factors, including the following:

  •
  the cash consideration that TeleVideo will receive in the asset sale;

  •
  the proposed limitations on TeleVideo's business operations following the sale under the terms of the non-competition agreement;

  •
  the determination that the terms of the asset purchase agreement are beneficial to TeleVideo and its stockholders; and

  •
  the challenges facing TeleVideo in improving profitability of the thin client business.

        The Board considered its belief that the cash consideration to be paid in the asset sale, under all the relevant circumstances, reflects a fair value of the TeleVideo assets to be sold and the obligations undertaken by TeleVideo under the asset purchase agreement, based on the Board's familiarity with TeleVideo's business, financial condition, results of operations, business strategy, and prospects, as well as the nature of the markets in which TeleVideo operates, its competitors, and the performance of its management team. In this regard, the Board identified several significant factors that would affect TeleVideo's financial condition and business, including the following:

  •
  TeleVideo has sustained the following losses from operations since 1998:

(unaudited)
1998	$(4,727,000)
1999	$(4,570,000)
2000	$(4,794,000)
2001 (as restated)	$(3,048,000)
2002 (as restated)	$(2,667,000)
2003	$(2,865,000)
2004	$(4,919,000)
  •
  TeleVideo does not have sufficient funds to repay the approximately $4,017,000 outstanding on its line of credit as of October 31, 2004;

  •
  TeleVideo's declining financial condition and results of operations are due largely to its inability to generate sufficient sales of thin client products to achieve operating profits;

  •
  TeleVideo has only been able to continue operations because of a non-operating capital gain in 2001 from an equity investment in a company that was acquired by a third party and because of loans from Mrs. Hwang that were provided on terms more favorable to TeleVideo than terms available from other lenders;

  •
  The fact that TeleVideo's independent auditors have expressed substantial doubt as to TeleVideo's ability to continue as a going concern;

  •
  TeleVideo's debt obligations (disregarding the non-recourse mortgage on the headquarters property and the value of the property) exceed its assets. It is extremely unlikely that TeleVideo would be able to secure additional debt or equity financing on commercially reasonable terms, or at all, in light of TeleVideo's continued inability to produce positive cash flow from operations;

  •
  In the absence of a dramatic change in its results of operations that heretofore has not materialized in spite of management's efforts, TeleVideo has no clear path toward a self-sustaining ability to address its current liabilities, including all or a substantial part of the outstanding principal amount due under the line of credit from Mrs. Hwang. The Board also considered, without a definitive finding or resolution on the issue, that under certain circumstances boards of directors owe fiduciary duties to creditors as well as, or in priority over, shareholders; and

  •
  The Board considered that if the asset sale were not approved, TeleVideo would have to consider plans to liquidate or seek bankruptcy protection. TeleVideo's debt obligations exceed its assets and so it is unlikely that a liquidation proceeding would result in any residual value for the stockholders. Specifically, although TeleVideo indirectly owns the headquarters property, the mortgage on the property exceeds the current fair market value of the property. Therefore, even though the mortgage is a non-recourse liability, the value of the headquarters property is not available to pay liabilities or distribute to shareholders. In addition, TeleVideo currently owes approximately $4.0 million in debt, an amount that would only increase over time since TeleVideo has operated the thin client business on a negative cash-flow basis and would need to make additional draw-downs on the line of credit to sustain operations, assuming additional funds were even made available.

        In reaching its conclusion, the Board of Directors noted that TeleVideo has reported substantial operating losses in every year since 1992 and has suffered a continuing weakness in sales with no apparent prospects for the substantial increase in sales that would be necessary to achieve positive cash flow from operations. The Board also reviewed the quality of TeleVideo's business, noting that TeleVideo has a very small share of the market for thin client products, where it is currently selling commodity products without a profitable operating strategy or significant proprietary intellectual property, factors which diminish the value of the thin client business to TeleVideo.

TeleVideo's Business Plans Following the Asset Sale

        We currently intend to continue to operate TeleVideo's remaining business following the consummation of the asset sale. TeleVideo's remaining business will consist primarily of the sale of computer terminals, some preparation of thin clients for sale as requested by Neoware for at least 90 days following the closing of the asset sale, and oversight of TeleVideo's remaining investments. At the present time, TeleVideo has no projections for the financial results for any of these activities. To date, Neoware and TeleVideo have not exchanged specific meaningful projections for the amount of activity that TeleVideo can expect with regard to the preparation of thin clients for sale by Neoware, and the parties have not agreed on the pricing for any such services. It should be noted that Neoware has no minimum amount of services it must request from TeleVideo, nor does Neoware have to request services for any period of time. However, TeleVideo has agreed to be prepared to provide services for a period of 90 days following the closing of the asset sale. Because the extent of the actual products and services required by Neoware is not known at this time, TeleVideo is unable to prepare reasonably certain projections for its results of operations for the period following the closing of the asset sale. For information showing the pro forma effect of the asset sale, see "Certain Pro Forma Financial Information and Related Data."

ABSENCE OF DISSENTERS' RIGHTS

        No dissenters' or appraisal rights are available to the stockholders under the General Corporation Law of the State of Delaware, TeleVideo's certificate of incorporation or its bylaws in connection with the asset sale.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        No director, executive officer, or affiliate of TeleVideo or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in any action covered by the related resolutions adopted by the Board of Directors, which is not shared by all other stockholders except that Gemma Hwang, the wife of Mr. Hwang, President and CEO of TeleVideo, is a significant creditor of TeleVideo.

THE ASSET PURCHASE AGREEMENT

Purchase and Sale of Assets

        In exchange for $4,000,000 plus the Earn-Out Amount, if any, TeleVideo will sell and transfer to Neoware all rights, properties and assets held or used by TeleVideo in connection with the thin client business. The principal assets being sold to Neoware are: all rights to the TeleManager software, customer lists and data relating to the thin client business, product designs and related rights (such as product names), a post-sale license for the use of the TeleVideo name, as well as contracts, records and documents maintained and used by TeleVideo in connection with its thin client business. including personal property, contract rights, intellectual property, governmental licenses, permits, and all books, records and other documents maintained by TeleVideo and the goodwill of the business in connection with its operation of the thin client business.

Excluded Assets

        Not all assets used by TeleVideo in the thin client business will be transferred to Neoware. For example, the following assets constitute "excluded assets" under the asset purchase agreement and will not be sold to Neoware: all raw material, work-in-progress and finished inventory relating to the thin client business, all accounts receivable relating to conduct of the thin client business prior to the closing of the asset sale, the TeleVideo trade name (which will be subject to a fully paid license, more fully described in "Ancillary Agreements—License Agreement"), and any real estate and other property not directly related to the thin client business.

Payment of Purchase Price

        At the closing, TeleVideo will receive $3,600,000 in immediately available funds, which amount is subject to decrease in the event of certain tax adjustments. In addition, Neoware has agreed to pay additional consideration pursuant to the earn-out provisions discussed below. The remaining $400,000 will be deposited with the Escrow Agent to secure TeleVideo's indemnification obligations under the asset purchase agreement, portions of which sum are subject to release beginning six months following the closing of the asset sale.

Earn-Out

        Neoware will pay TeleVideo additional cash consideration (the "Earn-Out Amounts") if certain milestones relating to the sale of TeleVideo's and Neoware's products to certain former customers of

TeleVideo and from sales of TeleVideo's products are achieved. The Earn-Out Amounts and corresponding milestones are as described below:

  •
  $1,500,000 if revenues to Neoware from the sale of TeleVideo's and Neoware's products to certain former customers of TeleVideo and from sales of TeleVideo's products identified by the parties ("Earn-Out Revenues") exceed $12,000,000 in the 12 months following the date of the asset purchase agreement (the "Earn-Out Period");

  •
  $500,000 if Earn-Out Revenues exceed $13,000,000 during the Earn-Out Period; and

  •
  an amount equal to 0.20 multiplied by the excess, if any, of the Earn-Out Revenues over $14,000,000 during the Earn-Out Period.

Amendment to the Asset Purchase Agreement

        Following negotiations between Neoware and TeleVideo that resulted from market developments in March and April of 2005, the parties agreed to make certain amendments to the asset purchase agreement. The amendments were as follows:

  •
  The purchase price was reduced to $4,000,000 from $5,000,000;

  •
  The amount of the escrow holdback was reduced to $400,000 from $500,000 and the time frame for the initial release of the part of the escrow amount was reduced to 6 months from 12 months;

  •
  The potential additional consideration available to TeleVideo under the earn-out was increased so that if Neoware's revenue from sales of TeleVideo products or to TeleVideo customers in the 12 months following the date of the asset purchase agreement exceeds $12,000,000, TeleVideo is entitled to receive $1,500,000 rather than $500,000; and

  •
  The termination or "drop dead" date was extended to July 31, 2005 from April 30, 2005 (i.e., either party can terminate the asset purchase agreement with no liability at any time after July 31, 2005).

        Except as described above, there were no other material changes to the asset purchase agreement.

Representations, Warranties, and Covenants

        The asset purchase agreement contains substantial representations and warranties of TeleVideo regarding its thin client business and the assets being transferred to Neoware. These representations are effective as of the date of signing of the asset purchase agreement and as of the date of the closing of the asset sale. The primary representations and warranties made by TeleVideo are as follows:

        Organization.    TeleVideo is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its respective business as it is being conducted. TeleVideo has the necessary power to own the assets and to carry on the thin client business as it is being conducted.

        Authority.    TeleVideo has all requisite power and authority to enter into and perform under the asset purchase agreement and the ancillary agreements, and the execution and delivery of the asset purchase agreement and the ancillary agreements has been duly authorized by all necessary corporate action.

        No Consents.    No consents, approvals, orders, waivers or authorization of any third party or governmental entity is required in connection with the asset sale except any consents, approvals or orders (a) required under applicable securities laws; (b) expressly listed on the parties' disclosure schedules; and (c) any others that would not have a material adverse effect on Neoware's ability to operate the thin client business.

        No Conflicts.    The execution and performance of the asset purchase agreement will not cause TeleVideo to be in breach of its certificate of incorporation, bylaws or any contract binding upon it and will not conflict with or violate any applicable law, rule or regulation.

        Financial Statements and SEC Reports.    The financial statements provided by TeleVideo to Neoware were prepared in accordance with GAAP and present fairly in all material respects the financial position, assets and liabilities of TeleVideo. Certain annual and quarterly reports of TeleVideo filed with the SEC do not contain any untrue statement of a material fact or omit to state a material fact, and such SEC filings comply in all material respects with the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002.

        Litigation.    There are no claims, disputes, actions or proceedings pending against or involving TeleVideo or the assets before any court or other agency or arbitration panel and none have been threatened.

        Absence of Changes.    TeleVideo has conducted its business in the ordinary course since October 31, 2003.

        Intellectual Property.    TeleVideo owns all of the intellectual property to be transferred to Neoware, free and clear of any liens or encumbrances, and that the operation of the thin client business does not infringe on any intellectual property owned by any third parties.

        TeleVideo has also made various customary representations and warranties in the asset purchase agreement as well as representations and warranties with respect to following matters:

  •
  authorization of the asset sale and effect of the transaction agreements;

  •
  absence of restrictions against the sale of assets;

  •
  the timely payment of all taxes;

  •
  employee benefit plans and related matters;

  •
  governmental approvals;

  •
  absence of material misstatements or omissions in asset purchase agreement;

  •
  absence of the liquidation or winding-up of TeleVideo and fairness of purchase price for the thin client business;

  •
  no undisclosed material liabilities; and

  •
  that the information presented in this Information Statement is true and correct in all material respects.

        The representations and warranties made by Neoware cover the following topics as they relate to Neoware:

  •
  organization and good standing;

  •
  authorization, execution and delivery of the asset purchase agreement and related agreements by Neoware;

  •
  the absence of conflicts between the asset purchase agreement and Neoware's certificate of incorporation or bylaws;

  •
  compliance with law; and

  •
  no restrictions on purchase of assets.

Operation of the Thin Client Business Pending Closing

        During the period between the signing of the asset purchase agreement and the closing of the asset sale as contemplated by the asset purchase agreement, TeleVideo is restricted from taking a significant number of actions that could impact the thin client business or any of the assets to be transferred to Neoware. Without the prior written consent of Neoware, TeleVideo has agreed that until the closing (unless required under the Reseller Agreement) it shall do the following with respect to the thin client business:

  •
  continue to operate the thin client business consistent with past practice and not take action with respect to the thin client business outside of the ordinary course of business;

  •
  continue to operate the thin client business consistent with past practice and not (i) sell, dispose of, grant a license with respect to any of the assets constituting the thin client business, (ii) enter into, amend or terminate any other agreement affecting or relating to the thin client business, (iii) make any capital expenditure related to thin client business, (iv) award any bonuses or salary increases (except for normal recurring bonus or salary increases to staff and any executive officers), or (v) act in any manner which would adversely affect its existing business relationships associated with the thin client business;

  •
  maintain the assets constituting the thin client business in good operating condition and repair and otherwise preserve, protect and promote the thin client business;

  •
  perform all obligations under the contracts to be assumed by Neoware;

  •
  use its best efforts to retain the key employees of the thin client business;

  •
  maintain a good relationship with suppliers, customers and others having business relationships with the thin client business;

  •
  pay accounts payable and other obligations when they become due in the ordinary course of business and consistent with past practices;

  •
  not terminate or modify any of the contracts to be assumed by Neoware;

  •
  maintain adequate property damage, liability and other insurance;

  •
  not enter into or assume any contract, agreement or other obligation relating to the thin client business in an amount in excess of $10,000, or any sales orders with customers of the thin client business in excess of $50,000;

  •
  not grant any increase in the compensation (including incentive or bonus compensation) of any employee of the thin client business (except for bonuses to key employees if necessary to retain them as employees);

  •
  not take any action or omit to take any action which would result in a breach of any of its representations and warranties under the asset purchase agreement;

  •
  maintain the inventory in such volume and quality as is consistent with the past practices;

  •
  not to cancel, compromise or otherwise release any claim of TeleVideo or waive any right of material value; and

  •
  certain other restrictions with respect to the conduct of the thin client business.

Additional Covenants

Covenants of TeleVideo

        Until the closing of the asset sale, TeleVideo has agreed to take certain actions to help ensure that all of the conditions to closing the asset sale are satisfied and that TeleVideo uses its best efforts to preserve the value of the assets to be purchased by Neoware. These actions include:

  •
  complying promptly with legal requirements imposed upon it with respect to the agreement, and otherwise cooperating with Neoware in connection with any such requirements imposed upon Neoware in connection with the asset sale;

  •
  using its best efforts to obtain any consent, authorization or approval required in connection with the asset purchase agreement;

  •
  using its best efforts to satisfy all the conditions precedent to closing the asset sale;

  •
  maintaining the present quality of the operations and the value of the thin client business and preserving TeleVideo's existing relationships with employees (including the use of its best efforts to maintain the employment of those key employees), suppliers and customers of the thin client business.

  •
  promptly notifying Neoware in writing of:

  •
  any representation or warranty contained in the asset purchase agreement on the part of TeleVideo becoming untrue or inaccurate or any breach of any term or provision of asset purchase agreement on the part of TeleVideo; or

  •
  any pending or threatened litigation or governmental action challenging the asset purchase agreement or any of the transactions contemplated hereby; and

  •
  entering into legally binding and enforceable non-disclosure agreements, in a form satisfactory to Neoware, with each of TeleVideo's key employees.

Covenants of Neoware

        Prior to the closing, Neoware has agreed to undertake certain actions to help ensure that the conditions to the closing of the asset sale are all satisfied. These actions include:

  •
  complying with all applicable legal requirements imposed upon it with respect to the agreement, and otherwise cooperate with TeleVideo in connection with any such requirements imposed upon TeleVideo in connection with the asset sale; and

  •
  using its best efforts to satisfy the conditions precedent to closing the asset sale agreement.

Access and Information

        Prior to the closing of the asset sale, TeleVideo must allow Neoware reasonable access to information regarding the thin client business to prepare for the post-sale integration of the TeleVideo thin client business. In addition, during the period prior to closing, TeleVideo must allow Neoware to inspect and perform tests on the assets to be sold. These inspections or tests must not materially interfere with the normal business activities of TeleVideo.

No Solicitation of Alternative Transactions

        Until the asset sale has been completed or the asset purchase agreement has been terminated, TeleVideo has agreed not to allow any of its officers, directors, employees, or other agents to, directly or indirectly, take any of the following actions:

  •
  solicit, initiate, or encourage an "acquisition proposal;"

  •
  engage in negotiations with, or disclose any nonpublic information relating to TeleVideo to, any person that would encourage or facilitate the making of an acquisition proposal; or

  •
  enter into any letter of intent, memorandum of understanding or definitive agreement with respect to an acquisition proposal.

        Notwithstanding the foregoing, TeleVideo and its board of directors shall not be prevented from engaging in discussion with any person in connection with an unsolicited, bona fide written acquisition proposal that is superior to the proposal offered by Neoware (a "superior proposal") and such action is required for the Board of Directors of TeleVideo to comply with its fiduciary duties under applicable law.

        An "acquisition proposal" means any offer or proposal for, or any indication of interest in a merger, consolidation or other business combination or a sale of all or substantially all of the assets of TeleVideo.

        A "superior proposal" means any bona fide acquisition proposal submitted to TeleVideo which did not result from a breach of the non-solicitation provisions of the asset purchase agreement and which the Board of Directors of TeleVideo concludes in good faith after (A) taking into account all relevant factors, facts and circumstances, including, without limitation, (i) the respective terms, conditions and structure of the transaction contemplated by asset purchase agreement and the transaction contemplated by such acquisition proposal, including, without limitation, pricing terms, the type of consideration, financing conditions and contingencies, regulatory conditions and impediments, other conditions, termination rights, break-up or similar fees, expense reimbursement obligations and the timing of the closing of the transaction, (ii) the likelihood that each such transaction will be consummated and (iii) any changes to the terms of the asset purchase Agreement which have been proposed by Neoware, and (B) consulting with its advisors, is, given all relevant factors, more favorable to TeleVideo's stockholders than the terms of the transactions contemplated by the asset purchase agreement.

Conditions Precedent to the Closing of the Asset Sale

        Conditions Precedent to Obligations of both TeleVideo and Neoware.    The obligations of Neoware and TeleVideo to complete the asset sale are subject to the satisfaction or waiver of each of the following closing conditions:

  •
  There shall not be pending or threatened any action before any governmental entity challenging or otherwise seeking to prevent the consummation of the asset sale;

  •
  TeleVideo, Neoware and the Escrow Agent shall have entered into the Escrow Agreement;

  •
  TeleVideo and Neoware shall have entered into the various ancillary agreements to the asset purchase agreement such as the Transitional Supply and Trademark License Agreement, the License Agreement, and the Reseller Agreement; and

  •
  stockholder approval of the asset sale shall have been obtained and delivered to the secretary of TeleVideo and a period of at least 20 days shall have elapsed from the date the Information Statement was first mailed to TeleVideo's stockholders.

        Each of the conditions listed above is solely for the benefit of Neoware and TeleVideo and may be severally waived by Neoware or TeleVideo without notice, liability or obligation to any person.

        Conditions Precedent to Obligations of Neoware.    Neoware's obligations to complete the asset sale are subject to the satisfaction or waiver of each of the following conditions at or prior to the closing of the transactions contemplated by the asset purchase agreement:

  •
  The representations and warranties of TeleVideo shall be true and correct as of the date of the asset purchase agreement and shall be true and correct in all material respects (or in all respects in the case of any representation or warranty subject to a materiality qualification) on and as of the Closing Date with the same effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date) and TeleVideo shall have complied with all covenants and agreements and satisfied all conditions on TeleVideo's part in the asset purchase agreement or any Ancillary Agreement to be performed or satisfied on or prior to the Closing Date, and TeleVideo shall have provided Neoware with a certificate with respect to the foregoing signed by an authorized officer of TeleVideo;

  •
  Neoware shall have received from counsel for TeleVideo, a written opinion dated the Closing Date and addressed to Neoware, in substantially the form attached to the asset purchase agreement as Exhibit H thereto;

  •
  Neoware shall have received from the President of TeleVideo a certificate dated the closing date as to certain matters and that TeleVideo's Board of Directors and the stockholders of TeleVideo have approved the asset purchase agreement and the asset sale;

  •
  Neoware will have received such bills of sale, assignments, certificates of title and other instruments of transfer executed by TeleVideo necessary to convey title in the assets to Neoware;

  •
  TeleVideo shall have entered into and delivered to Neoware the non-competition and confidentiality agreement;

  •
  Neoware shall have concluded its due diligence investigation of the results of operations, properties, assets, prospects and operations of the thin client business and shall be satisfied, in its sole discretion, with the results thereof;

  •
  All consents and assignments from third parties relating to the contracts to be assumed by Neoware shall have been obtained;

  •
  No act, event or condition shall have occurred after the date of the asset purchase agreement which Neoware determines has had or could have a Material Adverse Effect on the thin client business;

  •
  The Board of Directors TeleVideo shall have authorized and approved this asset purchase agreement and the transactions contemplated hereby and the Stockholder approval shall have been obtained;

  •
  The Information Statement shall have been filed with the SEC and cleared by the SEC for mailing to TeleVideo's stockholders;

  •
  The promissory note and the security agreement between Gemma Hwang and TeleVideo shall have been amended to release Gemma Hwang's security interest in all of the assets, and amendments to all UCC Financing Statements related thereto shall have been filed by TeleVideo releasing the Assets from the collateral under such filing;

  •
  TeleVideo shall have acquired any relevant intellectual property owned by Gempack and will deliver such intellectual property to Neoware as part of the Assets transferred hereunder, free and clear of all liens and encumbrances. In addition, TeleVideo shall have provided copies of all Gempack contracts to Neoware, together with a representation that the terms thereof shall not limit Neoware's ability to design, source or distribute its products in any manner; and

  •
  certain other matters.

        Each of the conditions listed above is solely for the benefit of Neoware and may be waived by Neoware without notice, liability or obligation to any person.

        Conditions Precedent to Obligations of TeleVideo.    TeleVideo's obligations to complete the asset sale are subject to the satisfaction or waiver of the following conditions at or prior to the closing of the transactions contemplated by the asset purchase agreement:

  •
  the representations and warranties of Neoware in the agreement shall be true and correct as of the date of the asset purchase agreement and be true and correct in all material respects (or in all respects in the case of any representations or warranty subject to a materiality qualification) on and as of the closing and Neoware shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the closing, and Neoware shall have provided TeleVideo with a certificate with respect to the foregoing signed by an authorized officer of Neoware.

        Each of the conditions listed above is solely for the benefit of TeleVideo and may be waived by TeleVideo without notice, liability or obligation to any person.

Post-Closing Obligations

        Following the closing, TeleVideo and Neoware have agreed to undertake the following:

  •
  TeleVideo will provide all services required to correct, repair or replace Products or parts thereof covered by a warranty.

  •
  Pursuant to the terms and conditions of the Transitional Supply Agreement, Neoware will purchase TeleVideo's existing inventory of its Products (as defined in the asset purchase agreement) at such time that Neoware makes sales of such Products.

  •
  TeleVideo will provide Neoware with transitional support as described in the asset purchase agreement.

Termination, Amendments and Waivers

        At any time prior to the closing, the asset purchase agreement may be terminated, whether before or after approval by stockholders of TeleVideo, as follows:

  •
  by mutual written consent each of Neoware and TeleVideo;

  •
  by either party if the closing shall not have occurred on or before July 31, 2005;

  •
  by either party if a governmental entity shall have issued a final and non-appealable order preventing the consummation of the asset sale;

  •
  by either party if TeleVideo's stockholders have failed to approve the asset sale, provided however, that TeleVideo shall not be entitled to rely on this provision of such failure has been caused by an act or failure to act of TeleVideo;

  •
  by Neoware upon a breach of any representation, warranty or covenant by TeleVideo that would result in a failure of condition precedent to the closing of the asset sale to be satisfied, provided, however, that Neoware will be unable to rely on this provision if it is in material breach of the asset purchase agreement; or

  •
  by TeleVideo upon a breach of any representation, warranty or covenant by Neoware that would result in a failure of a condition precedent to the closing of the asset sale to be satisfied, provided, however, that TeleVideo will be unable to rely on this provision if it is in material breach of the asset purchase agreement.

Termination Fee

        If the asset purchase agreement is terminated because TeleVideo enters into an acquisition transaction other than with Neoware, or if the TeleVideo stockholders fail to approve the transaction, or TeleVideo breaches the non-solicitation provisions of the asset purchase agreement, TeleVideo must pay Neoware a termination fee of $300,000 in cash within 10 days following such a termination.

Indemnification and Escrow

Indemnification

        TeleVideo is obligated to indemnify Neoware in the following circumstances:

  •
  any damages resulting from or in connection with any inaccuracy or breach of any representations or warranty made by TeleVideo in the asset purchase agreement or in any writing delivered pursuant to the asset purchase agreement or at the closing;

  •
  the failure of TeleVideo to perform or observe fully any covenant, agreement or provision to be performed or observed by TeleVideo pursuant to the asset sale agreement;

  •
  Neoware's waiver of any applicable bulk sales laws; or

  •
  any claim arising out of any oral or written agreement between TeleVideo and DT Research, Inc. or its affiliates.

        TeleVideo will not be liable for any indemnification claims made by Neoware unless the aggregate amount of damages incurred by Neoware is in excess of $50,000, in which case TeleVideo is liable for the entire amount of the damages (i.e., from the first dollar).

Escrow Agreement

        TeleVideo, Neoware, and Wachovia Bank N.A., as a third-party escrow agent (the "Escrow Agent") will enter into an Escrow Agreement dated on or before the closing, the form of which is attached to the Information Statement as Annex B.

        At the closing, $400,000 of the purchase price (the "Escrow Fund") will be placed in escrow and held by the Escrow Agent as security for any breach of representations and warranties by TeleVideo under the asset purchase agreement. The Escrow Fund will be released to TeleVideo according to the following schedule:

        On the fifteenth day after the six-month anniversary of the asset sale, the Escrow Agent will distribute $100,000 of the Escrow Fund; on the fifteenth day after the one year anniversary of the asset sale, the Escrow Agent will distribute an additional $100,000 of the Escrow Fund; on the fifteenth day after the second anniversary of the asset sale the Escrow Agent will distribute an additional $100,000; and on the fifteenth day after the third anniversary of the asset sale the Escrow Agent will distribute any remaining amounts of the Escrow Fund, in each case unless otherwise instructed by Neoware. Neoware may initiate claims for indemnification against the Escrow Fund within the 36-month period commencing at the effective time of the asset sale.

Rebate and Marketing Programs

Marketing Programs

        Neoware will assume no liability for any amounts that TeleVideo may be obligated to pay under current market development funds, marketing or other rebate programs. In addition, Neoware will assume no liability for any of TeleVideo's special price quote programs in the worldwide distribution channel and in transit to distributors worldwide on the closing date.

Marketing Rights

        TeleVideo has agreed to provide a prominent link with certain content approved by Neoware on the TeleVideo website for a two-year period following the closing.

Ancillary Agreements

Stockholders' Agreement

        It is a condition precedent to the obligations of Neoware to consummate the asset sale that Dr. K. Philip Hwang and Gemma Hwang (the "Stockholders") have entered into the Stockholders' Agreement with Neoware. Pursuant to this agreement, the Stockholders will vote enough of the shares of TeleVideo common stock beneficially owned by them to constitute a majority of the outstanding shares of TeleVideo on every action or approval by written resolution or consent of TeleVideo stockholders, in favor of approval of the asset purchase agreement and the transactions contemplated thereby. In addition, the Stockholders will have agreed, among other things, not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any shares of TeleVideo capital stock, or to make any offer or enter into any agreement relating thereto, that could have the effect of preventing TeleVideo from consummating the asset sale at any time prior to the earlier of the closing and the termination of the asset purchase agreement.

Noncompetition and Confidentiality Agreement

        It is a condition precedent to the closing of the asset sale that TeleVideo and Neoware enter into a Noncompetition and Confidentiality Agreement (the "Noncompete Agreement"). Under the terms of the Noncompete Agreement, TeleVideo has agreed (and will cause its majority owned subsidiaries and people it controls) not to engage in the business of providing "thin client services" anywhere in the United States, or where Neoware currently conducts business or develops or manufactures products for a period of three years from the closing of the asset sale. For purposes of the Noncompete Agreement, the term "thin client services" generally means designing, developing, manufacturing, licensing, distributing and selling, directly or indirectly, any thin client software or devices using embedded operating systems, web browsers, the X Window, Tarantella, RDP or ICA protocols or remotely displaying graphical applications from Unix, Linux or Windows computers or from the Internet.

        The Noncompete Agreement also prohibits TeleVideo (and any of its majority-owned subsidiaries or people it controls) from soliciting or diverting any of TeleVideo's former clients to any business engaged in providing thin client services and from soliciting or hiring away any of Neoware's employees to any business engaged in providing thin client services.

Escrow Agreement

        The asset purchase agreement provides for the execution and delivery by Neoware, TeleVideo, and Wachovia Bank N.A., as Escrow Agent, of the Escrow Agreement (the form of which is attached to this Information Statement as Annex B). The Escrow Agreement will govern the Escrow Fund described above in "The Asset Purchase Agreement—Indemnification and Escrow."

        The Escrow Agreement sets forth the duties of the Escrow Agent, which include the following:

  •
  Safeguard and treat the Escrow Fund as a separate trust fund in accordance with the provisions of the Escrow Agreement and the asset purchase agreement, and not as the property of Neoware; and

  •
  Hold and dispose of the Escrow Fund only in accordance with the provisions in the Escrow Agreement.

        The Escrow Agreement also provides, among other things, that (i) Neoware will pay all of the Escrow Agent's fees and (ii) the Escrow Agent is not liable for any act done or omitted under the Escrow Agreement except for gross negligence or willful misconduct.

Reseller Agreement

        Under the Reseller Agreement, TeleVideo has appointed Neoware as its exclusive reseller and sales agent for the Windows and Linux-based thin client devices designed, developed and sold by TeleVideo in connection with the thin client business (the "Products"). The Reseller Agreement governs the terms under which Neoware will purchase the Products from TeleVideo and became effective upon the execution of the asset purchase agreement.

Transitional Supply and Trademark License Agreement

        Under the Transitional Supply and Trademark License Agreement by and between TeleVideo and Neoware (the "Supply and License Agreement"), TeleVideo will agree to sell certain quantities of its existing inventory to Neoware during the three-month period following the closing.

        In addition, the Supply and License Agreement contains a trademark license whereby TeleVideo agrees to grant Neoware a worldwide license to use the trademarks of TeleVideo that were used in connection with the thin client business. This license is for exclusive use in connection with the thin client business, and no rights to use any trademarks outside of the thin client business are being granted. The term of the license is five years, and TeleVideo retains the right to use such trademarks for any purpose outside of the thin client business.

License Agreement

        Under the License Agreement between TeleVideo and Neoware, in order to allow TeleVideo to fulfill its support and warranty obligations, Neoware has granted to TeleVideo a worldwide, fully paid-up, non-exclusive license to use, reproduce, modify and prepare derivative works of certain software programs in source code and direct code form that will have been transferred to Neoware under the asset purchase agreement.

GOVERNMENTAL AND REGULATORY MATTERS

        Except with respect to the expiration of the 20-calendar day period from the dissemination of this Information Statement to TeleVideo's stockholders until the asset sale may be consummated, the parties are not aware of any governmental or regulatory approvals required in connection with the consummation of the asset sale.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences to TeleVideo upon the asset sale. The discussion does not cover all aspects of U.S. federal income taxation and does not address state, local, foreign or other tax laws. The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

        The asset sale does not generate any U.S. federal income tax consequences to the stockholders of TeleVideo. TeleVideo, on the other hand, will recognize gain or loss on the sale of its assets to Neoware. TeleVideo's gain or loss with respect to each asset sold will equal the difference between the portion of the purchase price allocable to that asset and TeleVideo's basis in that asset. The amount of purchase price generally allocated to each asset will be determined based on the fair market value of that particular asset.

STOCKHOLDER CONSENT TO THE ASSET SALE

        Under Section 228 of the Delaware Law, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a written consent to that action is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares were present and vote. Under Delaware Law, the approval by the holders of a majority of the outstanding shares of TeleVideo common stock is required to adopt the asset purchase agreement and approve the transactions contemplated thereby.

        On June 14, 2005, stockholders of TeleVideo holding in excess of a majority of the outstanding shares of TeleVideo common stock, constituting the sole class of voting securities of TeleVideo, executed and delivered to the secretary of TeleVideo their consent adopting the asset purchase agreement and approving the transactions contemplated thereby. Pursuant to Section 228 of the Delaware Law, TeleVideo is hereby delivering notice of the stockholders' consent to all holders of TeleVideo common stock as of June 14, 2005 who did not participate in the action by written consent. The stockholder consent is sufficient under Delaware law to approve the asset purchase agreement without the requirement of any other stockholder vote. Therefore, no further action of the stockholders is necessary to approve the asset sale.

FINANCING OF THE ASSET SALE

        The asset sale is not conditioned on any financing arrangements by Neoware and the consideration to be received by TeleVideo at the closing will be immediately available funds.

SELECTED FINANCIAL INFORMATION

        The following selected financial data reflect the continuing operations of TeleVideo for the fiscal years ended October 31, 2000 through 2004 and for the three- and six-month periods ended April 30, 2005. The annual data below has been derived from TeleVideo's audited consolidated financial statements for the fiscal years presented and should be read in conjunction with such audited financial statements and "Management's Discussions and Analysis of Financial Conditions and Result of Operations" presented elsewhere herein.

	Year Ended October 31, (in thousands, except per share data)										Three Months Ended April 30, 2005	Six Months Ended April 30, 2005
	2004		2003		2002		2001		2000
					As Restated(6)		As Restated(6)
Consolidated Statements of Operations Data:
Net sales	$9,483		$8,635		$8,028		$6,816		$6,928		$1,437	$3,149
Loss from operations	(1,561)		(2,865)		(2,667)		(3,048)		(4,794)		(608)	(704)
Net income (loss)	(474	)(5)	(2,805	)(4)	(2,560	)(3)	(6,331	)(1)	4,752	(2)	(844)	(1,206)
Net income (loss) per share
Basic and diluted	(0.04)		(0.25)		(0.23)		(0.56)		0.42		(0.07)	(0.11)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$747		$596		$898		$870		$3,262		$343	$343
Working capital	(2,039)		(2,146)		(287)		1,345		5,501		(3,066)	(3,066)
Total assets	9,125		12,776		13,022		16,237		23,329		7,953	7,953
Loans and capital lease obligations	12,792		8,043		7,715		7,016		5,812		8,751	8,751
Stockholders' equity (deficit)	(5,025)		(4,372)		(1,768)		895		8,299		(6,231)	(6,231)

(1)
Includes loss from investments of $4,709.

(2)
Includes net gains from the sales of C-NET stock of $10,059.

(3)
Includes loss from investments of $1,101.

(4)
Includes loss from investments of $1,145.

(5)
Includes net gain from the sales of C-NET stock of $203, reserve for loan receivable-related party of $62, loss from investments of $164, gain on termination of sale-leaseback transaction of $4,929 and goodwill impairment of approximately $3,358.

(6)
We have restated our consolidated financial statements for the fiscal years ended October 31, 2001 and 2002 and for the quarters ended January 31, 2001 through July 31, 2003. All applicable financial information contained in this Information Statement gives effect to these restatements. Accordingly, the financial statements for those periods described above that have been included in our previous filings with the Securities and Exchange Commission ("SEC") in 2003 or earlier or included in previous announcements in 2003 or earlier should not be relied upon. Our Form 10-K for the fiscal year ended October 31, 2003, filed with the SEC on December 20, 2004, contains restated information for all of the above-mentioned periods. The restatement is discussed in the Form 10-K, Item 6, "Selected Financial Data," Item 7, "Management's

  Discussion and Analysis of Financial Condition and Results of Operations—Restatement of Financial Statements," Notes 2 and 15 of the notes to consolidated financial statements included in Item 8, and Item 9A, "Controls and Procedures." The information contained in this Information Statement should be read in conjunction with the relevant information contained in that Form 10-K.

  The net effect of the restatement adjustments is to decrease TeleVideo's net loss by $0.1 million, or $0.007 per share, in fiscal year 2002. TeleVideo's consolidated statement of cash flow has been restated to reflect the reclassification of changes in assets and liabilities during the period as discussed above.

  A summary of the significant effects of the restatement for the fiscal year 2002 is as follows (in thousands, except per share amounts):

	For the year ended October 31, 2002
	As Reported	Restated
Consolidated Statements of Operations Data
Net sales	$8,204	$8,028
Gross profit	1,136	1,029
Operating loss	(2,915)	(2,667)
Net loss	(2,634)	(2,560)
Net loss per common share	$(0.23)	$(0.23)

  Sales and Cost Of Sales

          TeleVideo discovered that certain shipments of evaluation and replacement units, where a right of return existed, were recognized as revenue (sales), rather than temporary transfers of inventory. Consequently, the amount of the net revenue and the timing of the revenue originally recorded required adjustment. These adjustments caused the pre-tax loss to increase by $176,000 in fiscal year 2002. The effect of the revenue adjustments on pre-tax loss was partially offset by the adjustments of cost of goods sold for these shipments. These adjustments caused the pre-tax loss to decrease by $61,000 in fiscal 2002.

  Expenses

          Reviewing the previously filed consolidated financial statements, TeleVideo identified several accrued liability items for which it concluded that the amount of the liability, the timing of the liability recognition, or the timing of the release of the liability could not presently be substantiated or was in error and should be adjusted. In summary, the effects of the adjustments are:

    TeleVideo identified that it had not been accounting for its lease expenses, starting on January 1999, on a straight-line basis in accordance with Financial Accounting Standards Board ("FASB") Technical Bulletin ("FTB") 85-3. As a result, the Company adjusted its lease expense and the related deferred lease liability. The deferred rent adjustment increased the net loss by $148,000 for fiscal year 2002.

    After introducing the new TeleClient line of products in 1998, in the sales agreements signed with some of its top vendors, TeleVideo committed to participate in cooperative advertising programs, if certain criteria regarding sales performance and the content of advertising programs were met. After reviewing the sales agreements with existing customers, TeleVideo concluded that the cooperative advertising accrual balance of $252,000 was no longer necessary at January 31, 2002 because all these contracts were either expired or renegotiated and the clause regarding cooperative advertising programs was excluded from the new contracts. Consequently, the entire balance of this account was written off in the first quarter of fiscal 2002, and the effect of this adjustment was to decrease the net loss for fiscal 2002 by $252,000.

CERTAIN PRO FORMA FINANCIAL INFORMATION AND RELATED DATA

        The pro forma financial information presented below is for illustrative purposes only and does not purport to project TeleVideo's results of operations for the current year or for any future period. The pro forma financial information is based upon, and should be read in connection with, the latest audited consolidated financial statements and the notes thereto included elsewhere in this information statement for the fiscal year ended October 31, 2004 and TeleVideo's interim results for the six months ended April 30, 2005.

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share amounts)

	ACTUAL April 30, 2005	PRO FORMA April 30, 2005	ACTUAL October 31, 2004	PRO FORMA October 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$343	3,943	$747	4,347
Accounts receivable, net	365	365	912	912
Loan to related party	200	200	200	200
Inventories, net	1,459	1,459	1,504	1,504
Prepaids and other current assets	130	130	79	79

Total current assets	2,497	6,097	3,442	7,042
Property, plant and equipment, net	4,873	4873	4,918	4,918
Mortgage escrow deposits	583	583	693	693
Investment in affiliate	—	—	72	72
Escrow from asset sale		400		400

Total assets	$7,953	11,953	$9,125	13,125

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$663	663	$852	852
Accrued liabilities	903	903	506	506
Related party note payable	3,867	3,867	4,017	4,017
Mortgage loan payable—current	130	130	106	106

Total current liabilities	5,563	5,563	5,481	5,481
Mortgage loan payable, less current portion	8,621	8,621	8,669	8,669
Deferred gain on sale of assets	—	400	—	400

Total liabilities	14,184	14,584	14,150	14,550

Commitments and contingencies (Note 2)
Stockholders' deficit:
Preferred stock, $0.01 par value
Authorized—3,000,000 shares
Outstanding—None as of April 30, 2005 and October 31, 2004	—	—	—	—
Common stock, $0.01 par value
Authorized—20,000,000 shares
Outstanding—11,309,772 shares at April 30, 2005 and October 31, 2004 (net of 120,000 treasury shares)	453	453	453	453
Additional paid-in capital	95,735	95,735	95,735	95,735
Accumulated deficit	(102,419)	(98,819)	(101,213)	(97,613)

Total stockholders' deficit	(6,231)	(2,631)	(5,025)	(1,425)

Total liabilities and stockholders' deficit	$7,953	11,953	$9,125	13,125

        The pro forma information presented above reflects balance sheet adjustments as a result of the asset sale. Unlike many transactions also described as asset sales, TeleVideo's pro forma balance sheet does not show a typical reduction in the value of assets presented on the actual balance sheet. The following section describes the circumstances leading to this result.

        The asset purchase agreement defines "Assets" that are being sold under the agreement as the following: personal property, contract rights, intellectual property, government licenses, permits and approvals, books and records, and goodwill relating to the thin-client business. Substantially all of the "assets" being sold to Neoware under the asset purchase agreement are not recorded as assets on the October 31, 2004 balance sheet of Televideo. TeleVideo has consulted with its independent public accountants and believes that this is a proper application of GAAP. In fact, the assets reflected on TeleVideo's October 31, 2004 consolidated financial information include substantially all the assets and liabilities that will remain part of TeleVideo after the sale of the thin-client business.

        The personal property related to the asset sale is defined to include "software, files, books, records, fixtures, equipment, supplies, computers, printers and other tangible property." One of the personal property assets that can be identified is the TeleManager software associated with "thin client products." The TeleManager software was never capitalized as an asset on TeleVideo's books. The software was expensed to Research and Development expense as efforts continued to develop the software, which is why no asset is recorded related to this software on the books of TeleVideo at October 31, 2004. In addition, TeleVideo has recorded total furniture and equipment and computer equipment with a net book value of $6,941 and $26,932, respectively, as of October 31, 2004. However, this equipment is not specifically identified as assets related to the thin client business. TeleVideo believes the net book value of these assets to be immaterial. Further, TeleVideo is not planning on transferring any of these fixed assets that are on the books as part of the asset sale because these assets will continue to be used in the ongoing continuing operations of Televideo's business after the asset sale is completed. Lastly, TeleVideo has an accounting policy of expensing supplies related to the thin client product line as they are purchased. Thus, no book value exists for supplies related to the thin client product line at October 31, 2004.

        The contract rights, customer lists, intellectual property, government licenses, permits, approvals, books and records and goodwill that are being sold as part of the asset sale are intangible assets that are not recorded as assets within TeleVideo's consolidated financial statements. The consolidated balance sheet as of October 31, 2004 indicates that TeleVideo has no intangible assets on its books.

        The asset purchase agreement identifies excluded assets that are part of the asset sale, and these assets are some of the major assets that can be found on TeleVideo's consolidated balance sheet as of October 31, 2004. For example, inventory, accounts receivable, and real estate and related assets comprise $7,959,000 of total consolidated assets of TeleVideo of $9,125,000 as of October 31, 2004. The remaining assets on TeleVideo's balance sheet as of October 31, 2004 are cash and cash equivalents, loan to related party, prepaid expenses, and investments in affiliates, none of which are being sold as part of the asset sale.

        The customer lists, intangible property (such as the TeleManager software) and the other "assets" being sold to Neoware under the asset purchase agreement have generated annual pro forma gross revenue of $7,761,000 for the fiscal year ended October 31, 2004 and $2,476,000 for the six months ended April 30, 2005. However, operating the thin client business and servicing its customers has produced pro forma net operating losses for TeleVideo of $1,318,000 for the year ended October 31, 2004 and $678,000 for the six months ended April 30, 2005, representing a substantial portion of TeleVideo's total net losses from operations. TeleVideo's thin-client operations have suffered from such losses over the past several years, and the TeleVideo Board believes that TeleVideo's prospects for improving the financial results of the thin client business are small when compared to its value to a buyer such as Neoware. As reflected in the pro forma financial information presented above, by divesting the thin-client business, TeleVideo expects to dramatically reduce its expenses and narrow its losses from operations. By retaining the terminal business, TeleVideo is attempting to preserve some measure of future business opportunity while divesting a business that to date it has not been able to operate profitably. So, as described in the pro forma information presented below, even though TeleVideo may no longer be able to recognize the thin-client related revenues, it will also no longer be responsible for the direct and indirect costs and expenses required to support those revenues and, as discussed above, no assets reflected on TeleVideo's balance sheet as at October 31, 2004 are being sold to Neoware. Since TeleVideo has not operated the thin-client business on a cash-flow positive basis, the result is a reduction in TeleVideo's losses.

        Following the consummation of the asset sale, TeleVideo will retain its terminal sales business, the ownership of the headquarters property, certain rights and obligations regarding the sale of thin client inventory and products to Neoware for at least 90 days, and other assets not related to the thin client business as described in the asset purchase agreement. TeleVideo has not prepared estimates of its revenue and expenses following the consummation of the asset sale. For additional information regarding TeleVideo's plans following the asset sale, see "Reasons For the Asset Sale—TeleVideo's Business Plans Following the Asset Sale."

Additional Pro Forma Information

	CURRENT
	Annual			Six months
For the Fiscal Period Ending ($)	Actual 12 months 10/31/2004	Thin Client Adjustment	Pro Forma 12 months 10/31/2004	Actual 6 months 4/30/2005	Thin Client Adjustment	Pro Forma 6 months 4/30/2005
Book Value, per share	(0.44)	—	(0.13)	(0.55)	—	(0.23)
Cash dividends declared, per share	—	—	—	—	—	—
Income (loss) from continuing operations, per share	(0.43)	(0.12)	(0.31)	(0.06)	(0.06)	(0.004)
Total Revenues	9,483	7,761	1,722	3,149	2,476	673
Cost Of Revenues	7,498	6,164	1,334	2,363	1,921	442
Other Operating Expenses, Total	6,904	2,915	3,989	1,490	1,233	257
Net Interest Expenses	623	512	111	597	489	108
Other Non Operating Expenses, Total	—	—	—	—	—	—
Unusual items, total	—	—	—	—	—	—
Earnings From Continuing Operations	(4,919)	(1,318)	(3,601)	(704)	(678)	(26)

        The pro forma information presented above was calculated as follows:

  •
  Pro forma Book value, per share, was calculated by dividing pro forma Total stockholders' deficit by 11,309,772 shares of common stock outstanding.

  •
  Pro forma Income (loss) from continuing operations, per share, was calculated by dividing pro forma Earnings from Continuing Operations by 11,309,772 shares of common stock outstanding.

  •
  Pro forma Total Revenues was calculated by subtracting the previously reported thin client segment revenues from total revenues.

  •
  Pro forma Cost of Revenues was calculated by subtracting unreported thin client cost of revenues from total cost of revenues.

  •
  Pro Forma Other Operating Expenses, Total, Pro Forma Net Interest Expense and Pro Forma Earnings From Continuing Operations were calculated by taking unreported thin client estimated operating expenses, estimated interest expense and estimated earnings from continuing operations and subtracting those costs from total reported costs.

Related Data

        TeleVideo's sales are represented in principal by two main products, thin clients and terminals. Below is the break-out of sales of these products for each of three and six months ended April 30, 2005 and 2004 (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
Product
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Thin client	$1,197	$1,936	$2,476	$4,358
Terminals	230	288	656	756
Others	10	14	17	15

Total	$1,437	$2,238	$3,149	$5,129

        Sales by product line for each of the three years ended October 31, is as follows (in thousands):

Product	2004	2003	2002
Thin client	$7,761	$6,275	$5,565
Terminals	1,599	2,209	2,328
Others	123	151	135

Total	$9,483	$8,635	$8,028

MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULT OF OPERATIONS

General

        Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, allowance for doubtful accounts, inventories, asset impairments, income taxes, warranty obligations, and commitments and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates or our estimates may be affected by different assumptions or conditions.

        The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement. Except as otherwise noted, the discussion of financial results gives effect to the accounting adjustments described in "Restatement of Financial Statements" below.

Sale of Thin Client Business

        As discussed in detail in this Information Statement, in January 2005, TeleVideo entered into a definitive agreement with Neoware, one of its competitors, under which Neoware will acquire TeleVideo's thin client business including all thin client assets, certain contract obligations, a trademark license, product brands, customer lists, customer contracts and non-competition agreements for $4 million in cash plus a potential earn-out based upon performance (as amended). In addition, starting January 12, 2005, TeleVideo has retained Neoware as its exclusive distributor and sales agent and all TeleVideo thin client products are available directly from Neoware. The transaction is subject to regulatory approval, and the acquisition is expected to close in late July or early August of 2005. We are considering whether other business opportunities exist to invest the eventual proceeds from this transaction.

Overview

        We continue to focus our efforts toward providing high-performance Windows-based terminals to the business and consumer markets. In recent years, we have phased out the sale of multimedia products and monitors to focus on utilizing our expertise in server-based network computing to forge new ground in delivering thin client solutions.

        We face strong competition in the marketplace and continue to look for ways to improve operating efficiency. To lower production costs, we have continued to negotiate with suppliers and also shifted many production processes overseas to subcontractors.

Recent Events

  Critical Accounting Policies

Warranty

        We generally offer a one-year to three-year warranty on all products. A liability is recorded based on estimates of the costs that may be incurred under the warranty obligations and charge is made to cost of product revenues. While we engage in product quality programs and processes, including actively monitoring and evaluating the quality of component suppliers, the warranty obligation is affected by product failure rates, material usage, and service delivery costs incurred in correcting a product failure. Estimates of anticipated rates of warranty claims and costs per claim are primarily based on historical information and future forecasts. We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary. If actual warranty claims are significantly higher than forecast, or if the actual costs incurred to provide the warranty is greater than the forecast, the gross margins could be adversely affected.

Revenue Recognition

        In accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements," we recognize revenue when products are shipped and all four of the following criteria are met: (i) persuasive evidence of arrangements exists; (ii) delivery has occurred; (iii) our price to the buyer is fixed or determinable; and (iv) collectibility is reasonably assured. We perform periodic evaluations of customers' financial condition, maintain a reserve for potential credit losses, and adjust the reserve periodically to reflect both actual and potential credit losses. In addition, such allowances provide for returns resulting from stock balancing agreements and price protection programs. Product warranties are based on the ongoing assessment of actual warranty expenses incurred.

Allowance for Doubtful Accounts

        We make ongoing assumptions relating to the collectibility of accounts receivable in the calculation of the allowance for doubtful accounts. In determining the amount of the allowance, we make judgments about the creditworthiness of customers based on ongoing credit evaluations and assess current economic trends affecting our customers that might impact the level of credit losses in the future and result in different rates of bad debts than previously incurred. We also consider the historical level of credit losses. Our reserves historically have been adequate to cover actual credit losses.

Deferred Taxes

        We account for income taxes using the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A deferred tax valuation allowance is provided for deferred tax assets when it is determined that it is more likely than not that amounts will not be recovered.

Inventories

        Inventories are stated at the lower of cost or market. Cost is computed on a currently adjusted standard cost basis (which approximates average cost) for both finished goods and work-in-process and includes material, labor and manufacturing overhead costs. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration and other factors.

Results of Operations for the Three- and Six-Month Periods Ended April 30, 2004 and 2005

        The following table sets forth our results of operations expressed as a percentage of sales:

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	78.9	77.5	75.0	76.4
Gross profit	21.1	22.5	25.0	23.6
Operating expenses:
Sales and marketing	16.0	17.8	13.8	15.9
Research and development	5.8	6.4	6.0	5.8
General and administration	41.6	20.2	27.5	17.5
Total operating expenses	63.5	44.4	47.3	39.3
Loss from operations	(42.4)	(21.9)	(22.4)	(15.6)
Rental income	—	—	—	3.2
Gain on CNET stock sale	—	—	—	4.0
Gain on extinguishment of related party note payable	7.0	—	3.2	—
Impairment losses on investment in affiliates	—	—	(0.7)	—
Interest expenses, net	(24.4)	(6.1)	(19.0)	(4.8)
Other income, net	1.1	6.8	0.5	5.7
Net loss	(58.8)	(21.2)	(38.3)	(7.5)

Three Months Ended April 30, 2005 compared to Three Months Ended April 30, 2004

Net Sales

        Net sales for the second quarter of the fiscal year 2005 were approximately $1.4 million, compared to approximately $2.2 million for the same period in 2004, a decrease of approximately $0.8 million, or 36%. Net sales of thin client products decreased in the second quarter of the fiscal year 2005 to approximately $1.2 million, from approximately $1.9 million in the same period in 2004. The decrease is due principally to the lack of availability of thin client products, the decrease in the price paid to TeleVideo upon the sale of thin client products under TeleVideo's distributor agreement with Neoware as compared to direct sales by TeleVideo in the same period in fiscal 2004, and due to market conditions in the industry.

Cost of Sales

        Cost of sales was approximately $1.1 million for the second quarter of fiscal year 2005, compared to $1.7 million in the same period in 2004, a decrease of approximately $0.6 million or 35%. As a percent of net sales, cost of sales was approximately 79% for the second quarter of fiscal 2005, compared to 78% for the same period in 2004.

Gross Profit

        Gross profit was approximately $0.3 million for the second quarter of fiscal 2005, compared to approximately $0.5 million for the same period in 2004, a decrease of approximately $0.2 million, or 40%. The decrease is due principally to the decrease in thin client net sales. As a percent of net sales, gross profit was approximately 21% for the second quarter of fiscal 2005, compared to 23% for the same period in 2004.

Sales and Marketing

        Sales and marketing expenses were approximately $0.2 million for the second quarter of fiscal 2005, compared to approximately $0.4 million for the same period in 2004, a decrease of approximately $0.2 million, or 42%. The decrease is due in principal to the decrease of payroll and commission expense, after the reduction of sales personnel, and to the reduction of rental expenses due to the cancellation of our headquarters sale-leaseback transaction. As a percent of net sales, sales and marketing expenses decreased to approximately 16% for the second quarter of fiscal 2005, from approximately 18% for the same period in 2004. The decrease as a percent of total net sales is due principally to the decrease of payroll and commission expenses, partially offset by the decrease of total net sales.

Research and Development

        Research and development expenses were of approximately $0.1 million, or 6% of total net sales, for the second quarter of fiscal years 2005 and 2004.

General and Administrative

        General and administrative expenses were approximately $0.6 and $0.5 million for second quarters of fiscal years 2005 and 2004, respectively, an increase of approximately $0.1 million or 32%, due primarily to real estate taxes paid for our headquarters property, after the purchase of TVCA, LLC in August 2004.

Gain on extinguishment of related party note payable

        At the end of the fiscal year 2004, Xeline recorded a large stockholders deficit and the Company considered that it was a permanent impairment in the value of this investment. Consequently, the investment balance of approximately $0.2 million was written off as of October 31, 2004. In April 2005, this investment was exchanged for $0.1 million of note payable owed to Gemma Hwang. Consequently, we recorded a gain on extinguishment of related party note payable of $0.1 million in our financial statements.

Interest Expense, net

        Interest expense was approximately $0.4 million for the second quarter of fiscal year 2005, compared to approximately $15,000 during the same period in fiscal year 2004, an increase of approximately $0.3 million or 156%. The increase is due to the purchase of TVCA, LLC in August 2004, resulting in an increase of interest expense due to the mortgage loan payable.

Other Income

        Other income decreased from approximately $0.2 million for the second quarter of fiscal year 2004 to approximately $15,000 for the same period in 2005, a decrease of approximately $0.1 million or 90%. The decrease of other income is due principally to the termination of our sale-leaseback transaction in August 2004.

Net Loss

        In the second quarter of fiscal year 2005, net loss was approximately $0.8 million, compared to a net loss of approximately $0.5 million for the same period in 2004, an increase of approximately $0.4 million or 78%.

Six Months Ended April 30, 2005 compared to Six Months Ended April 30, 2004

Net Sales

        Net sales for the first six months of fiscal year 2005 were approximately $3.1 million, compared to approximately $5.1 million for the same period in 2004, a decrease of approximately $2.0 million, or 39%. Net sales of thin client products decreased in the first six months of fiscal year 2005 to approximately $2.5 million, from approximately $4.4 million in the same period in 2004. The decrease is due principally to the lack of availability of thin client products, the decrease in the price paid to TeleVideo upon the sale of thin client products under TeleVideo's distributor agreement with Neoware as compared to direct sales by TeleVideo in the same period in fiscal 2004, and due to market conditions in the industry.

Cost of Sales

        Cost of sales was approximately $2.4 million for the first six months of fiscal year 2005, compared to $3.9 million in the same period in 2004, a decrease of approximately $1.6 million or 40%. As a percent of net sales, cost of sales was approximately 75% for the first six months of fiscal 2004, compared to 76% for the same period in 2004.

Gross Profit

        Gross profit was approximately $0.8 million for the first six months of fiscal 2005, compared to approximately $1.2 million for the same period in 2004, a decrease of approximately $0.4 million, or 35%. The decrease is due principally to the decrease in thin client net sales. As a percent of net sales, gross profit was approximately 25% for the first six months of fiscal 2005, compared to 24% for the same period in 2004.

Sales and Marketing

        Sales and marketing expenses were approximately $0.4 million for the first six months of fiscal 2005, compared to approximately $0.8 million for the same period in 2004, a decrease of approximately $0.4 million, or 47%. The decrease is due principally to the reduction of sales personnel and the reduction in commission expense attributable to decreased sales activity. As a percent of net sales, sales and marketing expenses decreased to approximately 14% for the first six months of fiscal 2005, from approximately 16% for the same period in 2004. The decrease as a percent of total net sales is due principally to the decrease of payroll and related expenses.

Research and Development

        Research and development expenses decreased from approximately $0.3 million for the first six months of fiscal 2004 to approximately $0.2 million for the same period in 2005, a decrease of approximately $0.1 million, or 36%, primarily due to the decrease of testing and related expenses for the new motherboard for our thin client products.

General and Administrative

        General and administrative expenses were approximately $0.9 million for the first six months of fiscal years 2005 and 2004, a decrease of approximately $35,000 or 4%. The decrease is due to a decrease of accounting expenses due to the prior year restatement of our financial statements, partially offset by an increase of real estate tax expense, after the purchase of TVCA, LLC in August 2004.

Rental Income

        Rental income was of approximately $0.2 million for the first six months of fiscal 2004. No rental income was recorded in the first six months of fiscal 2005.

Gain on CNET Stock Sales

        In the first six months of fiscal 2004, TeleVideo recorded a gain of approximately $0.2 million from the sale of CNET stock. No sale of marketable securities was made during the first six months of fiscal year 2005.

Gain on extinguishment of related party note payable

        At the end of fiscal 2004, Xeline recorded a large stockholders deficit and the Company considered that it was a permanent impairment in the value of this investment. Consequently, the investment balance of approximately $0.2 million was written off as of October 31, 2004. In April 2005, this investment was exchanged for $0.1 million of note payable owed to Gemma Hwang. Consequently, we recorded a gain on extinguishment of related party note payable of $0.1 million in our financial statements.

Impairment losses on investment in affiliate

        During the first six months of fiscal 2005, the fair market value of Biomax decreased and, consequently, the value of this investment on our financial statements was reduced by approximately $22,000.

Interest Expense, net

        Interest expense was approximately $0.6 million for the first six months of fiscal 2005, compared to approximately $0.2 million during the first six months of fiscal 2004, an increase of approximately $0.3 million or 144%. The increase is due to the purchase of TVCA, LLC in August 2004, resulting in an increase of interest expense due to the mortgage loan payable.

Other Income

        Other income decreased from approximately $0.3 million for the first six months of fiscal 2004 to approximately $17,000 for the same period in 2005, a decrease of approximately $0.3 million or 94%. The decrease of other income is due principally to the termination of our sale-leaseback transaction in August 2004.

Net Loss

        In the first six months of fiscal 2005, net loss was approximately $1.2 million, compared to a net loss of approximately $0.4 million for the same period in 2004, an increase of approximately $0.8 million or 212%.

Results of Operations

For Fiscal 2004 Compared to Fiscal 2003

Net Sales

        Net sales for fiscal 2004 were approximately $9.5 million, compared to $8.6 million in fiscal 2003, an increase of $0.8 million, or 10%. Sales of terminals have decreased in fiscal 2004 to $1.6 million from $2.2 million in fiscal 2003, a decrease of $0.6 million or 27%. The sales of TeleClients were approximately $7.8 million in fiscal 2004, compared to approximately $6.3 million in fiscal 2003, an increase of $1.5 million or 24%.

Cost of Sales

        Cost of sales for fiscal year 2004 was approximately $7.5 million, compared to $7.6 million in fiscal 2003, a decrease of $0.1 million, or 1%. The decrease is due principally to scrapped inventory, mainly mobile electronics products, in the amount of approximately $0.4 million in fiscal year 2003, compared to approximately $10,000 in fiscal year 2004, and to the decrease of production costs, partially offset by the increase in net sales.

Sales and Marketing

        Sales and marketing expenses for fiscal year 2004 were approximately $1.3 million, compared to $1.6 million in fiscal 2003. As a percentage of net sales, sales and marketing expenses decreased to 14% for the fiscal 2004, from 19% for the fiscal year 2003. The decrease is due principally to the reduction of sales and marketing personnel during fiscal year 2004.

Research and Development

        Research and development expenses were approximately $0.6 million in fiscal 2004, compared to $0.7 million in fiscal 2003. As a percentage of net sales, research and development expenses were 6% in fiscal 2004, compared to 9% in fiscal 2003. The decrease is primarily due to the decrease of expenses for molding tools at our manufacturing location.

General and Administrative

        General and administrative expenses were approximately $1.7 million in fiscal 2004, compared to $1.6 million in fiscal 2003, an increase of $0.1 million or 5%. The increase is due primarily to expenses related to the termination of our sale-leaseback transaction in fourth quarter of fiscal 2004. As a percentage of net sales, general and administrative expenses were 17% and 18% in fiscal years 2004 and 2003, respectively.

Loss from Operations

        We recorded loss from operations of approximately $4.9 million in fiscal 2004, compared to approximately $2.9 million in fiscal year 2003, an increase of $2.1 million or 72%.

Other Income, net

        Other income, net of other expenses, was of approximately $4.4 million for the fiscal year 2004, compared to a net other income of approximately $0.1 million in fiscal 2003. The increase of other income is due principally to the gain from the termination of our sale-leaseback transaction, partially offset by an increase of interest expense.

Income Tax

        No income tax was recorded for 2004 or 2003. TeleVideo has approximately $98.4 million in federal net operating loss and credit carryovers and approximately $20.6 million in state net operating loss carryovers available to offset future federal and state corporate income tax liabilities. No net deferred tax assets have been recognized by TeleVideo for any future tax benefit to be provided from the loss and credit carry forwards since the realization of any such benefit is not assured.

Net Loss

        The net loss for fiscal 2004 was approximately $0.5 million, compared to a net loss of $2.8 million in fiscal 2003, a decrease of $2.3 million, or 83%. The decrease is principally due to the gain from the termination of our sale-leaseback transaction, an increase in total net sales and improved gross margin and due to the decrease of operating expenses, partially offset by an increase in interest expense.

Net Loss per Share

        Net loss per share in fiscal 2004 was $0.04, compared to a net loss per share in fiscal 2003 of $0.25, based on 11,310,000 weighted average shares outstanding.

Fiscal 2003 Compared to Fiscal 2002

Net Sales

        Net sales for fiscal year 2003 were approximately $8.6 million, compared to $8.0 million in fiscal 2002, an increase of $0.6 million, or 8%. Sales of terminals have decreased in fiscal 2003 to $2.2 million from $2.3 million in fiscal 2002, a decrease of $0.1 million or 4%. This decrease reflects TeleVideo's focus on the sales of its new TeleClient products rather than the old terminals. The sales of TeleClients were approximately $6.3 million in fiscal 2003, compared to approximately $5.6 million in fiscal 2002, an increase of $0.7 million or 13%.

Cost of Sales

        Cost of sales for fiscal year 2003 was approximately $7.6 million, compared to $7.0 million in fiscal 2002, an increase of $0.6 million, or 8%. The increase in cost of sales was due principally to the increase in net sales, as the gross profit remained at the same level of approximately $1.0 million for fiscal years 2003 and 2002.

Sales and Marketing

        Sales and marketing expenses for fiscal year 2003 were approximately $1.6 million, compared to $1.3 million in fiscal year 2002. As a percentage of net sales, sales and marketing expenses increased to 19% in fiscal 2003 from 17% in fiscal year ended in 2002. The increase is due principally to the effect of the cooperative advertising accrual written off in 2002 of approximately $0.3 million. Without this adjustment, sales and marketing expenses would have decreased as a percentage of net sales from 20% in fiscal 2002 to 19% in fiscal 2003.

Research and Development

        Research and development expenses were approximately $0.7 million in fiscal 2003, compared to $0.6 million in fiscal 2002. As a percentage of net sales, research and development expenses were 9% in fiscal 2003, compared to 7% in fiscal 2002. The increase in research and development expenses is primarily the result of the increase in payroll expenses recorded in fiscal 2003. In fiscal 2003, the number of personnel involved in research and development increased from 4 to 6 people, resulting in additional salary expenses of approximately $0.1 million.

General and Administrative

        General and administrative expenses were approximately $1.6 million in fiscal 2003, compared to $1.8 million in fiscal 2002, a decrease of $0.2 million or 10%. As a percentage of net sales, general and administrative expenses were 18% in fiscal 2003, compared to 22% in 2002. The decrease is due to the reduction in administrative headcount.

Loss from Operations

        TeleVideo's loss from operations was approximately $2.9 million in fiscal 2003, compared to $2.7 million fiscal 2002, an increase of $0.2 million or 7%.

Other Income, net

        Other income, net of other expenses was approximately $0.1 million in fiscal 2003, the same as in fiscal 2002.

Net Loss

        The net loss for fiscal 2003 was approximately $2.8 million, compared to a net loss of $2.6 million in fiscal 2002, an increase of $0.2 million, or 10%. The increase is due principally to the effect of the cooperative advertising accrual written off in 2002 of approximately $0.3 million. Without this adjustment, the net loss would be approximately $2.9 million in fiscal 2002, compared to approximately $2.8 million in fiscal 2003.

Net Loss per Share

        Net loss per share in fiscal 2003 was $0.25, compared to a net loss per share in fiscal 2002 of $0.23, based on 11,310,000 weighted average shares outstanding.

Liquidity and Capital Resources

        For the six-month period ended April 30, 2005, net cash used in operating activities of approximately $0.4 million was primarily attributable to a net loss and a decrease in accounts payable, partially offset by a decrease in accounts receivable and an increase in accrued liabilities. The decrease of accounts payable was primarily due to payments for inventory acquired at the end of fiscal year 2004, while the decrease of accounts receivable was due principally to a decrease in net sales. For the six-month period ended April 30, 2004, net cash used in operating activities of approximately $1.3 million was primarily attributable to a decrease in accounts payable and an increase in accounts receivable, partially offset by a decrease in inventories. The decrease in accounts payable was due principally to payments made during the period for inventory acquired at the end of fiscal 2003 related to the replacement of our old motherboard for thin clients, VIA, with a new motherboard, TRANSMETA, while the decrease in inventory and increase in accounts receivable were due to an increase in total net sales for the six-month period ended April 2004.

        For the six-month period ended April 30, 2004, net cash provided by investing activities of approximately $0.1 million was represented by proceeds from CNET stock sold in January 2004, partially offset by a loan granted to a related party.

        For the six-month period ended April 30, 2005, net cash used in financing activities of approximately $24,000 was represented by mortgage payments for the headquarters property loan, starting in August 2004. For the six-month period ended April 30, 2004, net cash provided by financing activities of approximately $0.7 million was represented by amounts borrowed from Gemma Hwang under the line of credit, partially offset by lease payments against the capital lease obligation.

        In March 2000, we received approximately 375,000 shares of CNET common stock when CNET acquired mySimon, an internet company. During fiscal 2000, we sold approximately 335,000 shares of CNET stock, the aggregate proceeds of which were $10,953,000. During fiscal 2001, we sold approximately 8,000 shares of CNET stock for approximately $0.3 million. In January 2004, we sold all remaining CNET shares of stock and the proceeds of approximately $0.3 million were used for regular business activities.

        In December 1998, we sold our 69,360 square foot headquarters building in San Jose, California, including land and improvements, to TVCA, LLC, a Delaware limited liability company ("TVCA") unaffiliated with us, for $11.0 million. Consideration consisted of $8.25 million in cash and a $2.75 million promissory note. The interest rate for this note was 7.25% per annum. Principal and accrued interest were payable in equal monthly installments of $21,735 on the first day of each month through December 1, 2013, with the remaining principal due at that time.

        We concurrently leased back this facility over a 15-year lease term expiring in December 2013. The land component had been recorded as an operating leaseback. The building component has been accounted for as a capital lease, whereby a leased building asset and capital lease obligation were recorded at the fair value of approximately $6.27 million. As a result of the sale for $11.0 million, a deferred gain of approximately $8.0 million was recorded. The deferred gain attributable to the land element, which approximates $3.5 million, was amortized over the 15-year lease life using the straight-line method. The deferred gain attributable to the building element, which approximates $4.5 million, was amortized over the leased building asset life, which was determined to be the 15-year lease term, on a straight-line method.

        In December 2000, we entered into a lease agreement to sublease a portion of our main facility to a company unaffiliated with us. The operating sublease provided that the sublessee pay taxes, maintenance, insurance and other occupancy expense applicable to the subleased premises. The lease agreement expired on January 10, 2004 and was not renewed.

        On August 9, 2004, TeleVideo purchased all the membership interests in TVCA from affiliates of its landlord. TVCA is the entity that owns the property at which TeleVideo's headquarters are located. As consideration for the membership interests in TVCA, TeleVideo paid an amount of $10.00. In addition to owning the property at 2345 Harris Way, TVCA is also obligated under a certain non-recourse promissory note with a principal balance of approximately $8.8 million for which the property serves as security. See Note 7 of notes to financial statements for more information about this transaction.

        During fiscal year 2004, TeleVideo had serious financial difficulties, due to the continuous loss from operations, the ending of the sublease agreement with its tenant and the decision of Gemma Hwang to stop financing TeleVideo. As a result, TeleVideo was unable to meet its obligation under the lease agreement for the headquarters property, and TeleVideo entered into an agreement to purchase TVCA, the legal entity which owns the headquarters property and is subject to the loan obligations collateralized by the property. After acquiring TVCA in August 2004, total monthly obligations were reduced from approximately $120,000 per the lease agreement to approximately $82,000 for loan and escrow payments. At the same time, TeleVideo continued to record losses from operations and its financial condition was deteriorating. After an analysis of the revenue forecast for fiscal year 2005, it was determined that the anticipated sales would not generate enough cash flow to continue operations through the end of the year. Consequently, if there is not a significant improvement in our operations' activities, a substantial increase in sales or a significant reduction of operational expenses, and we are unable to find additional sources of income or financing resources, including the rental of our available space at the headquarters property, we may be unable to sustain our operations through the end of fiscal 2005.

        In January 2005, TeleVideo entered into a definitive agreement with Neoware, Inc. ("Neoware"), one of its competitors, under which Neoware will acquire TeleVideo's thin client business, including all thin client assets, certain contract obligations, a trademark license, product brands, customer lists, customer contracts and non-competition agreements for $5 million in cash plus a potential earn-out based upon performance. In addition, as of January 12, 2005, TeleVideo retained Neoware as its exclusive distributor and sales agent and all TeleVideo thin client products are available directly from Neoware. The transaction is subject to regulatory approval and the acquisition is expected to close in early August 2005. The agreement was amended on June 14, 2005, reducing the purchase price to $4 million, increasing the potential earn-out, and extending the termination date of the agreement.

        In May 2001, we obtained a line of credit from Gemma Hwang ("Mrs. Hwang"), the spouse of the Company's CEO and majority stockholder, Dr. K. Philip Hwang, in the amount of $3.5 million. We can borrow money under this line of credit when needed in order to assure the continuity of operations. We granted Mrs. Hwang a security interest in the following described property as collateral for the line of credit:

  •
  15,278 shares of the common stock of Xeline (Keyin Telecom);

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  45,000 shares of the common stock of Biomax;

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  285,714 shares of the common stock of Synertech;

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  30% from the TeleVideo Ningbo China equity;

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  any and all intellectual property of TeleVideo, including but not limited to patents, hardware and software engineering documents;

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  any and all trademarks, trade names and intangible assets of TeleVideo.

        Under this line of credit, which bears interest at prime plus one percent per annum, payable monthly, we received $0.3 million in June 2001, $0.5 million in July 2001, $0.5 million in September 2001, $0.5 million in December 2001, $0.5 million in April 2002, $0.5 million in October 2002, $0.5 million in April 2003 and $0.2 million in June 2003. In November 2001, we paid back approximately $0.5 million from this loan by giving our interest in Alpha Technology and the proceeds from the Koram investment. Starting in May 2003, the interest for this note began to be accrued, rather then paid, as agreed between Mrs. Hwang and us.

        In November 2003, we increased the maximum amount of our line of credit with Mrs. Hwang from $3.5 million to $4.0 million, and borrowed an additional $0.8 million under this line of credit. As of April 30, 2005, the credit line with Mrs. Hwang was fully utilized, having a balance of approximately $4.3 million, including approximately $4.0 million principal and approximately $0.3 million accrued interest. In December 2003, Mrs. Hwang refused to extend additional funding to TeleVideo.

        During fiscal years 2003 and 2004, Xeline, Synertech and Ningbo China were written off from TeleVideo's books due to permanent impairments in their fair market value, and, consequently, the value of the assets granted as security interest for this note was reduced.

        At the end of year 2004, Xeline recorded a large stockholders deficit and the Company considered that it was a permanent impairment in the value of this investment. Consequently, the investment balance of approximately $0.2 million was written off as of October 31, 2004. In April 2005, due to the exchange transaction with Gemma Hwang, we recorded $100,000 gain on extinguishment of related party note payable in our financial statements.

        In June 2005 we received a letter from Mrs. Hwang, requesting immediate payment of approximately $4.3 million, representing total principal and accrued interest owed by us under this line of credit.

Summary of Liquidity

        We used net cash in operations of approximately $0.4 million and $1.3 million for the six-month periods ended April 30, 2005 and 2004, respectively. In the first quarter of 2004, we sold all CNET shares of stock, and the proceeds have been used for regular business activities. Also, in the first quarter of 2004, we increased the maximum amount of our line of credit with Gemma Hwang from $3.5 million to $4.0 million and borrowed an additional $0.8 million under this line of credit. The credit line with Gemma Hwang is fully utilized and Gemma Hwang has refused to extend additional funding to TeleVideo.

        Our loan for headquarters property has a balance of approximately $8.8 million as of April 30, 2005, and we are required to make monthly payments of approximately $68,000, including principal and interest, under the loan agreement. Beginning in February 2005, we were unable to make the required monthly payments.

        Due to our experience of recurring losses, we may be required to seek to raise additional financing through the issuance of debt or equity or through other means such as customer prepayments, asset sales or secured borrowings. If additional funds are raised through the issuance of equity, debt securities or secured borrowings, these securities could have rights, preferences and privileges senior or otherwise superior to that of the our common shares, and the terms of any debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to the our shareholders and such securities may have rights, preferences and privileges senior or otherwise superior to those held by existing shareholders. If we cannot raise funds on terms favorable to us, or raise funds at all, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. If we are unable to raise additional funds, we may be required to reduce the scope of our planned operations, which could harm our business, or we may need to cease operations.

        As of April 30, 2005, we had a working capital deficit of approximately $3.1 million, as compared to $2.0 million capital deficit recorded as of October 31, 2004, an increase of $1.0 million or 50%.

Recent Accounting Pronouncements

        In November 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 151 ("SFAS 151"), "Inventory Costs, an amendment of ARB No. 43, Chapter 4." The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. TeleVideo has evaluated the impact of the adoption of SFAS 151 and does not believe the impact will be significant to TeleVideo's overall results of operations or financial position.

        In December 2004, the FASB issued SFAS 123R, "Share-Based Payment." SFAS 123R will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123R replaces SFAS 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board Opinion 25 ("Opinion 25"), "Accounting for Stock Issued to Employees." SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS 123 permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed proforma net income using fair-value-based methods. Public entities are required to apply SFAS 123R as of the first annual reporting period that begins after June 15, 2005. TeleVideo has not yet determined which transition method will be adopted for the recognition of the stock-based compensatory expense, and TeleVideo believes that expensing of stock options will not have a material impact on its financial statements going forward due to its limited utilization of stock options.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        TeleVideo is subject to market risk for changes in interest rates, because its line of credit with Gemma Hwang has a variable interest rate, equal to the Wall Street Journal prime rate published at the beginning of each month plus one percent. TeleVideo may be able to renegotiate its agreement with Gemma Hwang, regarding the interest rate, as happened in fiscal 2002, but the success of any such negotiations cannot be assured. As of April 30, 2005, the balance of this note plus accrued interest was $4.3 million and the interest rate was 6.75%.

        The market risk for changes in the interest rate for TeleVideo's investments is not significant because these investments are limited to highly liquid instruments with maturities of three months or less. At April 30, 2005, TeleVideo had approximately $0.3 million classified as cash and cash equivalents.

        We have not entered into any off-balance sheet financing arrangements and we have not established any variable interest entities. We do not have any unconditional purchase obligations or non-cancelable commitments for capital expenditures. We have not guaranteed the debt or obligations of other entities or entered into options on non-financial assets.

PROPERTIES

        TeleVideo's headquarters, research and development and administrative operations are housed in a 69,630 square foot building located on 2.5 acres in San Jose, California. On December 28, 1998, TeleVideo sold the building and leased it back. On August 9, 2004, TeleVideo purchased all the membership interests in TVCA, LLC ("TVCA") from affiliates of its landlord. TVCA is the entity that owns the property at which TeleVideo's headquarters are located. As consideration for the membership interests in TVCA, TeleVideo paid an amount of $10.00. In addition to the property at 2345 Harris Way, TVCA is also obligated under a certain non-recourse promissory note with a balance of approximately $8.8 million for which the property serves as security. See Note 8 of notes to consolidated financial statements for more information regarding this transaction.

        TeleVideo leases domestic sales offices in Hoffman Estates, Illinois and Lake Forest, California. Both are month-to-month tenancy leases. Management believes that TeleVideo would be able to secure an extension to the leases if such extensions were deemed necessary in the future. Both leases are accounted for as operating leases.

LEGAL AND OTHER PROCEEDINGS

        TeleVideo is not involved in any material litigation or proceeding.

INFORMATION ABOUT TELEVIDEO

General

The Business of TeleVideo

Restatement of Financial Statements

        TeleVideo has restated its consolidated financial statements for the fiscal years ended October 31, 2001 and 2002 and for the quarters ended January 31, 2001 through July 31, 2003. All applicable financial information contained in this Information Statement gives effect to these restatements. Accordingly, the financial statements for those periods described above that have been included in TeleVideo's previous filings with the Securities and Exchange Commission ("SEC") in 2003 or earlier or included in previous announcements in 2003 or earlier should not be relied upon. TeleVideo's Form 10-K for the fiscal year ended October 31, 2003, filed with the SEC on December 20, 2004, contains restated information for all of the above-mentioned periods. The restatement is discussed in the Form 10-K, Item 6, "Selected Financial Data," Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations -Restatement of Financial Statements," Notes 2 and 15 of the notes to consolidated financial statements included in Item 8, and Item 9A, "Controls and Procedures." The information contained in this Information Statement should be read in conjunction with the relevant information contained in that Form 10-K.

        The net effect of the restatement adjustments applicable to periods reported in the October 31, 2003 Form 10-K is to decrease our net loss by approximately $0.1 million, or $0.007 per share, for the fiscal year ended October 31, 2002. Our consolidated statement of cash flow has been restated to reflect changes in assets and liabilities resulting from restatement adjustments during the period as discussed above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Restatement of Financial Statements" and Note 2 of the notes to consolidated financial statements included below for additional information regarding the restatement.

The Company

        Founded in 1975, TeleVideo has been a market leader providing innovative high performance terminal and network computer products to the business and consumer markets. TeleVideo markets its products worldwide primarily through distributors, value-added resellers ("VARs"), systems integrators, and original equipment manufacturers ("OEMs").

        TeleVideo first became a leader in the video display terminal industry by introducing a new generation of "smart" terminals based on the Intel microprocessor at a time when "dumb" terminals were the industry standard. TeleVideo holds a number of proprietary terminal emulations, including the TV910 and TV9425, which have been an industry standard for more than 15 years and are currently used in millions of terminals worldwide. TeleVideo has been using its experience in server-based network computing to forge new ground in delivering thin client solutions. Thin clients are a category of terminals that do not have local storage devices, and all the programs and data are saved on the server.

Products

TeleCLIENT Family

        TeleVideo TeleCLIENT thin clients product families are the ideal thin clients, designed and optimized for use with all business critical applications. TeleCLIENTs are also designed to lower the Total Cost of Ownership (TCO) in client/server based network environments by increasing security and reducing administration at every desktop. All TeleCLIENTs are loaded with either Microsoft's Remote

Desktop Protocol (RDP) that executes along Microsoft Windows 2000 and 2003 Server or the Citrix Independent Computing Architecture (ICA) protocol through Citrix MetaFrame products.

        With the deployment of TeleCLIENTs in the network, users have the ability to access and manage Windows-based applications for healthcare, manufacturing, education, financial, government, hospitality, and POS (point of sale) applications, all within the familiar Microsoft Windows user interface. Compared to traditional display terminals, TeleCLIENTs allow access to legacy servers and the Internet, thereby allowing the use of traditional mainframe applications together with the performance of web-based services.

        TeleCLIENTs can be loaded with any of the Microsoft Windows CE.net, Microsoft XPe, or Linux operating systems. Integrated with a 15- or 17-inch LCD, stand-alone, internal wireless, touchscreen, and smart card readers are just a few of the features, options, and form factors TeleCLIENT supports.

TeleManager Management Software

        TeleManager Management Software reduces the cost of deploying and managing TeleCLIENTs with an easy to use, integrated Microsoft Management Console-compatible solution that provides operating system deployment, configuration, and remote administration. TeleManager provides administrators a single point for deployment, management, migration, and support for TeleCLIENTs. Based on SNMP and TCP/IP networking protocols, TeleManager can prepare an entire department for operating system upgrades, remote configuration of network properties, and edit and create RDP and ICA sessions. TeleManager provides maximum flexibility by providing management tools to remotely configure TeleCLIENT TC7000, TC8000, and MC series of thin clients.

Video Display Terminals

        The 990 is a general-purpose terminal with ASCII, ANSI, and PC TERM operating modes. For maximum versatility and flexibility, the terminal is compatible with a wide variety of keyboard styles and allows users to interface to a bar code scanner, wand reader, credit card reader, electronic scale, or other specialized keyboards for point-of-sale or point-of-transaction processing.

        The TeleVideo 995-65 14-inch monochrome terminal allows the user Alpha Windowing capability at a non-windowing price for new or existing software applications. The windowing capability provides increased productivity for applications running on UNIX. The 995 also has a power management screen saver that protects the environment and promotes energy conservation.

Product Development

        TeleVideo serves markets that are characterized by rapid technological change and TeleVideo has continuous ongoing efforts to develop new products. TeleVideo recently introduced stand-alone versions of its thin client products with varying monitor sizes, ranging up to 17-inch flat-panel displays. In addition, TeleVideo is continuing the development of a wireless thin client product using the 802.11b protocol. During fiscal 2004, TeleVideo spent approximately $0.6 million on company-sponsored research and development. Company-sponsored research and development expenses for fiscal 2003 and 2002 were approximately $0.7 million and $0.6 million, respectively. TeleVideo did not engage in any customer-sponsored research and development program during such years.

        Due to the fast pace of technological advances, TeleVideo must be prepared to design, develop, and manufacture new and more powerful low-cost products in a relatively short time. TeleVideo believes it has had mixed success to date in accomplishing these goals simultaneously. Like other companies in the computer industry, we may continue to experience delays in completing new product design and tooling. There is no assurance that TeleVideo will be able to design and manufacture new products, including its TeleCLIENT family of products, that can respond to the rapid changes in the marketplace.

Sales, Marketing, and Customers

        North American sales are handled from TeleVideo's sales offices located in San Jose, California, Lake Forest, California and Hoffman Estates, Illinois. Products are sold through distributors, mass merchants, retail stores, VARs, systems integrators, and OEMs.

        Products sold in Europe, Asia Pacific, Africa, and Latin America are handled by TeleVideo's office in San Jose, California through distributors, OEMs, and international representatives.

        TeleVideo distributors do not have exclusive geographic territories. Either party can generally terminate distributor contracts without cause upon advanced written notice of 30 days or 60 days. TeleVideo's distributors typically handle a variety of computer-related products, including products competitive with those of TeleVideo.

        TeleVideo, through its headquarters' marketing and supporting staff, continues to work closely with its distributors, mass merchants, retail stores, VARs, systems integrators, and OEMs. TeleVideo's marketing staff provides customers with training, sales and promotional materials, trade show participation and sales leads. The marketing staff also serves the product-marketing role, giving direction to product management and competitive positioning. TeleVideo spent approximately 0.4% ($38,000), 1% ($0.1 million), and 1% ($0.1 million) of its net revenues on advertising in fiscal 2004, 2003, and 2002, respectively.

        TeleVideo customers typically purchase TeleVideo's products on an as-needed basis. Therefore, TeleVideo will continue to manufacture its products based on sales forecasts and upon customer orders. As a result of this strategy, TeleVideo believes that backlog is not material to its business taken as a whole. Because of the possibility of customer changes in delivery schedules or cancellation of orders, which is not uncommon in the computer industry, TeleVideo's backlog as of any particular date may not be indicative of actual net sales for any succeeding period.

        For the fiscal year ended October 31, 2004, one customer represented 14% of total net revenue, while for the fiscal year ended October 31, 2003, one customer represented 11% of total net revenue. In fiscal year 2002, no customer represented 10% or more of total net revenue. TeleVideo sales terms are typically net 30 days.

International Sales

        TeleVideo had export sales (primarily to Europe, Asia and Latin America) of approximately $0.6 million in fiscal 2004 (representing 6% of total net sales), $1.1 million in fiscal 2003 (13% of total sales) and $1.2 million in fiscal 2002 (15% of total net sales). In fiscal 2003, we appointed an agent in the United Kingdom to manage the sales on the European market.

        TeleVideo's international sales are subject to certain risks common to non-United States operations, including governmental regulations, import restrictions and export control regulations, changes in demand resulting from fluctuations in exchange rates, and tariff regulations. TeleVideo's international sales are generally U.S. dollar-denominated and, therefore, are not directly tied to international currency fluctuations. The strength of the dollar in relation to certain international currencies may, however, adversely affect TeleVideo's sales to international customers.

Equity Method and Cost Method Investments

        TeleVideo reevaluates its investment portfolio for eventual impairments on a periodic basis. Our investment portfolio includes equity and debt investments in publicly-traded and privately-held emerging technology companies. These emerging technology companies are still in the start-up or development stage. TeleVideo's investments in these companies are inherently risky because the technologies or products they have under development are typically in the early stages and may never become successful. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates; liquidation values; the values of recent rounds of financing; and quoted market prices of comparable public companies. In order to determine whether a decline in value is other than temporary, TeleVideo evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the company, including key operational and cash flow metrics, current market conditions and future trends in the company's industry; the company's relative competitive position within the industry; and our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Equity Method

K&T Telecom, Inc.

        In July 2000, TeleVideo purchased an aggregate of 9,608 shares of common stock, or a 49% ownership interest, in K&T Telecom, Inc. for $600,000 in cash. K&T Telecom, Inc., a privately held Korean corporation, is a manufacturer of telecommunication and electronics devices, including a hands-free accessory and collision sensors. During the second quarter of the fiscal 2003, K&T Telecom filed for bankruptcy and, consequently, the entire book value of approximately $0.2 million was written off.

Ningbo China

        In October 2000, TeleVideo acquired a 10% ownership interest in Televideo (China) Co., Ltd. ("Ningbo"), a manufacturer of computer terminals and monitors, through a $1.0 million investment. In December 2000, TeleVideo acquired an additional 20% ownership interest in Ningbo for $2.0 million. In that same month, TeleVideo changed its method of accounting for this investment from the cost method to the equity method. Under the terms of the investment, TeleVideo was to provide certain technology and professional training on its terminal products, including technology relating to the processor used for TeleClient, in exchange for $2.5 million payable over a two-year term. During the second quarter of 2003, Ningbo definitively stopped all its operations and closed all of its facilities. After all further attempts to recover the money from this investment failed, the balance amount of this investment of approximately $0.4 million was written off as of July 31, 2003.

Cost Method

mySimon, Inc.

        In September 1998, TeleVideo invested $1.0 million in the online comparison shopping Internet company, mySimon, Inc., receiving convertible preferred stock. On February 29, 2000, CNET Networks, Inc. (formerly, CNET, Inc. or "CNET") completed the acquisition of mySimon, Inc. As a result of this acquisition, TeleVideo received 375,108 shares of common stock of CNET in exchange for 100% of its interest in mySimon, Inc. In connection with the transaction, TeleVideo adjusted its balance sheet to reflect the conversion to a marketable security classified as available for sale. The cost method used to book the investment in mySimon was changed to the market value method in accordance with Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in

Debt and Equity Securities," to record the investment in CNET stock. During the fiscal years 2000 and 2001, TeleVideo recognized gains from the sales of CNET stock of $10.1 million and $0.3 million, respectively. In January 2004, TeleVideo sold all of its remaining shares of CNET common stock and the proceeds of approximately $0.3 million were used for regular business activities.

Biomax Co, Ltd.

        On May 12, 2000, TeleVideo purchased, for a cash investment of approximately $0.9 million, an aggregate of 45,000 ordinary shares of Biomax Co., Ltd. ("Biomax"). Biomax is an early-stage company, with its principal offices located in Seoul, Korea, engaged in developing an herbal product to help lower cholesterol levels in humans. Its existing technology was developed by and obtained from the Korea Research Institute of Bioscience and Biotechnology. TeleVideo's investment in Biomax represents a 15% interest in this privately held corporation. The agreement gives TeleVideo the right to nominate one member to the Biomax Board of Directors. Dr. K. Philip Hwang, TeleVideo's Chairman of the Board and Chief Executive Officer, was nominated and elected to the Biomax board. TeleVideo has the right to participate in future sales of Biomax securities to maintain its proportionate interest in Biomax. In the event TeleVideo wants to sell all or a portion of its shares, it has given Biomax and Biomax's President, who is its controlling shareholder, a right of first refusal to purchase these shares. Biomax also agreed to discuss with TeleVideo certain specified kinds of events and transactions that could materially impact Biomax's business, capital structure, and financial condition. The agreement further prohibits Biomax from sharing its technology with third parties or assisting with research and development efforts of third parties without the prior written consent of TeleVideo, other than in the normal course of business, and further prohibits the controlling shareholder from engaging in businesses that could compete with Biomax. The restrictions and promises in the agreement will terminate if TeleVideo sells more than 70% of the shares it acquired under the agreement.

        The financial statements received from Biomax report sales of approximately $0.3 million and a net loss of approximately $0.1 million for the first six months of 2004. The accumulated deficit from the start of the business is approximately $1.4 million at June 30, 2004. Total assets were approximately $1.0 million, and total liabilities were approximately $0.8 million at June 30, 2004, resulting in total stockholders' equity of approximately $0.3 million. Considering that TeleVideo's interest in this company is 15%, the fair market value of this investment was estimated at approximately $0.1 million as of October 31, 2004. In reaching this valuation, TeleVideo considered the following factors: the company's shares are not publicly traded, there have been no known recent transactions in the company's shares, no financial projections are available from the company's management, and prior operating results have been negative. Therefore, in accordance with the valuation methodology adopted by TeleVideo, this company has been valued on a pro-rata share of stockholders' equity basis.

Xeline (Keyin) Telecom Co. Ltd.

        On May 12, 2000, TeleVideo purchased for approximately $2.5 million an aggregate of 15,278 ordinary shares of Xeline (Keyin) Telecom Co. Ltd. ("Xeline"). Xeline is a private company located in Seoul, Korea, that is engaged in developing power line technology for electricity transportation. TeleVideo's investment in Xeline represents a 5.75% interest in this corporation. TeleVideo has the right to participate in future sales of Xeline securities to maintain its proportionate interest in Xeline. In the event TeleVideo wants to sell all or a portion of its shares, it has given Xeline and its controlling shareholder, who is also its President and Chief Executive Officer, a right of first refusal to purchase the shares. Xeline also agreed to keep TeleVideo expressly advised regarding certain specified kinds of events and transactions that could materially impact Xeline's business, capital structure, and financial condition. Xeline has agreed that it will not transfer its power line communications ("PLC") technology to a third party without the prior written consent of TeleVideo, except in the context of a strategic technology transfer agreement approved by the Xeline Board. The investment agreement also contemplates that TeleVideo will participate in a strategic alliance with Xeline under the terms of which TeleVideo will support Xeline in its overseas marketing and sales activities related to Xeline's PLC technology. In addition, TeleVideo and Xeline will cooperate to incorporate Xeline's PLC technology into TeleVideo's computer products, including the TeleClient series. The parties contemplated entering into a separate sales and marketing agreement to more fully document the terms and conditions of the strategic relationship.

        At the end of year 2004, Xeline recorded a large stockholders' deficit and TeleVideo considered that it was a permanent impairment in the value of this investment. Consequently, the investment balance of approximately $0.2 million was written off as of October 31, 2004.

MultiMedia SOC, Inc. (formerly referred to as Synertek, Inc.)

        In June 2000, TeleVideo purchased for $1,000,000 in cash an aggregate of 285,714 shares of common stock of MultiMedia SOC, Inc., a Nevada corporation, representing an 8% interest in this company. MultiMedia SOC, Inc. manufactures and sells handheld digital multimedia and communications appliances.

        During the fiscal year ended in 2003, MultiMedia SOC has signed a termsheet for a substantial investment by a third party. The amount of the investment, the terms, and the implied valuation of MMSOC were confidential. Because the investment was not consummated, MMSOC ceased operations, and, consequently, the entire balance of approximately $0.2 million was written off as of July 31, 2003.

Competition

        TeleVideo believes that brand recognition, product quality, availability, extensive standard product features, service, and price are significant competitive factors in TeleVideo's markets. In addition to the factors listed above, the principal considerations for distributors and resellers in determining which products to offer include profit margins, immediate delivery, product support, and credit terms. TeleVideo has continued and in the future will likely continue to face significant competition, with respect to these factors, particularly from the large international manufacturers. Most of these companies have significantly greater financial, marketing, and technological resources than TeleVideo and may be able to command better terms with their suppliers because of volume discounts. TeleVideo's three dominant competitors have approximately 37%, 20% and 17% of the worldwide market, compared to less than 1% for TeleVideo. Therefore, there is no assurance that TeleVideo will be able to successfully compete in the future.

Production

        TeleVideo subcontracts substantially all of the manufacturing of its products to manufacturers in Taiwan, the People's Republic of China and South Korea. The testing, inspection, and some minor assembly work are done at our California headquarters. We believe our current facilities in California will continue to be adequate for our purposes in the foreseeable future.

        TeleVideo's largest supplier accounted for approximately 28% (approximately $2.1 million) of net purchases in fiscal 2004. Loss of this supplier might have an adverse effect on TeleVideo's product supply. TeleVideo believes, however, that in most cases, alternative sources of supply could be arranged as and when needed by TeleVideo. To date, TeleVideo has not experienced any significant difficulties or delays in production of its products.

Proprietary Rights

        TeleVideo regards certain aspects of its products as proprietary and relies upon a combination of trademark and copyright laws, trade secrets, confidentiality procedures, and contractual provisions to protect its proprietary rights. TeleVideo has registered trademarks in the United States and in over 20 foreign countries for "TeleVideo" and the TeleVideo logo. The continuing development of TeleVideo's products and business is dependent primarily on the knowledge and skills of certain of its employees. To protect its rights to its proprietary information, TeleVideo requires all employees and consultants to enter into confidentiality agreements that prohibit the disclosure of confidential information to persons unaffiliated with TeleVideo. There can be no assurance, however, that these agreements will provide meaningful protection for TeleVideo's technology or other confidential information in the event of any unauthorized use or disclosure. There also can be no assurance that third parties will not independently develop products similar to or duplicative of products of TeleVideo. TeleVideo believes that due to the rapid pace of technological change in its industry, TeleVideo's success is likely to depend more upon continued innovation, technical expertise, marketing skill and customer support than on legal protection of TeleVideo's proprietary rights.

Government Regulations

        Most of TeleVideo's products are subject to regulations adopted by the Federal Communications Commission ("FCC"), which establishes radio frequency emanation standards for computing equipment. TeleVideo believes that all of TeleVideo's products that are subject to such regulations comply with these regulations. Although there can be no assurance, TeleVideo has no reason to believe that new products will not also be approved. Failure to comply with the FCC specifications could preclude TeleVideo from selling non-complying systems in the United States until appropriate modifications are made. To date, TeleVideo has not encountered any FCC compliance issues.

Employees

        As of April 1, 2005, TeleVideo's full-time employees totaled 19, as compared to 30 employees reported at the end of fiscal year 2003. Of the total number of employees, 7 are engaged in product research, engineering, development and manufacturing, 7 in marketing and sales and 5 in general management and administration. We believe that our future success will depend, in part, on our ability to attract and retain skilled technical, marketing, and management personnel. None of TeleVideo's employees is subject to a collective bargaining agreement or represented by a union, and TeleVideo has never experienced a work stoppage. We believe that our employee relations are good.

Management

        The executive officers and directors of TeleVideo, and their respective ages and positions with and outside of TeleVideo, are as follows:

Name	Age	Position	Director Since
K. Philip Hwang	68	Chairman and Chief Executive Officer of TeleVideo, Inc.	1976
Woo K. Kim(1)	50	President, Selam Inc.	1997
Robert E. Larson(1)	63	General Partner, Woodside Fund	1989

(1)
Member of the Audit Committee.

        Dr. K. Philip Hwang is the founder of TeleVideo and has been chairman of the board of directors and chief executive officer since October 1976. From August 1990 to April 1991, he served as the acting chief financial officer, a position he again assumed in 1998 and from May 2000 to the present. Dr. Hwang is a citizen of the United States of America.

        Dr. Robert E. Larson joined TeleVideo as a member of the board of directors in December 1989. Since September 1983, he has served as General Partner of Woodside Fund, a venture capital fund, and since September 1985, he has been a member of the board of directors of Skye Investment Advisers, a registered investment adviser firm. Since 1973, Dr. Larson has been a consulting professor in the Engineering-Economic Systems Department at Stanford University. Dr. Larson is a citizen of the United States of America.

        Mr. Woo K. Kim was elected to the board of directors in April 1997. He has served as the president of Selam Inc., San Jose, California since August 1995. Prior to that, Mr. Kim was TeleVideo's Director of Engineering and Production from June 1994 to August 1995. Mr. Kim originally joined TeleVideo in 1990 as Senior Manager of Engineering. Mr. Kim has BS and MS degrees in Electrical Engineering from Seoul National University. Mr. Kim is a citizen of the Republic of Korea.

TeleVideo Capital Stock

        The following summary of certain provisions of TeleVideo's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, TeleVideo's certificate of incorporation, bylaws and by the provisions of applicable law.

        TeleVideo Common Stock.    On June 14, 2005, there were 11,309,772 shares of TeleVideo common stock outstanding, and 120,000 additional shares of TeleVideo common stock were held as treasury stock. Holders of TeleVideo common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

        TeleVideo Preferred Stock.    The board of directors of TeleVideo is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue shares of TeleVideo preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the board of directors of TeleVideo. On the date of this Information Statement, no shares of TeleVideo preferred stock were outstanding and no such shares were held as treasury shares. TeleVideo has no present plans to issue any shares of preferred stock.

Security Ownership of Principal Stockholders and Management

        The following table sets forth information regarding the beneficial ownership of TeleVideo's common stock as of June 14, 2005 for: (i) all those known to TeleVideo to be beneficial owners of more than 5% of its common stock; (ii) each director and director nominee of TeleVideo; and (iii) all executive officers and directors of TeleVideo as a group. TeleVideo knows of no transaction involving shares of TeleVideo stock during the past 60 days by any of the persons set forth below. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown, subject to community property laws, where applicable.

	Beneficial Ownership
Directors, Officers and Principal Stockholders	Number of Shares		Percent of Total
K. Philip Hwang 2345 Harris Way San Jose, California 95131 (408) 954-8333	7,127,824	(1)	63%
Gemma Hwang 555 East Washington Avenue Sunnyvale, CA 94086 (408) 736-7550	7,127,824	(1)	63%
Woo K. Kim 1887 O'Toole Ave., Suite #C-103 San Jose, California 95131 (408) 894-9440	20,000	(2)	*
Robert E. Larson Woodside Fund 350 Marine Parkway, Suite 300 Redwood Shores, CA 94065	37,500		*
All Executive Officers and Directors as a Group (4 persons)	7,227,824		63.9%

*
Represents less than one percent.

(1)
Includes an aggregate of 75,983 shares held in trust for Dr. Hwang's children, 22,500 shares held by the Kyupin Philip and C. Gemma Hwang Foundation, and the 7,029,341 shares held by Dr. Hwang and his spouse, Mrs. Gemma Hwang.

(2)
Includes 20,000 shares that Mr. Kim may acquire pursuant to the exercise of stock options.

WHERE YOU CAN FIND MORE INFORMATION ABOUT TELEVIDEO

        TeleVideo files annual, quarterly and special reports, proxy statements and other information with the SEC. These materials can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a World Wide Web site at http://www.sec.gov that contains annual and quarterly reports, proxy and other information that are filed electronically with the SEC.

TeleVideo, Inc.

Index to Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of TeleVideo, Inc.

        We have audited the accompanying consolidated balance sheets of TeleVideo, Inc. as of October 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended October 31, 2004. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As more fully described in Note 10 to the consolidated financial statements, the Company did not maintain adequate accounting records needed in order to provide stock option financial statement disclosures that are required under accounting principles generally accepted in the United States of America. However, as a result of this departure from accounting principles generally accepted in the United States of America there was no impact on the October 31, 2004 and 2003 consolidated balance sheets or the related consolidated statements of operations, stockholders' deficit or cash flows for each of the three years in the period ended October 31, 2004.

        In our opinion, except that the omission of the stock option information is an incomplete presentation of the financial statement disclosures as explained in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TeleVideo, Inc. at October 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained consecutive periods of significant losses and is operating with a significant accumulated deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 2 to the accompanying consolidated financial statements, the Company has restated its consolidated financial statements for the year ended October 31, 2002.

/s/ Burr, Pilger & Mayer LLP
Palo Alto, California
April 29, 2005, except as to Note 16, which is as of May 16, 2005

TELEVIDEO, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	October 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$747	$596
Marketable securities	—	265
Accounts receivable, less allowance for doubtful accounts of $106 in 2004 and $148 in 2003	912	908
Loan to related party	200	—
Note receivable—current	—	90
Inventories, net	1,504	3,696
Prepaids and other current assets	79	92

Total current assets	3,442	5,647
Property, plant and equipment, net	4,918	4,366
Mortgage escrow deposits	693	—
Other assets	—	222
Investments in affiliates	72	236
Note receivable, less current portion	—	2,305

Total assets	$9,125	$12,776

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$852	$2,607
Accrued liabilities	506	307
Related party note payable	4,017	3,217
Obligation under capital lease—current	—	407
Deferred gain on sale of land and building—current	—	538
Deferred rent liability—current	—	125
Mortgage loan payable—current	106	—

Total current liabilities	5,481	7,201
Deferred rent liability, less current portion	—	592
Obligation under capital lease, less current portion	—	4,419
Deferred gain on sale of land and building, less current portion	—	4,936
Mortgage loan payable, less current portion	8,669	—

Total liabilities	14,150	17,148

Commitments and contingencies (Note 14)
Stockholders' deficit:
Preferred Stock, $0.01 par value; Authorized—3,000,000 shares Outstanding—None as of October 31, 2004 and 2003	—	—
Common stock, $0.01 par value; Authorized—20,000,000 shares Outstanding—11,309,772 shares at October 31, 2004 and 2003 (net of 120,000 treasury shares)	453	453
Additional paid-in capital	95,735	95,735
Accumulated other comprehensive income	—	179
Accumulated deficit	(101,213)	(100,739)

Total stockholders' deficit	(5,025)	(4,372)

Total liabilities and stockholders' deficit	$9,125	$12,776

The accompanying notes are an integral part of these consolidated financial statements.

TELEVIDEO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended October 31,
	2004	2003	2002
			As Restated
Net sales	$9,483	$8,635	$8,028
Cost of sales	7,498	7,556	6,999

Gross profit	1,985	1,079	1,029

Operating expenses:
Sales and marketing	1,331	1,614	1,336
Research and development	567	748	597
General and administration	1,648	1,582	1,763
Loss on impairment of goodwill	3,358	—	—

Total operating expenses	6,904	3,944	3,696

Loss from operations	(4,919)	(2,865)	(2,667)

Other income, net
Equity in loss of affiliates	—	(914)	(907)
Impairment losses on investment in affiliates	(164)	(231)	(194)
Gain on sale of marketable securities	203	—	—
Gain from termination of sale—leaseback transaction property	4,928	538	538
Interest expense, net	(623)	(335)	(318)
Reserve of loan receivable—related party	(62)	—	—
Rental income	163	973	999
Other income (expenses), net	—	29	(11)

Total other income, net	4,445	60	107

Net loss	$(474)	$(2,805)	$(2,560)

Net loss per share, basic and diluted	$(0.04)	$(0.25)	$(0.23)
Average number of common shares outstanding:
Basic and diluted	11,310	11,310	11,310

The accompanying notes are an integral part of these consolidated financial statements.

TELEVIDEO, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
Three Years Ended October 31, 2004
(in thousands)

	Common Stock
				Accumulated Other Comprehensive Income		Total Stockholders' Equity (Deficit)
			Additional Paid-In Capital		Accumulated Deficit		Comprehensive Loss
	Shares	Amount
Balances, October 31, 2001 (as restated)	11,310	$453	$95,735	$80	$(95,374)	$894
Net loss					(2,560)	(2,560)	$(2,560)
Unrealized loss on marketable securities				(102)		(102)	(102)

Balances, October 31, 2002 (as restated)	11,310	453	95,735	(22)	(97,934)	(1,768)	(2,662)

Net loss					(2,805)	(2,805)	(2,805)
Unrealized gain on marketable securities				201		201	201

Balances, October 31, 2003	11,310	453	95,735	179	(100,739)	(4,372)	(2,604)

Net loss					(474)	(474)	(474)
Realized loss on marketable securities				(179)		(179)	(179)

Balances, October 31, 2004	11,310	453	95,735	—	(101,213)	(5,025)	(653)

The accompanying notes are an integral part of these consolidated financial statements.

TELEVIDEO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended October 31,
	2004	2003	2002
			As Restated
Cash flows from operating activities:
Net loss	$(474)	$(2,805)	$(2,560)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	362	470	473
Equity in loss of affiliates	—	914	907
Impairment losses on investments in affiliates	164	231	194
Deferred rent	91	126	148
Gain on marketable securities	(203)	—	—
Gain from termination of sale—leaseback transaction	(4,929)	(538)	(538)
Loss on impairment of goodwill	3,358	—	—
Reserve of loan to related party	62	—	—
Changes in operating assets and liabilities:
Accounts receivable	(5)	307	327
Inventories	2,193	(2,071)	1,170
Prepaids and other current assets	(29)	225	(287)
Other assets	—	(10)	—
Accounts payable	(1,756)	2,297	(575)
Accrued liabilities	564	146	(287)

Net cash used in operating activities	(602)	(708)	(1,028)

Cash flows from investing activities:
Payments received on notes receivable	15	85	78
Purchase of property and equipment	—	(7)	(140)
Issuance of loan to related party	(262)	—	—
Proceeds from sale of marketable securities	289	—	—

Net cash provided by (used in) investing activities	42	78	(62)

Cash flows from financing activities:
Proceeds from issuance of related party note payable	800	700	1,500
Payments on capital lease obligations	(66)	(372)	(318)
Payments on related party note payable	—	—	(64)
Payments on mortgage loan payable	(23)	—	—

Net cash provided by financing activities	711	328	1,118

Net increase (decrease) in cash and cash equivalents	151	(302)	28
Cash and cash equivalents at the beginning of the year	596	898	870

Cash and cash equivalents at the end of the year	$747	$596	$898

Supplemental disclosure of cash flow information:
Cash paid for interest	$224	$433	$509

Transfer of investment in affiliate as payment on note payable	$—	$—	$418

Supplemental disclosure of non—cash transactions:
Fair value of land and building received from acquisition of TVCA, LLC	$4,850	$—	$—

Mortgage loan payable assumed from acquisition of TVCA, LLC	$8,798	$—	$—

Mortgage escrow deposits received from acquisition of TVCA, LLC	$651	$—	$—

Write off of note receivable in connection with receipt of land and building from acquisition of TVCA, LLC	$2,395	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Note 1. Summary of Significant Accounting Policies

The Company

        Founded in 1975, TeleVideo, Inc. ("Televideo" or "the Company") provides innovative high performance terminal and network computer products to the business and consumer markets. The Company markets its products worldwide primarily through distributors, value-added resellers ("VARs"), systems integrators, and original equipment manufacturers ("OEMs").

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions.

Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less or money market funds from substantial financial institutions are considered to be cash equivalents. Substantially all of the cash and cash equivalents are placed in interest bearing demand deposit accounts with two financial institutions.

Concentration of Credit Risk

        Financial instruments, which potentially subject the Company to concentration of risk, consist principally of trade and other receivables. In the ordinary course of business, trade receivables are with a large number of customers, dispersed across a wide North American geographic base. The Company extends credit to its customers in the ordinary course of business and periodically reviews the credit levels extended to customers, estimates the collectibility and creates an allowance for doubtful accounts, as needed. The Company does not require cash collateral or other security to support customer receivables. Provision is made for estimated losses on uncollectible accounts.

Inventories

        Inventories are stated at the lower of cost or market. Cost is computed on a currently adjusted standard cost basis (which approximates average cost) for both finished goods and work-in-process and includes material, labor and manufacturing overhead costs.

	October 31, (in thousands)
	2004	2003
Purchased parts and subassemblies	$350	$646
Work-in-process	158	790
Finished goods	996	2,260

	$1,504	$3,696

Inventory balances stated here are shown net of necessary reserves of $0.3 million and $0.2 million at October 31, 2004 and 2003, respectively.

Marketable Securities

        Investments in marketable equity and debt securities are classified as available-for-sale in accordance with Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain

Investments in Debt and Equity Securities." Available-for-sale securities are securities not classified as either trading or held-to-maturity. Securities available-for-sale are reported at fair value with unrealized gains and losses, net of tax, included in accumulated other comprehensive income (loss) in stockholders' equity. Premiums and discounts are included in interest income over the period to maturity using the interest method. Gains and losses on sales are determined using the specific identification method.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided over the estimated useful lives of the assets using the straight-line method. Leasehold improvements and property under capital lease are amortized over the shorter of the lease term or economic life of the asset. Upon retirement or sale, the cost and related accumulated depreciation or amortization are removed from the accounts and any related gain or loss is reflected in the statement of operations. Repairs and maintenance are expensed as incurred. The lives of the Company's assets are as follows:

Building	45 years
Tooling	5 years
Transportation equipment	5 years
Office furniture and computer equipment	5 years
Leased property under capital lease	15 years
Other	5 years

        Property, plant and equipment consist of the following (in thousands):

	October 31,
	2004	2003
Land	$2,086	$—
Building	2,764	—
Tooling	—	94
Transportation equipment	105	105
Office furniture and computer equipment	42	42
Leased property under capital lease	—	6,270
Other	14	14

Total	5,011	6,525
Less accumulated depreciation and amortization	(93)	(2,159)

Net	$4,918	$4,366

        Depreciation and amortization expense was $362,000, $470,000 and $473,000 for the years ended October 31, 2004, 2003 and 2002, respectively.

        Property and equipment includes $6,270,000 of land and building under capital lease at October 31, 2003. Accumulated amortization of assets under capital lease totaled $2,020,000 at October 31, 2003. There are no assets under capital lease at October 31, 2004.

Investments in Affiliates

        Investments in affiliated companies in which the Company owns 20% or more are accounted for using the equity method. Accordingly, consolidated net loss includes the Company's share of the net losses of those companies. Investments in affiliated companies in which the Company owns less than 20% are carried at cost. The Company makes periodic evaluations of the recoverability of its investments in affiliates based upon internal and external events affecting the expected realization of the Company's investment.

Revenue Recognition

        In accordance with Staff Accounting Bulletin 104, "Revenue Recognition in Financial Statements," the Company recognizes revenue when products are shipped and all four of the following criteria are met: (i) persuasive evidence of arrangements exists; (ii) delivery has occurred; (iii) the price to the buyer is fixed or determinable; and (iv) collectibility is reasonably assured. The Company performs periodic evaluations of customers' financial condition, maintains a reserve for potential credit losses, and adjusts the reserve periodically to reflect both actual and potential credit losses. Product warranties are based on the ongoing assessment of actual warranty expenses incurred.

Allowance for Doubtful Accounts

        The Company makes ongoing assumptions relating to the collectibility of accounts receivable in the calculation of the allowance for doubtful accounts. In determining the amount of the allowance, the Company makes judgments about the creditworthiness of customers based on ongoing credit evaluations and assesses current economic trends affecting customers that might impact the level of credit losses in the future and result in different rates of bad debts than previously incurred. The historical level of credit losses is also considered. Reserves historically have been adequate to cover actual credit losses.

Goodwill

        SFAS 142, "Goodwill and Other Intangible Assets," requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired. Based on the impairment tests performed, there was impairment of goodwill in fiscal year 2004. See Note 8 for additional information regarding goodwill impairment.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense totaled approximately $38,000 in fiscal 2004 and approximately $0.1 million 2003 and 2002, respectively.

Research and Development Costs

        Costs incurred for the development and enhancement of new products and services are charged to expense as incurred.

Income Taxes

        The Company accounts for income taxes using the asset and liability method in accordance with SFAS 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A deferred tax valuation allowance is provided for deferred tax assets when it is determined that it is more likely than not that amounts will not be recovered.

Stock-Based Compensation

        The Company has elected to use the intrinsic value method under Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"), as permitted by SFAS 123, "Accounting for Stock-Based Compensation," subsequently amended by SFAS 148, "Accounting for

Stock-Based Compensation—Transition and Disclosure," to account for stock-based awards issued to its employees. Accordingly, no accounting recognition is given to stock options granted at fair market value. Compensation expense related to employee stock options is recorded if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company did not maintain adequate supporting documentation necessary in order to provide stock option financial statement disclosures required under accounting principles generally accepted in the United States of America, including SFAS 123 and 148. See Note 10 for more information regarding stock options.

Segment Reporting

        The Company's business is conducted in a single operating segment. The Company's Chief Executive Officer reviews a single set of financial data that encompasses the Company's entire operations for purposes of making operating decisions and assessing performance.

Net Loss Per Share

        Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share should reflect potential dilution from outstanding stock options using the treasury stock method. However, as stated in Note 10, the Company did not maintain accounting records needed to provide such information.

Fair Value of Financial Instruments

        Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their relatively short maturities. Based upon borrowing rates currently available to the Company for loans and capital leases with similar terms, the carrying value of its debt and capital lease obligations approximate fair value.

Use of Estimates

        In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

Liquidity

        The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. However, the Company has sustained recurring losses from operations and used cash in operations for each of the three years ended October 31, 2004, 2003 and 2002 and had an accumulated deficit of $101.2 million and $100.7 million as of October 31, 2004 and 2003, respectively. As of October 31, 2004, the Company had a working capital deficit of approximately $2.0 million and a stockholders' deficit of approximately $5.0 million. During 2004 and 2003, the Company has also relied on financial support from a related party.

        In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated financial statements is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis and to succeed in its future operations. In order for operations to continue, the Company may need to reduce operating expenses or raise additional capital through debt or equity financing. As mentioned in Note 16, the Company is negotiating for the sale of its thin client business and expects this may be a source of working capital during fiscal year 2005.

        The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Warranty

        The warranty periods for the Company's products are generally between one and three years from date of shipment. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of component suppliers, its warranty obligation is affected by product failure rates, material usage, and service delivery costs incurred in correcting a product failure.

        Should actual product failure rates, material usage, or service delivery costs differ from the estimates, revisions to the estimated warranty accrual and related costs may be required.

        Changes in the Company's product warranty liability during the years ended October 31, 2004 and 2003 are as follows (in thousands):

Balance at October 31, 2002	$49
Warranties accrued	56
Warranties settled	(48)

Balance at October 31, 2003	57
Warranties accrued	65
Warranties settled	(60)

Balance at October 31, 2004	$62

Recent Accounting Pronouncements

        In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for existing or new contracts for fiscal periods beginning after December 15, 2003. The Company believes that the adoption of SFAS 150 will not have a material impact on the financial position or results of operations of the Company.

        In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on recognition and measurement guidance previously discussed under EITF 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The consensus clarifies the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost method or the equity method. The recognition and measurement guidance is applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. In September 2004, the EITF delayed the requirement to record impairment losses under EITF 03-01 until new guidance is issued. The adoption of this consensus caused the recognition of cost method impairmen t losses of investment in affiliates as reflected within the consolidated statements of operations for the years ended October 31, 2004, 2003 and 2002.

        In November 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4." The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

        In December 2004, the FASB issued SFAS 123R, "Share-Based Payment." SFAS 123R will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123R replaces SFAS 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board Opinion 25 ("Opinion 25"), "Accounting for Stock Issued to Employees." SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transac tions with employees. However, SFAS 123 permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed proforma net income using fair-value-based methods. Public entities will be required to apply SFAS 123R as of the first annual reporting period that begins after June 15, 2005. The Company has not yet determined which transition method will be adopted for the recognition of the stock based compensatory expense and the Company believes that expensing of stock options will not have a material impact on its financial statements going forward due to its limited utilization of stock options.

Note 2. Restatement of the Financial Statements and Basis of Presentation

        The Company has restated its consolidated financial statements for the fiscal years ended October 31, 2001 and 2002 and for the quarters ended January 31, 2001 through July 31, 2003. All applicable financial information for fiscal years 2002 and 2003 contained in this Information Statement gives effect to these restatements. Accordingly, the financial statements for those periods described above that have been included in the Company's previous filings with the Securities and Exchange Commission ("SEC") prior to fiscal year ended October 31, 2003 or included in previous announcements in 2003 or earlier should not be relied upon. The Company's Form 10-K for the fiscal year ended October 31, 2003, filed with the SEC on December 20, 2004, contains restated information for all of the above mentioned periods. The restatement is discussed in the Form 10-K, Item 6, "Selected Financial Data," Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Restatement of Financial Statements," Notes 2 and 15 of the notes to consolidated financial statements included in Item 8, and Item 9A, "Controls and Procedures."

Restatement of Financial Statements

        The net effect of all of the restatement adjustments is to decrease the Company's net loss by approximately $0.1 million, or $0.007 per share in fiscal year 2002. The Company's consolidated statements of cash flows have been restated to reflect the reclassification of changes in assets and liabilities during the period as discussed above.

        A summary of the significant effects of the restatement is as follows (in thousands, except per share amounts):

	Year ended October 31, 2002
	As Reported	Restated
Consolidated Statement of Operations Data
Net sales	$8,204	$8,028
Gross profit	1,136	1,029
Loss from operations	(2,915)	(2,667)
Net loss	(2,634)	(2,560)
Net loss per share, basic and diluted	$(0.23)	$(0.23)

Sales and Cost Of Sales

        The Company discovered that certain shipments of evaluation and replacement units, where a right of return existed, were recognized as revenue (sales), rather than temporary transfers of inventory. Consequently, the amount of the net revenue and the timing of the revenue originally recorded required adjustment. These adjustments caused the pre-tax loss to increase by $176,000 in fiscal year 2002.

        The effect of the revenue adjustments on pre-tax loss was partially offset by the adjustments of the cost of good sold for these shipments. These adjustments caused the pre-tax loss to decrease by $61,000 in fiscal 2002.

Expenses

        Reviewing the previously filed consolidated financial statements, the Company identified several accrued liability items for which it concluded that the amount of the liability, the timing of the liability recognition, or the timing of the release of the liability could not presently be substantiated or was in error and should be adjusted. In summary, the effects of the adjustments are:

          The Company identified that it had not been accounting for its lease expenses, starting on January 1999, on a straight-line basis in accordance with FASB Technical Bulletin ("FTB") 85-3. As a result, the Company adjusted its lease expense and the related deferred lease liability. The deferred rent adjustment increased the net loss by $148,000 for fiscal year 2002.

          After introducing the new TeleClient line of products in 1998, on the sales agreements signed with some of the top vendors, the Company committed to participate in cooperative advertising programs, if certain criteria regarding sales performance and the content of advertising programs were met. After reviewing the sales agreements with existing customers, the Company concluded that the cooperative advertising accrual balance of $252,000 was no longer necessary at January 31, 2002 because all these contracts were either expired or renegotiated and the clause regarding cooperative advertising programs was excluded from the new contracts. Consequently, the entire balance of this account was written off in the first quarter of fiscal 2002, and the effect of this adjustment was to decrease the net loss for fiscal 2002 by $252,000.

Note 3. Marketable Securities

        The amortized cost, unrealized gains and losses, and fair values of the Company's available-for-sale securities held at October 31 for the previous three years are summarized as follows (in thousands):

Available for Sale Equity Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Market Value
October 31, 2002	$86	$—	$22	$64
October 31, 2003	86	201	—	265
October 31, 2004	—	—	—	—

        No sales of these securities were made during fiscal years 2002 or 2003. In January 2004, the Company sold all of its shares of CNET common stock and proceeds of approximately $0.3 million were used for regular business activities.

Note 4. Investments in Affiliates

Equity Method

K&T Telecom, Inc.

        In July 2000, TeleVideo purchased an aggregate of 9,608 shares of common stock, or a 49% ownership interest, in K&T Telecom, Inc. for $600,000 in cash. K&T Telecom, Inc., a privately held Korean corporation, is a manufacturer of telecommunication and electronics devices, including a hands-free accessory and collision sensors. During the second quarter of the fiscal 2003, K&T Telecom filed for bankruptcy and, consequently, the entire book value of approximately $0.2 million was written off.

Ningbo China

        In October 2000, the Company acquired a 10% ownership interest in Televideo (China) Co., Ltd. ("Ningbo"), a manufacturer of computer terminals and monitors, through a $1.0 million investment. In December 2000, TeleVideo acquired an additional 20% ownership interest in Ningbo for $2.0 million. In that same month, the Company changed its method of accounting for this investment from the cost method to the equity method. During the second quarter of 2003, Ningbo definitively stopped all its operations and closed all of its facilities. After all attempts to recover the money from this investment failed, the Company decided to write off its entire balance. Consequently, the entire balance of this investment was written off as of July 31, 2003.

Cost Method

mySimon, Inc.

        In September 1998, the Company invested $1.0 million in the online comparison shopping Internet company, mySimon, Inc., receiving convertible preferred stock. In February 2000, CNET Networks, Inc. (formerly, CNET, Inc.) completed the acquisition of mySimon, Inc. As a result of this acquisition, the Company received 375,108 shares of common stock of CNET Networks, Inc. ("CNET") in exchange for 100% of its interest in mySimon, Inc. In connection with this transaction, the Company adjusted its balance sheet to reflect the conversion to a marketable security. In January 2004, the Company sold all of its remaining shares of CNET common stock and the proceeds of approximately $0.3 million were used for regular business activities.

Biomax Co., Ltd.

        On May 12, 2000, the Company purchased, for a cash investment of approximately $0.9 million, an aggregate of 45,000 ordinary shares of Biomax Co., Ltd. ("Biomax"). Biomax is a startup company, with its principal offices located in Seoul, Korea, engaged in developing an herbal product to help lower cholesterol levels in humans. Its existing technology was developed by and obtained from the Korea Research Institute of Bioscience and Biotechnology. The Company's investment in Biomax represents a 15% interest in this privately held corporation. The fair market value of this investment was estimated at approximately $0.1 million as of October 31, 2004 and 2003.

Xeline (Keyin) Telecom Co., Ltd.

        On May 12, 2000, the Company purchased for approximately $2.5 million an aggregate of 15,278 ordinary shares of Xeline (Keyin) Telecom Co. Ltd. ("Xeline"). Xeline is a private company located in Seoul, Korea, that is engaged in developing power line technology for electricity transportation. The Company's investment in Xeline represents a 5.75% interest in this corporation. At the end of fiscal year 2004, Xeline financial performance continued to decline and the Company considered that it was a permanent impairment in the value of this investment. Consequently, the investment balance of approximately $0.2 million was written off as of October 31, 2004. As of October 31, 2003, the fair market value of this investment was of approximately $0.2 million.

MultiMedia SOC, Inc. (formerly referred to as Synertek, Inc.)

        In June 2000, the Company purchased for $1,000,000 in cash an aggregate of 285,714 shares of common stock of MultiMedia SOC, Inc., a Nevada corporation, representing an 8% interest in this company. MultiMedia SOC, Inc. manufactures and sells handheld digital multimedia and communications appliances.

        During the fiscal year ended in 2003, MultiMedia SOC has signed a termsheet for a substantial investment by a third party. The amount of the investment, the terms, and the implied valuation of MMSOC were confidential. Because the investment was not consummated, MMSOC ceased operations, and, consequently, the entire balance of approximately $0.2 million was written off as of July 31, 2003.

        Summaries of the changes in the Company's investments in affiliates are as follows (in thousands):

	Equity Method			Cost Method
	K&T	Ningbo	Subtotal	Biomax	Keyin	MMSOC	Subtotal	Total
Balances, Oct. 31, 2002 (as restated)	$209	$705	$914	$105	$208	$154	$467	$1,381
Impairment losses on securities	—	—	—	(33)	(44)	(154)	(231)	(231)
Equity in loss of affiliates	(209)	(705)	(914)	—	—	—	—	(914)

Balances, Oct. 31, 2003	—	—	—	72	164	—	236	236
Impairment losses on securities	—	—	—	—	(164)	—	(164)	(164)

Balances, Oct. 31, 2004	$—	$—	$—	$72	$—	$—	$72	$72

Note 5. Valuation and Qualifying Accounts

        The Company's reserves for doubtful accounts receivable, note receivable, inventory obsolescence and deferred tax assets consist of the following (in thousands):

	Balance at Beginning of Period	(Credited) to Costs & Expenses	Deductions	Balance at the End of Period
YEAR ENDED OCTOBER 31, 2002 (as restated):
Allowance for doubtful accounts	$91	$—	$(37)	$54
Reserve for inventory obsolescence	716	44	—	760
Reserve for deferred taxes	30,904	798	—	31,702
YEAR ENDED OCTOBER 31, 2003:
Allowance for doubtful accounts	$54	$94	$—	$148
Reserve for inventory obsolescence	760	—	(578)	182
Reserve for deferred taxes	31,702	975	—	32,677
YEAR ENDED OCTOBER 31, 2004:
Allowance for doubtful accounts	$148	$—	$(42)	$106
Reserve of loan to related party	—	62	—	62
Reserve for inventory obsolescence	182	98	—	280
Reserve for deferred taxes	32,677	2,572	—	36,417

Note 6. Accrued Liabilities

        Accrued liabilities consist of the following at October 31, (in thousands):

	2004	2003
Employee compensation and benefits	$131	$130
Warranty	62	57
Interest on note payable and mortgage loan	313	82
Other	—	38

	$506	$307

Note 7. Line of Credit Agreement

        In May 2001, the Company obtained a line of credit payable on demand from Gemma Hwang ("Mrs. Hwang"), the spouse of the Company's CEO and majority stockholder, Dr. K. P. Hwang, in the amount of $3.5 million. The Company can borrow money under this line of credit when needed in order to assure the continuity of the operations. The Company granted to Mrs. Hwang a security interest in the following described property as collateral for the line of credit:

  a)
  15,278 shares of the common stock of Xeline (Keyin Telecom);

  b)
  45,000 shares of the common stock of Biomax;

  c)
  285,714 shares of the common stock of Synertech;

  d)
  30% from the TeleVideo Ningbo China equity;

  e)
  any and all intellectual property of TeleVideo, including but not limited to patents, hardware and software engineering documents;

  f)
  any and all trademarks, trade names and intangible assets of TeleVideo.

        During fiscal years 2003 and 2004, Xeline, Synertech and Ningbo China were written off from the Company's books due to impairments in their fair market value, and, consequently, the value of the assets granted as security interest for this note was reduced.

        Under this line of credit, which bears interest at prime plus one percent per annum, payable monthly, the Company received $0.3 million in June 2001, $0.5 million in July 2001, $0.5 million in September 2001, $0.5 million in December 2001, $0.5 million in April 2002, $0.5 million in October 2002, $0.5 million in April 2003 and $0.2 million in June 2003. In November 2001, the Company paid back approximately $0.5 million from this loan by giving its interest in Alpha Technology and the proceeds from the Koram investment. Starting in May 2003, the interest for this note began to be accrued, rather then paid, as agreed between the Company and Mrs. Hwang. In November 2003, Mrs. Hwang agreed to increase the maximum credit amount for the note payable from $3.5 million to $4.0 million, all other conditions remaining the same. Under the new agreement, the Company borrowed $0.3 million in November 2003 and $0.5 million in December 2003. As of October 31, 2004 and 2003, the outstanding principal balance of this note was $4.0 million and $3.2 million, respectively. The accrued interest as of October 31, 2004 and 2003 was $0.3 million and $0.1 million, respectively. The interest rate was 6.25% as of October 31, 2004 and 5% as of October 31, 2003.

Note 8. Purchase of TVCA, LLC and TVCA, INC.

        In December 1998, the Company sold its main facility (land and building) for approximately $11.0 million and concurrently leased back this facility over a 15-year lease term expiring in December 2013. The land component had been recorded as an operating lease. The building component had been accounted for as a capital lease, and was recorded at the fair value of approximately $6.3 million. As a result of the sale and leaseback, a deferred gain of approximately $8.0 million was recorded. The deferred gain attributable to the land element, which approximates $3.5 million, has been amortized over the 15-year lease life on a straight-line method. The deferred gain attributable to the building element, which approximates $4.5 million, has been amortized over the leased building asset life or over the 15-year lease term, on the straight-line method.

        As of October 31, 2003, the total deferred gain on the land and building was $5.5 million.

        On August 9, 2004, the Company agreed on consent to transfer 99.9% interest in TVCA, LLC and on the assignment of a 100% interest in TVCA, Inc. TVCA, LLC is the legal entity that owns the land and the building where the Company's headquarters is located. As consideration for the transfer of membership interests in TVCA, LLC and assignment of ownership of TVCA, Inc., the Company became subject to the non-recourse mortgage loan payable in the principal balance of $8.8 million for which the property serves as security and cancelled the $2.4 million note receivable issued by Televideo under the 1998 sale-leaseback agreement. Additionally, the Company's CEO, Dr. K. P. Hwang, personally contributed $0.1 million, reducing the Company's cost for this transaction, with no additional obligation to the Company.

        The fair market value of the property was appraised by an independent certified appraiser at $4.85 million and the Company received mortgage loan escrow deposits of approximately $0.7 million. The total amount of the mortgage loan, for which the property served as security, was of approximately $8.8 million, and the resulting difference between the assets received and debt assumed of $3.4 million was recorded as goodwill. In accordance with SFAS 142, "Goodwill and Other Intangible Assets," the statement requires a test for impairment to be performed annually, or immediately if conditions indicate that such an impairment could exist. The conditions that indicate a goodwill impairment exists are that the primary assets of TVCA, LLC, land and a building, are essentially vacant without any prospects of being leased in the near future. As of October 31, 2004, the Company recognized an impairment charge of $3.4 million for the book value of the goodwill.

        Due to the termination of the lease during fiscal year 2004, the Company recognized the remaining balance of the deferred gain and reversed other remaining related balance sheet accounts, such as the capital lease obligations and deferred rent expenses, from the original sale of the property in 1998, triggering a gain from termination of the sale-leaseback transaction of $4.9 million.

Note 9. Mortgage Loan Payable

        The balance of the secured loan mortgage for the headquarters property was $8.8 million at October 31, 2004, with an interest rate of 8% per annum. Scheduled monthly payments are $68,000, including principal and interest, and the maturity date for this loan is January 1, 2009, when all remaining outstanding principal and interest must be paid.

        Minimum payments under the secured mortgage loan payable for the next 5 years are as follows (in thousands):

2005	$106
2006	115
2007	125
2008	134
2009	8,295

Total	8,775
Less current portion	(106)

Loan payable non-current	$8,669

Note 10. Capital Stock

Preferred Stock

        The Company has 3,000,000 authorized shares of preferred stock. No preferred stock has been issued to date.

Stock Option Plans

        The Company has one stock option plan, the 1991 Incentive Stock Option Plan, that provides for the granting of incentive options to employees, including officers, for up to 4,000,000 shares. The outstanding options have a term of ten years when issued and vest over five years. The exercise price of each option equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for any grants under the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, the Company's net income (loss) and net income (loss) per share would have been different than that reported on the consolidated statements of operations. The Company did not maintain adequate accounting records needed to provide stock options financial statements disclosure required under accounting principles generally accepted in the United States of America, including SFAS 123 and 148 and therefore these required disclosures have not been included in these consolidated financial statements. See above for more information regarding stock options disclosure.

Note 11. Income Taxes

        At October 31, 2004, the Company had net operating loss carryforwards of approximately $98.4 million for federal income tax and approximately $20.6 million for state income tax reporting purposes. The federal net operating loss carryforwards expire through fiscal 2024 and the state net operating loss carryforwards expire through fiscal 2009. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards to be used in any given year upon occurrence of certain events, including significant changes in ownership interests.

        For federal and state tax purposes, at October 31, 2004 and 2003, the Company had net deferred tax assets of approximately $36.4 million and $32.7, respectively, which were fully offset by valuation allowances. The net change in the total valuation allowance for the years ended October 31, 2004 and 2003 was an increase of $3.7 million and $1.0 million, respectively. These net deferred tax assets principally arise from to net operating loss carryforwards.

        The following is a reconciliation of expected tax expense (benefit) to actual for each of the years ended October 31 (in thousands):

	2004	2003	2002
			As Restated
Book income (loss)	$(474)	$(2,805)	$(2,560)
Expected tax expenses (benefit)	(161)	(840)	(894)
Effect of change in valuation allowance (net)	161	840	894

Actual tax benefit (liability)	$—	$—	$—

Note 12. Concentrations, Segments and Geographic Information

        The Company operates in two operating segments. One segment designs, produces, and markets high performance thin client network devices and terminals designed for office and home automation both domestically and internationally and the other segment owns and operates an office building in San Jose, California as the result of the Company's acquisition of TVCA, LLC during fiscal year 2004. The Company maintains all of its long lived assets in the United States of America.

        TeleVideo had export sales (primarily to Europe, Asia and Latin America) of approximately $0.6 million in fiscal 2004 (representing 6% of total net sales), $1.1 million in fiscal 2003 (13% of total sales) and $1.2 million in fiscal 2002 (15% of total net sales).

        For the fiscal year ended October 31, 2004, one customer represented 14% of total net revenue and for the fiscal year ended October 31, 2003, one customer represented 11% of total net revenue. For the fiscal year 2002, no single customer accounted for 10% or more of total net sales.

        The Company's sales are represented principally by two main products, thin clients and terminals. Sales by product line for each of the three years ended October 31, is as follows (in thousands):

Product	2004	2003	2002
ThinClient	$7,761	$6,275	$5,565
Terminals	1,599	2,209	2,328
Others	123	151	135

Total	$9,483	$8,635	$8,028

Note 13. Related Party Transactions

TeleMann Sublease and Loan Receivable

        The Company's CEO, Dr. K. Philip Hwang, is a 5% shareholder of TeleMann, Inc., a subsidiary of Global Telemann Systems, Inc. ("GTS"), a privately held company. Starting in 1999, GTS subleased a portion of the building located at 2345 Harris Way from the Company. From January 2001 to November 2004, GTS was unable to pay the monthly rental obligations under the lease agreement. In the first quarter of fiscal year 2004, the Company agreed to loan GTS up to $0.2 million, with an annual interest rate of 6%. In the first and second quarters of fiscal year 2004, GTS borrowed a total of $0.2 million. In the third quarter of fiscal 2004, the Company agreed to increase the maximum amount of this loan to $0.3 million and GTS borrowed an additional $0.1 million. The loan is personally guaranteed up to $0.2 million by the Company's CEO, Dr. K. Philip Hwang, and was expected to be paid back by November 30, 2004. As of May 16, 2005, these loans to Telemann have not been repaid. As of October 31, 2004, the balance of the loan was $0.2 million and $0.1 million was reserved.

Related Party Note Payable

        Additionally, the Company has entered into a line of credit agreement with a related party. See Note 7 for more information regarding this transaction.

Note 14. Commitments and Contingencies

        The Company was named as a defendant in a lawsuit filed in the normal course of its business. In the opinion of management, after consulting with legal counsel, the liabilities, if any, resulting from this matter will not have a material effect on the financial statements of the Company. In November 2004, the lawsuit was settled in the Company's favor.

        Rent expenses under noncancellable operating leases was $557,000, $682,000 and $682,000 for the fiscal years ended October 31, 2004, 2003 and 2002, respectively.

Note 15. Supplementary Quarterly Data (unaudited, in thousands, except for per share data)

	Quarter Ended
	October 31,		July 31		April 30,		January 31,
	2004	2003	2004	2003	2004	2003	2004	2003
				As Restated		As Restated		As Restated
Net sales	$2,024	$2,937	$2,330	$2,254	$2,238	$1,845	$2,891	$1,599
Gross profit	319	392	466	65	503	293	709	329
Loss from operations	(339)	(615)	(419)	(928)	(490)	(731)	(313)	(591)
Net income (loss)	$316	$(337)	$(403)	$(1,218)	$(474)	$(985)	$87	$(265)
Net income (loss)/share, basic and diluted	$0.03	$(0.03)	$(0.04)	$(0.11)	$(0.04)	$(0.09)	$0.01	$(0.02)
Weighted average shares outstanding, basic and diluted	11,310	11,310	11,310	11,310	11,310	11,310	11,310	11,310

Note 16. Subsequent Events

Sale of Thin Client Business

        In January 2005, the Company entered into a definitive agreement with Neoware, Inc. ("Neoware"), one of its competitors, under which Neoware will acquire the Company's thin client business including all thin client assets, certain contract obligations, a trademark license, product brands, customer lists, customer contracts and non-competition agreements for $4 million in cash plus a potential earn-out based upon performance (as amended). In addition, starting January 12, 2005, TeleVideo has retained Neoware as its exclusive distributor and sales agent and all TeleVideo thin client products are available directly from Neoware. The transaction is subject to regulatory approval, and the acquisition is expected to close in June 2005.

TeleMann Sublease

        The Company's CEO, Dr. K. Philip Hwang, is a 5% shareholder of TeleMann, Inc., a subsidiary of Global Telemann Systems, Inc. ("GTS"), a privately held company. Starting in 1999, GTS subleased a portion of the building located at 2345 Harris Way from the Company. From January 2001 to November 2004, GTS was unable to pay the monthly rental obligations under the lease agreement. Telemann left the premises at the end of November 2004. As of April 1, 2005, no payments were received under this loan.

Mortgage Loan Payable

        As of May 16, 2005, the Company has been unable to make the monthly payments required under the loan. Missed payments were for the months of February, March, April and May 2005. See Note 9 for more information regarding the mortgage loan payable.

TELEVIDEO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share amounts)

	April 30, 2005	October 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$343	$747
Accounts receivable, net	365	912
Loan to related party	200	200
Inventories, net	1,459	1,504
Prepaids and other current assets	130	79

Total current assets	2,497	3,442
Property, plant and equipment, net	4,873	4,918
Mortgage escrow deposits	583	693
Investment in affiliate	—	72

Total assets	$7,953	$9,125

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$663	$852
Accrued liabilities	903	506
Related party note payable	3,867	4,017
Mortgage loan payable—current	130	106

Total current liabilities	5,563	5,481
Mortgage loan payable, less current portion	8,621	8,669

Total liabilities	14,184	14,150

Commitments and contingencies (Note 2)
Stockholders' deficit:
Preferred stock, $0.01 par value Authorized—3,000,000 shares Outstanding—None as of April 30, 2005 and October 31, 2004	—	—
Common stock, $0.01 par value; Authorized—20,000,000 shares Outstanding—11,309,772 shares at April 30, 2005 and October 31, 2004 (net of 120,000 treasury shares)	453	453
Additional paid-in capital	95,735	95,735
Accumulated deficit	(102,419)	(101,213)

Total stockholders' deficit	(6,231)	(5,025)

Total liabilities and stockholders' deficit	$7,953	$9,125

The accompanying notes are an integral part of these condensed consolidated financial statements.

TELEVIDEO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
Net sales	$1,437	$2,238	$3,149	$5,129
Cost of sales	1,134	1,735	2,363	3,916

Gross profit	303	503	786	1,213

Operating expenses:
Sales and marketing	230	398	435	818
Research and development	84	144	190	296
General and administration	597	451	865	900

Total operating expenses	911	993	1,490	2,014

Loss from operations	(608)	(490)	(704)	(801)
Rental income	—	—	—	163
Gain on CNET stock sale	—	—	—	203
Gain on extinguishment of related party note payable	100	—	100	—
Impairment losses on investment in affiliates	—	—	(22)	—
Interest expenses, net	(351)	(137)	(597)	(245)
Other income, net	15	153	17	293

Net loss	$(844)	$(474)	$(1,206)	$(387)

Net loss per share, basic and diluted	$(0.07)	$(0.04)	$(0.11)	$(0.03)
Weighted-average shares outstanding	11,310	11,310	11,310	11,310

The accompanying notes are an integral part of these condensed consolidated financial statements.

TELEVIDEO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Six Months Ended April 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(1,206)	$(387)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	45	228
Gain on marketable securities	—	(203)
Impairment losses on investment in affiliate	22	—
Gain on extinguishment of related party note payable	(100)	—
Changes in operating assets and liabilities:
Accounts receivable	547	(507)
Prepaids, other current assets and mortgage escrow deposits	59	(131)
Inventories	45	1,802
Accounts payable	(189)	(2,092)
Accrued liabilities	397	175
Deferred rent	—	60
Deferred gain	—	(269)

Net cash used in operating activities	(380)	(1,324)

Cash flows from investing activities:
Proceeds from sale of marketable securities	—	289
Principal payments on note receivable	—	14
Loan to related party	—	(200)

Net cash provided by investing activities	—	103

Cash flows from financing activities:
Proceeds from issuance of note payable	—	800
Payments on capital lease obligation	—	(66)
Payments on mortgage loan	(24)	—

Net cash provided by (used in) financing activities	(24)	734

Net decrease in cash and cash equivalents	(404)	(487)
Cash and cash equivalents at beginning of period	747	596

Cash and cash equivalents at end of period	$343	$109

The accompanying notes are an integral part of these condensed consolidated financial statements.

TELEVIDEO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying interim condensed consolidated financial statements are unaudited, but in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the Company's consolidated financial position, results of operations, and cash flows as of and for the dates and periods presented. The condensed consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, the instructions to Form 10-Q and Article 10 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission ("SEC").

        These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2004 filed with the SEC on June 9, 2005. The results of operations for the three and six-month period ended April 30, 2005 are not necessarily indicative of the results for the entire fiscal year ending October 31, 2005 or any other period.

        The Company used net cash in operations of approximately $0.4 million and $1.3 million for the six-month periods ended April 30, 2005 and 2004, respectively. For the first six months of fiscal 2005, net cash used in operating activities was principally due to a loss from operations and a decrease in accounts payable, partially offset by a decrease in accounts receivable and an increase in accrued liabilities. For the six month period ended April 30, 2004, net cash used in operating activities of approximately $1.3 million was primarily attributable to a decrease in accounts payable and an increase in accounts receivable, partially offset by a decrease in inventories. The decrease in accounts payable was due principally to payments made during the period for inventory acquired at the end of fiscal 2003 related to the replacement of our old motherboard for thin clients, VIA, with a new motherboard, TRANSMETA, while the decrease in inventory and increase in accounts receivable were due to an increase in total net sales for the six month period ended April 2004.

        Due to the Company's experience of recurring losses, the Company may be required to raise additional financing through the issuance of debt or equity or through other means such as customer prepayments, asset sales or secured borrowings. If additional funds are raised through the issuance of equity or debt securities, or secured borrowings, these securities could have rights, preferences and privileges senior or otherwise superior to that of the Company's common shares, and the terms of any debt could impose restrictions on the Company's operations. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's shareholders and such securities may have rights, preferences and privileges senior or otherwise superior to those held by existing shareholders. If the Company cannot raise funds on terms favorable to it, or raise funds at all, the Company may not be able to develop or enhance its products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. If the Company is unable to raise additional funds, the Company may be required to reduce the scope of its planned operations, which could harm its business, or the Company may even need to cease operations.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Net Loss Per Share

        Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share should reflect potential dilution from outstanding stock options using the treasury stock method. However, as stated in the "Stock Based Compensation" paragraph below, the Company did not maintain accounting records needed to provide such information.

Investment in Affiliate

        Investments in affiliated companies of which the Company owns 20% or more are accounted for using the equity method. Accordingly, consolidated net loss includes the Company's share of the net losses of those companies. Investments in affiliated companies of which the Company owns less than 20% are carried at cost. The Company makes periodic evaluations of the recoverability of its investments in affiliates based upon internal and external events affecting the expected realization of the Company's investment.

Revenue Recognition

        In accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements," the Company recognizes revenue when products are shipped and all four of the following criteria are met: (i) persuasive evidence of arrangements exists; (ii) delivery has occurred; (iii) the Company's price to the buyer is fixed or determinable; and (iv) collectibility is reasonably assured. The Company performs periodic evaluations of its customers' financial condition, maintains a reserve for potential credit losses, and adjusts the reserve periodically to reflect both actual and potential credit losses. In addition, such allowances provide for returns resulting from stock balancing agreements and price protection programs. Product warranties are based on the ongoing assessment of actual warranty expenses incurred.

Stock Based Compensation

        The Company has elected to use the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), subsequently amended by SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" to account for stock-based awards issued to its employees. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Compensation expense related to employee stock options is recorded if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company did not maintain adequate supporting documentation necessary in order to provide stock option financial statement disclosures required under accounting principles generally accepted in the United States of America, including SFAS 123 and 148. See the Company's Form 10-K filed on June 9, 2005, Note 9 of the notes to the consolidated financial statements included in Item 8, for more information regarding stock options.

Concentration of Risk

        Financial instruments, which potentially subjects the Company to concentration of risk, consist principally of trade and other receivables. In the ordinary course of business, trade receivables are with a large number of customers, dispersed across a wide North American geographic base. The Company extends credit to customers in the ordinary course of business and periodically reviews the credit levels extended to customers, estimates the collectibility of accounts and creates an allowance for doubtful accounts, as needed. The Company does not require cash collateral or other security to support customer receivables. Provisions are made for estimated losses on uncollectible accounts.

Allowance for Doubtful Accounts

        The Company makes ongoing assumptions relating to the collectibility of accounts receivable in the calculation of the allowance for doubtful accounts. In determining the amount of the allowance, the Company makes judgments about the creditworthiness of customers based on ongoing credit evaluations and assesses current economic trends affecting our customers that might impact the level of credit losses in the future and result in different rates of bad debts than previously incurred. The Company also considers the historical level of credit losses. The Company's reserves historically have been adequate to cover actual credit losses.

        Accounts receivable includes allowances for doubtful accounts of approximately $0.1 million as of April 30, 2005 and October 31, 2004.

Inventories, net

        Inventories are stated at the lower of cost or market. Cost is computed on a currently adjusted standard cost basis (which approximates average cost) for both finished goods and work-in-process and includes material, labor and manufacturing overhead costs.

        Inventories consisted of the following (in thousands):

	April 30, 2005	October 31, 2004
	(unaudited)
Purchased parts and subassemblies	$598	$350
Work-in-process	52	158
Finished goods	809	996

	$1,459	$1,504

Accrued Warranty and Related Costs

        The warranty periods for the Company's products are generally between one and three years from the date of shipment. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of component suppliers, its warranty obligation is affected by product failure rates, material usage, and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage, or service delivery costs differ from the estimates, revisions to the estimated warranty accrual and related costs may be required. The Company assesses the adequacy of its warranty liability at least quarterly and adjusts the amounts as necessary based on actual experience and changes in future expectations.

        The following table reconciles changes in the Company's accrued warranty, which is included in accrued expenses and related costs for the three-month period ended April 30, 2005 (unaudited, in thousands):

Beginning accrued warranties and related costs	$47
Warranties accrued	11
Warranties settled	(15)

Ending accrued warranties and related costs	$43

Recent Accounting Pronouncements

        In November 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 151 ("SFAS 151"), "Inventory Costs, an amendment of ARB No. 43, Chapter 4." The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

        In December 2004, the FASB issued SFAS 123R, "Share-Based Payment." SFAS 123R will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123R replaces SFAS 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board Opinion 25 ("Opinion 25"), "Accounting for Stock Issued to Employees." SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS 123 permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed proforma net income using fair-value-based methods. Public entities are required to apply SFAS 123R as of the first annual reporting period that begins after June 15, 2005. The Company has not yet determined which transition method will be adopted for the recognition of the stock based compensatory expense and the Company believes that expensing of stock options will not have a material impact on its financial statements going forward due to its limited utilization of stock options.

NOTE 2. COMMITMENTS AND CONTINGENCIES

        From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and other resources.

NOTE 3. LINE OF CREDIT

        In May 2001, the Company obtained a line of credit, payable on demand, from Gemma Hwang ("Mrs. Hwang"), the spouse of the Company's CEO and majority stockholder, Dr. K. Philip Hwang, in the amount of $3.5 million. The Company can borrow money under this line of credit when needed in order to assure the continuity of operations. The Company granted to Mrs. Hwang a security interest in the following described property as collateral for the line of credit:

  a)
  15,278 shares of the common stock of Xeline (Keyin Telecom);

  b)
  45,000 shares of the common stock of Biomax;

  c)
  285,714 shares of the common stock of Synertech;

  d)
  30% from the TeleVideo Ningbo China equity;

  e)
  any and all intellectual property of TeleVideo, including but not limited to patents, hardware and software engineering documents;

  f)
  any and all trademarks, trade names and intangible assets of TeleVideo.

        Under this line of credit, which bears interest at prime plus one percent per annum, the Company received $0.3 million in June 2001, $0.5 million in July 2001, $0.5 million in September 2001, $0.5 million in December 2001, $0.5 million in April 2002, $0.5 million in October 2002, $0.5 million in April 2003 and $0.2 million in June 2003. In November 2001, the Company paid back approximately $0.5 million from this loan by giving its interest in Alpha Technology and the proceeds from the Koram investment. Starting in May 2003, the interest for this note began to be accrued, rather than paid, as agreed between the Company and Mrs. Hwang.

        In November 2003, Mrs. Hwang agreed to increase the maximum credit amount for the note payable from $3.5 million to $4.0 million, all other conditions remaining the same. Under the new agreement, the Company borrowed $0.3 million in November 2003 and $0.5 million in December 2003. As of January 31, 2005, the balance of the loan was $4.3 million, including principal of $4.0 million and accrued interest of approximately $0.3 million, with an interest rate of 6.25%.

        During fiscal years 2003 and 2004, Xeline, Synertech and Ningbo China were written off from the Company's books due to permanent impairments in their fair market value, and, consequently, the value of the assets granted as security interest for this note was reduced.

        During the quarter ended April 30, 2005, the Company paid down $150,000 of principal on the note payable in exchange for its investments in Biomax and Xeline for $50,000 and $100,000, respectively. At the end of year 2004, Xeline recorded a large stockholders deficit and the Company considered that it was a permanent impairment in the value of this investment. Consequently, the investment balance of approximately $0.2 million was written off as of October 31, 2004. In April 2005, due to the exchange transaction with Gemma Hwang, we recorded $100,000 gain on extinguishment of related party note payable in our financial statements.

        Additionally, the Company has entered into a loan agreement with a related party. See Note 4 for more information regarding this transaction.

        See Note 8 related to line of credit request for payment.

NOTE 4. RELATED PARTY TRANSACTIONS

TeleMann Sublease and Loan Receivable

        The Company's CEO, Dr. K. Philip Hwang, is a 5% shareholder of TeleMann, Inc., a subsidiary of Global Telemann Systems, Inc. ("GTS"), a privately held company. Starting in 1999, GTS subleased a portion of the building located at 2345 Harris Way from the Company. From January 2001 to November 2004, GTS was unable to pay the monthly rental obligations under the lease agreement. In the first quarter of fiscal year 2004, the Company agreed to lend GTS up to $0.2 million, with an annual interest rate of 6%. In the first and second quarters of fiscal year 2004, GTS borrowed a total of $0.2 million. In the third quarter of fiscal 2004, the Company agreed to increase the maximum amount of this loan to $0.3 million and GTS borrowed an additional $0.1 million. The loan is personally guaranteed up to $0.2 million by the Company's CEO, Dr. K. Philip Hwang, and was expected to be paid back by November 30, 2004. As of April 30, 2005, the balance of the loan was $0.2 million and $0.1 million was reserved. As of July 13, 2005, these loans to GTS have not been repaid, and the Company has hired an outside counsel to help with the collection process.

NOTE 5. INVESTMENTS IN AFFILIATES

Cost Method

mySimon, Inc.

        In September 1998, the Company invested $1.0 million in the online comparison shopping Internet company, mySimon, Inc., receiving convertible preferred stock. In February 2000, CNET Networks, Inc. (formerly, CNET, Inc.) completed the acquisition of mySimon, Inc. As a result of this acquisition, the Company received 375,108 shares of common stock of CNET Networks, Inc. ("CNET") in exchange for 100% of its interest in mySimon, Inc. In connection with this transaction, the Company adjusted its consolidated balance sheet to reflect the conversion to a marketable security. In January 2004, the Company sold all its remaining shares of CNET common stock and the proceeds of approximately $0.3 million were used for regular business activities.

Biomax Co., Ltd.

        On May 12, 2000, the Company purchased, for a cash investment of approximately $0.9 million, an aggregate of 45,000 ordinary shares of Biomax Co., Ltd. ("Biomax"). Biomax was a startup company, with its principal offices located in Seoul, Korea, engaged in developing an herbal product to help lower cholesterol levels in humans. Its existing technology was developed by and obtained from the Korea Research Institute of Bioscience and Biotechnology. The Company's investment in Biomax represents a 15% interest in this privately held corporation. During the quarter ended April 30, 2005, the Company exchanged its investment in the common stock of Biomax for $50,000 of principal owed to Gemma Hwang. See Note 3 for more information regarding this related party note payable.

Xeline (Keyin) Telecom Co., Ltd.

        On May 12, 2000, the Company purchased for approximately $2.5 million an aggregate of 15,278 ordinary shares of Xeline (Keyin) Telecom Co. Ltd. ("Xeline"). Xeline is a private company located in Seoul, Korea, that is engaged in developing power line technology for electricity transportation. The Company's investment in Xeline represents a 5.75% interest in this corporation. At the end of fiscal year 2004, Xeline recorded a large stockholders' deficit and the Company considered that it was a permanent impairment in the value of this investment. Consequently, the investment balance of approximately $0.2 million was written off as of October 31, 2004. During the quarter ended April 30, 2005, the Company exchanged its investment in the common stock of Xeline for $100,000 of principal owed to Gemma Hwang. See Note 3 for more information regarding this related party note payable.

NOTE 6. SEGMENT REPORTING

        The Company operates in two operating segments. One segment designs, produces, and markets high performance thin client network devices and terminals designed for office and home automation both domestically and internationally and the other segment owns and operates an office building in San Jose, California as the result of the Company's acquisition of TVCA, LLC during fiscal year 2004. The Company maintains all of its long lived assets in the United States of America. The Company's chief executive officer reviews a single set of financial data that encompasses the Company's entire operations for purposes of making operating decisions and assessing performance.

        TeleVideo had export sales, primarily to Europe, Asia and Latin America, of approximately $0.1 million in the second quarter of the fiscal years 2005 and 2004, representing 6% and 4% of total net sales, respectively.

        The Company's sales are represented in principal by two main products, thin clients and terminals. Below is the break-out of sales of these products for each of three and six months ended April 30, 2005 and 2004, (in thousands):

	Three Months Ended April 30, (unaudited)		Six Months Ended April 30, (unaudited)
Product
	2005	2004	2005	2004
Thin client	$1,197	$1,936	$2,476	$4,358
Terminals	230	288	656	756
Others	10	14	17	15

Total	$1,437	$2,238	$3,149	$5,129

NOTE 7. PURCHASE of TVCA, LLC and TVCA, INC

        In December 1998, the Company sold its main facility (land and building) for approximately $11.0 million and concurrently leased back this facility over a 15-year lease term expiring in December 2013. The land component had been recorded as an operating lease. The building component had been accounted for as a capital lease, and was recorded at the fair value of approximately $6.3 million. As a result of the sale and leaseback, a deferred gain of approximately $8.0 million was recorded. The deferred gain attributable to the land element, which approximates $3.5 million, has been amortized over the 15-year lease life on a straight-line method. The deferred gain attributable to the building element, which approximates $4.5 million, has been amortized over the leased building asset life or over the 15-year lease term, on the straight-line method.

        As of October 31, 2003, the total deferred gain on the land and building was $5.5 million.

        On August 9, 2004, the Company agreed on consent to transfer 99.9% interest in TVCA, LLC and on the assignment of a 100% interest in TVCA, Inc. TVCA, LLC is the legal entity that owns the land and the building where the Company's headquarters is located. As consideration for the transfer of membership interests in TVCA, LLC and assignment of ownership of TVCA, Inc., the Company assumed the non-recourse mortgage loan payable in the principal balance of $8.8 million for which the property serves as security and cancelled the $2.4 million note receivable issued by Televideo under the 1998 sale-leaseback agreement. Additionally, the Company's CEO, Dr. K. Philip Hwang, personally contributed $0.1 million, reducing the Company's cost for this transaction with no additional obligation to the Company.

        The fair market value of the property was appraised by an independent certified appraiser at $4.85 million and the Company received mortgage loan escrow deposits of approximately $0.7 million. The total amount of the mortgage loan assumed by the Company, for which the property served as security, was approximately $8.8 million, and the resulting difference between the assets received and debt assumed of $3.4 million was recorded as goodwill. In accordance with SFAS 142, "Goodwill and Other Intangible Assets," the statement requires a test for impairment to be performed annually, or immediately if conditions indicate that such an impairment could exist. The conditions that indicate a goodwill impairment exists are that the primary assets of TVCA, LLC, land and a building, is essentially vacant without any prospects of being leased in the near future. As of October 31, 2004, the Company recognized an impairment charge of $3.4 million for the book value of the goodwill.

        The balance of the secured loan mortgage for the headquarters property was $8.8 million at April 30, 2005, with an interest rate of 8% per annum. Scheduled monthly payments are $68,000, including principal and interest, and the maturity date for this loan is January 1, 2009, when all remaining outstanding principal and interest must be paid.

        Beginning in February 2005, the Company has been unable to make the monthly payments of $68,000 for principal and interest required under the loan agreement. As of April 30, 2005, because the Company was unable to make scheduled payments starting in February 2005, additional interest and late fees in the amount of approximately $0.4 million have been accrued in accordance with the mortgage loan agreement.

NOTE 8. SUBSEQUENT EVENTS

Sale of Thin Client Business

        In January 2005, the Company entered into a definitive agreement with Neoware, Inc. ("Neoware"), one of its competitors, under which Neoware will acquire the Company's thin client business including all thin client assets, certain contract obligations, a trademark license, product brands, customer lists, customer contracts and non-competition agreements for $5 million in cash plus a potential earn-out based upon performance. In addition, starting January 12, 2005, TeleVideo has retained Neoware as its exclusive distributor and sales agent and all TeleVideo thin client products are available directly from Neoware. The agreement was amended on June 14, 2005, reducing the purchase price to $4 million, increasing the potential earn-out, and extending the termination date of the agreement. The transaction is subject to regulatory approval, and the acquisition is expected to close in July 2005.

Line of Credit Request for Payment

        In June 2005 the Company received a letter from Mrs. Hwang, a related party, requesting immediate payment of approximately $4.3 million, representing total principal and accrued interest owed by the Company for the note as of that date. During the three month period ended April 30, 2005, the Company repaid Mrs. Hwang $150,000 in exchange for its investments in Biomax and Xeline. The Company has been unable to make additional cash payments on the line of credit due to its current liquidity status. See Note 3 for more information regarding this related party note payable.

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in Amendment No. 2 to the Information Statement of Televideo, Inc. on Form 14C of our report dated April 29, 2005 relating to the consolidated financial statements of Televideo, Inc. for the year ended October 31, 2004 appearing in this Information Statement.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
July 25, 2005

ANNEX A

ASSET PURCHASE AGREEMENT

BETWEEN

NEOWARE SYSTEMS, INC.

AND

TELEVIDEO, INC.

January 10, 2005

A-i

ARTICLE V OPERATION OF BUSINESS PENDING CLOSING		A-18
5.1	Conduct of Seller	A-18
5.2	Tax Assessments and Audits	A-19
ARTICLE VI ADDITIONAL COVENANTS		A-19
6.1	Covenants of Seller	A-19
6.2	Covenants of Purchaser	A-20
6.3	Access and Information	A-20
6.4	Information Statement	A-21
6.5	No Solicitation	A-22
6.6	Expenses	A-23
6.7	Certain Notifications	A-23
6.8	Publicity; Employee Communications	A-23
6.9	Further Assurances	A-23
6.10	Inconsistent Action	A-23
6.11	Employee Matters	A-23
6.12	Assignments; Consents	A-24
6.13	Sufficiency of Assets	A-25
ARTICLE VII CONDITIONS PRECEDENT TO CLOSING		A-25
7.1	Conditions of Purchaser	A-25
7.2	Conditions of Seller	A-26
ARTICLE VIII POST-CLOSING OBLIGATIONS		A-27
8.1	Seller-Assumed Warranty Obligations	A-27
8.2	Seller Supply of the Products	A-27
8.3	Seller-Assumed Support Services Obligations	A-27
8.4	Continued Operations; No Bankruptcy	A-28
8.5	Product Returns	A-28
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		A-28
9.1	Termination	A-28
9.2	Effect of Termination	A-29
9.3	Amendment	A-29
9.4	Waiver	A-29
ARTICLE X INDEMNIFICATION		A-29
10.1	Survival	A-29
10.2	Indemnification	A-30
10.3	Procedures	A-30
10.4	Third Party Claims	A-30
10.5	Indemnification Exclusive	A-31
10.6	Limitation on Amount	A-31
ARTICLE XI REBATE AND MARKETING PROGRAMS		A-31
11.1	List of Programs	A-31
11.2	Payments	A-31
11.3	Marketing Rights	A-31

A-ii

ARTICLE XII GENERAL PROVISIONS		A-31
12.1	Notices	A-31
12.2	Severability	A-32
12.3	Entire Agreement	A-32
12.4	Successors and Assigns	A-32
12.5	Counterparts	A-32
12.6	Recitals, Schedules, Exhibits and Annexes	A-32
12.7	Construction	A-33
12.8	Governing Law	A-33
12.9	Passage of Title and Risk of Loss	A-33
12.10	Bulk Sales	A-33

A-iii

INDEX OF EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Korea Distributor Agreement, as shall be agreed to by the parties
Exhibit C	License Agreement
Exhibit D	Noncompetition Agreements
Exhibit E	Reseller Agreement
Exhibit F	Transitional Services
Exhibit G	Transitional Supply and Trademark License Agreement
Exhibit H	Seller's Opinion
Exhibit I	Warranties

A-iv

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of January 11, 2005 between NEOWARE SYSTEMS, INC., a Delaware corporation ("Purchaser"), and TELEVIDEO, INC., a Delaware corporation ("Seller").

RECITALS

        A.    Seller is presently engaged in the business of designing, developing, manufacturing, distributing and selling Windows and Linux-based thin client devices (the "Products") and general purpose terminal products.

        B.    Seller desires to Transfer (as hereinafter defined) to Purchaser, and Purchaser desires to purchase from Seller, all of the assets owned or held for use by Seller or used by Seller in connection with Seller's business of designing, developing, manufacturing, distributing and selling the Windows and Linux-based thin client devices (referred to herein as the "Business"), other than the Excluded Assets (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

        C.    Seller desires to delegate to Purchaser, and Purchaser is willing to assume from Seller, the Assumed Liabilities (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

        D.    Simultaneously with the execution of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into this Agreement, certain stockholders of Seller (the "Principal Seller Stockholders") are entering into an agreement (the "Stockholders' Agreement") with Purchaser, pursuant to which each of the Principal Seller Stockholders agrees, among other things, to take certain actions in furtherance of the Transfer, including causing the execution and delivery of written consents in accordance with Section 228 of Delaware Law (as hereinafter defined) pursuant to which the record holders of the shares of Seller's Common Stock (as hereinafter defined) beneficially owned by each of the Principal Seller Stockholders will consent to the adoption of this Agreement and the approval of the Transfer without a meeting of the stockholders, without prior notice and without a vote (the "Written Consent").

        E.    Simultaneously with the execution of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into this Agreement, Seller and Purchaser are entering into a reseller agreement (the "Reseller Agreement") pursuant to which Purchaser will be the exclusive reseller and sales agent for Seller's Products during the period commencing on the date of this Agreement until the Closing.

        F.     Immediately following the execution and delivery of this Agreement, each of the record holders of the shares of Seller's Common Stock beneficially owned by the Principal Seller Stockholders will execute a Written Consent and deliver it to the secretary of the Seller, and the secretary shall certify and acknowledge that the Stockholder Approval (as hereinafter defined) has been obtained.

        NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a Section, Article, Exhibit or Schedule shall mean the applicable section, article, exhibit or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles, consistently applied.

        "Action" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

        "Affiliate" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

        "Agreement" shall mean this Asset Purchase Agreement, together with all Schedules and Exhibits hereto.

        "Ancillary Agreements" shall mean the Escrow Agreement, the License Agreement, the Noncompetition Agreements, the Stockholders' Agreement, the Reseller Agreement and the Transitional Supply and Trademark License Agreement.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Damages" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article IX hereof).

        "Delaware Law" shall mean the Delaware General Corporation Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which Seller is (or at any relevant time was) a member.

        "Escrow Agreement" shall mean the form of Escrow Agreement attached hereto as Exhibit A.

        "Exchange Act" shall mean the Securities Exchange Act of 1934.

        "Governmental Entity" shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including, without limitation, the IRS and other taxing authorities.

        "Information Statement" shall mean the Information Statement as defined in Section 6.4.

        "Knowledge" shall mean (a) knowledge of any of the senior management of Seller, including Dr. K. Philip Hwang, Richard Kim, and Carmino Rosa, and (b) the knowledge that any of such persons would be reasonably expected to have after making inquiry of those persons employed by such party who would reasonably be expected to have knowledge of the issue in question.

        "Korea Distributor Agreement" shall mean the Korea Distributor Agreement as shall be agreed to by the parties.

        "Legal Requirement" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

        "License Agreement" shall mean the License Agreement in the form attached hereto as Exhibit C.

        "Lien" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

        "Material Adverse Effect" shall mean any event, change or effect that is (or could reasonably be expected to be) materially adverse to the Assets or the Business or to Purchaser's ability to continue to operate the Business as operated prior to the Closing.

        "Noncompetition Agreement" shall mean the Noncompetition Agreement in the form attached hereto as Exhibit D.

        "Ordinary Course" shall mean, when used with reference to Seller, the ordinary and normal course of the operation of the Business, consistent with past practices.

        "Person" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships and joint ventures.

        "Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA and any other written or oral employee plan (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by Seller or any ERISA Affiliate for the benefit of current or former employees, with respect to which Seller or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

        "Reseller Agreement" shall mean the Reseller Agreement in the form attached as Exhibit E.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933.

        "Seller Common Stock" shall mean Seller's common stock, par value $0.01 per share.

        "Stockholder Approval" shall mean the approval of Seller stockholders as defined in Section 3.26.

        "Subsidiary of a Person" shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

        "Tax" shall mean all taxes, including without limitation all Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, and any interest, fine, penalty or addition thereto, whether disputed or not.

        "Tax Return" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

        "Transitional Services" shall mean the Transitional Services included in Exhibit F.

        "Transitional Supply and Trademark License Agreement" shall mean the Transitional Supply and Trademark License Agreement in the form attached hereto as Exhibit G.

ARTICLE II
PURCHASE AND SALE OF ASSETS

        2.1    Purchase and Sale of Assets.    On the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.5), Seller will sell, transfer, grant, convey, assign and deliver ("Transfer") to Purchaser, and Purchaser will purchase and accept from Seller, the rights, properties and assets owned, held for use or used by Seller in connection with the operation or conduct of the Business, including any technology under development, as of the date hereof, or acquired by Seller in connection with the operation of the Business between the date hereof and the Closing Date (as defined in Section 2.5), or used by Seller in connection with the operation of the Business including, but not limited to, the rights, properties and assets described in this Section 2.1 (collectively the "Assets"):

          (a)   Personal Property.    The software, files, books, records, fixtures, equipment, supplies, computers, printers and all other tangible personal property owned or held by Seller in connection with the operation of the Business, as of the date hereof or acquired by Seller in connection with the operation of the Business between the date hereof and the Closing Date or used by Seller in connection with the operation of the Business, including those items listed or described on Schedule 2.1(a), except for property excluded under Section 2.2 (collectively, the "Owned Tangible Personal Property");

          (b)   Contract Rights.    All rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, leases, agreements, customer orders, contracts, written or verbal (including product warranty claims, rebates and indemnity or other rights of action against any person arising out of acts, omissions or occurrences before, at or after the Closing), prepaid items, deposits and refunds relating to the Business, including those items listed on Schedule 2.1(b) (collectively, the "Contracts");

          (c)   Intellectual Property.    The entire right, title and interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in connection with the operation of the Business or used by Seller in connection with the operation of the Business in, to or under (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all software, licenses, inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor, (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (except that the ownership of the TeleVideo tradename shall be excluded, subject to a license to Purchaser pursuant to the License Agreement), (vi) all databases and data collections and all rights therein, (vii) Seller's list of customer prospects pertaining to the Business (including customer data base and contact information related to historic sales of general purpose terminals by Seller and databases and contact information of customer prospects maintained by Seller's sales personnel), (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable), including the items listed on Schedule 2.1(c) (collectively, the "Intellectual Property");

          (d)   Governmental Licenses, Permits and Approvals.    To the extent Transferable, all rights and incidents of interest of Seller existing as of the date hereof or acquired by Seller between the date hereof and the Closing Date in, to or under all licenses, permits and authorizations (collectively, the "Approvals") issued or requested to be issued by any Governmental Entity in connection with the operation of the Business, including the Approvals listed or described on Schedule 2.1(d);

          (e)   Books and Records.    All books, records, ledgers, files, documents, correspondence, studies, reports and other documents of Seller relating to the Business or the Assets; and

          (f)    Goodwill.    The goodwill of the Business.

        2.2    Excluded Assets.    Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the "Excluded Assets") will not be included in the Assets:

          (a)   Inventory.    All raw material, works-in-progress and finished goods inventories relating to the Business.

          (b)   Accounts Receivable.    All accounts receivable arising from the conduct of the Business prior to the Closing.

          (c)   The Televideo tradename, which shall be subject to a fully paid license to Purchaser to use the name in connection with the Business in accordance with the License Agreement.

          (d)   Real Estate.

          (e)   Certain personal property not directly related to the design or manufacture of the Products, as listed or described on Schedule 2.2(e).

        2.3    Purchase Price.    Purchaser will pay for the Assets a purchase price in the amount of Five Million Dollars ($5,000,000), subject to adjustment as provided in Sections 2.4(b) and 2.6 (the "Purchase Price").

        2.4    Payment of Purchase Price.

          (a)   Closing Payment and Escrow. At the Closing (as defined in Section 2.5):

              (i)  Purchaser shall pay to Seller an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000), subject to adjustment, as provided in Sections 2.4(b) and 2.6 (the "Closing Payment"); and

             (ii)  Purchaser shall deposit into an escrow account (the "Escrow Account") Five Hundred Thousand Dollars ($500,000) (the "Escrow Amount"), to be held and disbursed by Wachovia Bank (or if Wachovia Bank is unable to serve, by another party appointed by the parties), as escrow agent (the "Escrow Agent"). The Escrow Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement. The Escrow Amount, or a portion thereof, as set forth in the Escrow Agreement, will be subject to set-off for any indemnification claims arising during the thirty six-month period commencing on the Closing Date (the "Escrow Period"), and as otherwise provided herein and in the Escrow Agreement.

    The Escrow Agreement shall terminate at the close of business on the last day of the Escrow Period (the "Escrow Termination Date"), unless there are any unresolved indemnification or other claims or disputes on such date pursuant to which Purchaser may be entitled to all or a portion of the Escrow Amount. In the event of any such unresolved claims or disputes, the Escrow Agreement will continue in force, but any portion of the Escrow Amount which exceeds the amount for which a claim has been made or a dispute exists shall be released to Seller, except as provided in the Escrow Agreement. Seller's liability for the claims identified in this Section 2.4(b), or any other claims of Purchaser hereunder, shall not be limited to the Escrow Amount.

          (b)   Earn-Out.

              (i)  Purchaser shall pay to Seller additional cash consideration (the "Contingent Consideration") equal to the sum of the following:

              (1)   $500,000, if revenues to Purchaser from the sale of Seller's Products or Purchaser's products by Purchaser to Seller's Customers (as defined below) and revenues from sales of the Products to Purchaser's customers (the "Earn-Out Revenues") exceed $12,000,000 for the 12-month period commencing on the date of this Agreement (the "Earn-Out Period"); and

              (2)   $500,000, if the Earn-Out Revenues exceed $13,000,000 for the Earn-Out Period; and

              (3)   an amount equal to 0.20 multiplied by the excess of the Earn-Out Revenues over $14,000,000 for the Earn-Out Period.

             (ii)  "Seller's Customers" shall be those customers listed on Schedule 2.4(b). Calculation of the Earn-Out Revenues shall be subject to the following qualifications:

              (1)   Revenues from Seller's Customers who are also customers of Purchaser ("Mutual Customers") shall be excluded for purposes of calculating Earn-Out Revenues, provided however, that revenues from Mutual Customers who are resellers or distributors shall be included for purposes of calculating Earn-Out Revenues for that portion of revenues that relates to the shipment of a Seller's Product.

              (2)   Revenues from Seller's end user customers whose names are set forth on the attached list who are not Mutual Customers shall apply whether Purchaser sells a Seller's Product or transitions the Seller's end user customer to a Purchaser's product.

              (3)   No revenues shall be included to the extent that they are related to Purchaser's products sold to Purchasers customers.

              (4)   Earn-Out Revenues shall include revenues from the sale of any Seller Product to any of Purchaser's existing customers.

            (iii)  The amount of Contingent Consideration payable to Seller under this Section 2.4(b) shall be subject to adjustment for credits related to product returns, price adjustments and non-payment of invoices.

            (iv)  Subject to adjustment under Section 2.4(b)(ii), Contingent Consideration, if any, payable under Section 2.4(b)(i) shall be payable to Seller within 45 days after the end of the Earn-Out Period. Seller shall have the right, at its sole expense, to audit Purchaser's records related and limited to Purchaser's performance under Section 2.4(b)(i) as is necessary to verify the amount of Contingent Consideration payable, upon at least three days prior notice, in a manner not disruptive of Purchaser's business during Purchaser's normal business hours.

        2.5    Closing.    The purchase and sale of the Assets and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall occur at 10:00 a.m., local time, on March 15, 2005 at the offices of Neoware or at such other time or on such other date as shall be agreed by Seller and Purchaser upon fulfillment of all conditions precedent to the Closing, such hour and date being herein generally referred to as the "Closing Date. At the Closing:

          (a)   Seller shall deliver or cause to be delivered to Purchaser, against payment by Purchaser to Seller of the Closing Payment:

              (i)  all of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 7.1 hereof.

          (b)   Purchaser shall deliver or cause to be delivered to Seller against delivery of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 7.1:

              (i)  a wire transfer of immediately available funds to an account designated in writing by Seller in an amount representing the Closing Payment; and

             (ii)  all of the documents, if any, required to be delivered by Purchaser pursuant to Section 7.2 hereof.

        2.6    Ad Valorem Tax Adjustment.    All ad valorem Taxes imposed by any taxing authority upon the Assets will be prorated between Seller and Purchaser as of the Closing Date based on the most current available tax rates and assessed values (such prorations to be adjusted when final rates and assessed values are established). All such Taxes attributable to the period up to the Closing Date and which remain unpaid as of the Closing Date shall be deducted from the Purchase Price. All such Taxes, if any, attributable to the period following the Closing Date and which have been paid by Seller prior to the Closing Date shall be added to the Purchase Price. All adjustments to the Purchase Price will be calculated as of 11:59 p.m. on the Closing Date.

        2.7    Allocation of Purchase Price.    The Purchase Price represents the amount agreed upon by Purchaser and Seller to be the aggregate fair market value of the Assets. Purchaser and Seller have agreed that the Purchase Price will be allocated based upon an appraisal to be obtained by Purchaser within sixty (60) days following the Closing Date. Purchaser and Seller will allocate the Purchase Price to the Assets in such manner consistently for all purposes, including in connection with all federal, foreign, state, local and other Tax Returns and reports prepared and filed by or for either of Purchaser or Seller.

        2.8    Assumed Liabilities.    On the terms and subject to the conditions hereof, as of the Closing, Purchaser will assume only and thereafter in due course pay, perform and discharge the following, and only the following, liabilities and obligations of Seller (the "Assumed Liabilities"):

          (a)   all liabilities and obligations of Seller arising under the terms of the Contracts that are included in the Assets and listed or described on Schedule 3.11(a) (the "Assumed Contracts"), but only to the extent such liabilities and obligations arise after the Closing Date (and are not based on events occurring on or prior to the Closing Date) under the terms of such Assumed Contracts, provided, however, that Purchaser will not assume or be responsible for any such liabilities or obligations which arise under or in relation to any Plan or from any breach or default by Seller under any Contract, all of which liabilities and obligations will constitute Retained Liabilities (as defined in Section 2.9); and

          (b)   such liabilities and obligations as are listed on Schedule 2.8(b).

        2.9    Retained Liabilities.    Except as provided in Section 2.8, Seller will retain, and Purchaser will not assume or be responsible or liable with respect to, any liabilities or obligations of Seller or its Affiliates or their respective predecessors-in-interest, whether or not arising out of or relating to the operation of the Business or associated with or arising from any of the Assets or any other rights, properties or assets used in or associated with the Business at any time, and whether fixed or contingent, direct or indirect, or known or unknown, including, but not limited to, liabilities relating to warranties and service obligations relating to the operation of the Business by the Seller, liabilities for Taxes relating to the sale of the Assets and liabilities with respect to any of Seller's employees (collectively the "Retained Liabilities").

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to, and covenants and agrees with, Purchaser that as of the date hereof and as of the Closing Date:

        3.1    Organization and Good Standing.

          (a)   Each of Seller and its Subsidiaries has been duly organized and is existing as a corporation in good standing under the laws of the jurisdiction of its incorporation with full power and authority (corporate and other) to own and lease its assets and properties and to conduct its business and the operation of the Business as currently conducted. Each of Seller and its Subsidiaries has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 3.1(a), such jurisdictions comprising all jurisdictions in which Seller or any of its Subsidiaries owns or leases any property, or conducts any business, so as to require such qualification, except where any failure to qualify would not have a Material Adverse Effect, as defined in Article I.

          (b)   Except as set forth in Schedule 3.1(b), Seller has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

        3.2    Authorization and Effect of Agreement.    Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party and to perform the transactions contemplated hereby and thereby to be performed by Seller. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the performance by Seller of the transactions contemplated hereby and thereby to be performed by Seller has been duly authorized by all necessary action on the part of Seller's board of directors and, if applicable, holders of the Seller's indebtedness. This Agreement has been duly executed and delivered by Seller, and this Agreement is, and the Ancillary Agreements to which Seller is a party will be, when duly executed and delivered by Seller, assuming the due execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party by Purchaser, legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

        3.3    No Restrictions Against Sale of the Assets.    Except as listed or described on Schedule 3.3, the execution and delivery of this Agreement and the Ancillary Agreement to which Seller is a party by Seller do not, and the performance by Seller of the transactions contemplated hereby and thereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the certificate of incorporation or bylaws of Seller, (b) any Legal Requirement to which Seller or any of the Assets is subject, (c) any Contract or other material agreement, instrument or obligation of Seller, or (d) any licenses of Seller. No consent, approval, order or authorization of, or registration, declaration or filing with, any Person or Governmental Entity is required to be obtained or made by or with respect to Seller under any Legal Requirement in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Seller or the performance by Seller of the transactions contemplated hereby or thereby to be performed by it, except as set forth on Schedule 3.3.

        3.4    Financial Statements; SEC Reports.

          (a)   Schedule 3.4 hereto contains true and complete copies of (i) the audited balance sheets of Seller at October 31, 2002 and 2003, and the related audited statements of income, shareholders' equity and cash flows for the years then ended (the "Audited Financial Statements"), and (ii) the unaudited balance sheet of Seller at October 31, 2004, (the "Interim Balance Sheet") and the related statement of income, for the year then ended (and quarterly balance sheets and income statements for the quarters ended January 31, April 30 and July 31, 2004, respectively,)

  including, where available, in each case, the notes thereto (the financial statements described in clause (i) and (ii) above are collectively referred to as the "Financial Statements").

          (b)   The Financial Statements fairly present, in all material respects, the financial condition of the Seller and the Business as of the dates indicated therein and the results of operations and changes in financial position of the Seller and the Business for the periods specified therein, have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods covered thereby and prior periods (except in each case as stated in the applicable footnotes or auditor's report and except, in the case of interim financial statements, for year end adjustments).

          (c)   The Seller has no liabilities or obligations which would be required under GAAP to be reflected on a balance sheet of the Seller as of the date of this Agreement, except for liabilities and obligations (i) reflected or reserved against in the Interim Balance Sheet, (ii) incurred or arising in the ordinary course of business since October 31, 2004, (iii) incurred or arising other than in the ordinary course of business since October 31, 2004 and not, individually or in the aggregate, material, or (iv) described on Schedule 3.4(c).

          (d)   As of their respective dates, Seller's annual reports on Form 10-K for the fiscal years ended October 31, 2002 and 2003, and all quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other forms and reports filed with the SEC since November 1, 2002 (other than the financial statements (including the notes thereto) filed as a part thereof or incorporated by reference therein about which no representation is made hereby) (the "Seller SEC Documents"), in so far as they relate to the Assets or the Business, complied in all material respects with the requirements of the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to such Seller SEC Documents, and none of the Seller SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact, in either case only in so far as such fact or omission relates to the Assets or the Business, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller has filed with the SEC all reports and forms required to be filed by Seller with the SEC since November 1, 2001.

        3.5    Operation of the Business Since October 31, 2003.

        Except as described on Schedule 3.5, since October 31, 2003 (the "Balance Sheet Date"), Seller has conducted the operation of the Business in the Ordinary Course, and no change has occurred which materially and adversely affects the Assets or the condition (financial or otherwise), results of operations or prospects of the Business, nor, to Seller's knowledge, have any events occurred nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing Date, in any such change.

        3.6    Title to Assets; Licenses.    (a) Seller has, and immediately prior to the Closing will have, good, marketable and exclusive title to all of the Assets reflected on the Balance Sheet as owned by Seller and all of the Assets acquired by Seller since the Balance Sheet Date, in each case free and clear of all Liens except as set forth on Schedule 3.6(a). Seller has the valid and enforceable power and unqualified right to use and Transfer to Purchaser, the Assets.

          (b) Schedule 3.6(b) contains a list of all licenses relating to the Business under which Seller is the licensee, together with (i) the nature of each of the licensed Assets, (ii) the termination date of each such license, (iii) the name of the licensor, (iv) all payments made or required to be made for the fiscal year ended October 31, 2004, and (v) all prepaid payments made thereunder. All licenses pursuant to which Seller licenses from others property are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, under any license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance). Seller has the valid and enforceable right to use and Transfer to Purchaser Seller's rights in and to the licensed Assets. True and complete copies of all licenses listed on Schedule 3.6(b) have been delivered to Purchaser heretofore. Except as set forth on Schedule 3.6(b), no such license will require the consent of the licensor to, or as a result of, the consummation of the transactions contemplated by this Agreement.

          (c)   The delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement will vest in Purchaser good, marketable and exclusive title to the Assets, free and clear of all Liens, except for Liens listed or described on Schedule 3.6(a).

          (d)   Except as set forth in Schedule 3.6(d), no Person, other than Seller, has any rights or interests in the Assets or the Business.

          (e)   The Assets include all of the assets, property and rights, tangible or intangible, required by Purchaser to operate the Business, as currently operated on a stand alone basis after the Closing and which are held and used in or held for use in the operation of the Business by Seller.

        3.7    No Litigation.    Except as set forth on Schedule 3.7, there is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or Action pending or, to Seller's Knowledge, threatened, against Seller relating to or affecting the Business or the Assets or affecting Seller's ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement. Any Action for defective or allegedly defective products or workmanship pending or threatened against Seller, and the details of such Action, are described on Schedule 3.7.

        3.8    Income and Other Taxes.    Except as set forth on Schedule 3.8:

          (a)   All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Business are true, complete and correct in all respects and have been properly and timely filed. Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. No Liens have been imposed on or asserted against any of the Assets as a result of or in connection with any failure to pay any Taxes;

          (b)   All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the Business have been duly and timely paid or deposited by Seller. Seller has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. Seller has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date; and

          (c)   No Tax Return of Seller is currently being audited or is the subject of other Action by any Governmental Entity. Seller has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Seller, the Business or the Assets and Seller has no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

        3.9    Employee Benefit Matters.    Schedule 3.9 contains a complete list of all Plans. Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. Purchaser is not assuming, and shall not be subject to, any liabilities or obligations to Seller's employees as a result of the consummation of the transactions contemplated by this Agreement. All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of Seller and any ERISA Affiliate. There are no pending or, to Seller's knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any Plan or the assets of any Plan, or against Seller, or ERISA Affiliate, trustee, administrator, or fiduciary of such Plan, and Seller has no knowledge of any facts that could form the basis of any such Action. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan. No event has occurred which could subject Seller or any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of Seller or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

        3.10    Governmental Approvals.

          (a)   Seller possesses, and is operating in compliance with, all approvals material to the operation of the Business ("Approvals"). Schedule 3.10(a) contains a true and complete list of all Approvals. Each Approval has been lawfully and validly issued, and no proceeding is pending or, to Seller's knowledge, threatened looking toward the revocation, suspension or limitation of any Approval. Each of the Approvals is in full force and effect, and Seller is in compliance with all of the provisions of the Approvals.

          (b)   Except as set forth on Schedule 3.10(b), each of the Approvals (i) is assignable by Seller to Purchaser as contemplated by the Agreement and (ii) will be Transferred to Purchaser by Seller's delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement and will thereafter remain in full force and effect. Except as set forth on Schedule 3.10(b), no notice to or consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required to be obtained or made in connection with the Transfer to Purchaser of the Approvals.

          (c)   The Approvals are all of the rights and authorizations required by Legal Requirements for the operation of the Business. All of the Approvals are owned or held by Seller free and clear of all Liens or other encumbrances of any nature whatsoever.

          (d)   To Seller's knowledge, Seller or Purchaser would be able to renew all such Approvals by the terms thereof or in the ordinary course of business without the need to comply with any special qualifications procedures or to pay any amounts other than regular fees prescribed by law.

        3.11    Assumed Contracts.

          (a)   Schedule 3.11(a) contains a true and complete list and description of all Assumed Contracts, other than the Plans. True and complete copies of all such Assumed Contracts have been delivered to Purchaser heretofore.

          (b)   Except as described in Schedule 3.11(b):

              (i)  each Contract is legal, valid, binding, enforceable and in full force and effect;

             (ii)  no event or condition has occurred or become known to Seller or, to Seller's knowledge, is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by Seller or any other Person under any of the Contracts;

            (iii)  no person with whom Seller has a Contract is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder;

            (iv)  none of the Contracts currently is in the process of renegotiation, either in whole or in part;

             (v)  no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement;

            (vi)  no Contract has materially impaired or will materially impair the ability of Seller to perform its obligations under this Agreement; and

           (vii)  no Assumed Contract which is a license contains any minimum quantity commitments.

        3.12    Employee and Labor Matters.

          (a)   Schedule 3.12(a) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which Seller is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore.

          (b)   Purchaser does not and will not have any responsibility for retaining any person in the employ (or retaining any person as a consultant) from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person.

          (c)   There is not occurring or, to Seller's knowledge, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against Seller or its products. Except for activities by the unions that are parties to any of the agreements listed on Schedule 3.12(a) with respect to the existing members of such unions, to Seller's knowledge, no union or other labor organization has attempted to organize any of the employees of Seller engaged in the Business.

          (d)   Seller has complied with all Legal Requirements relating to employment and labor, and, to Seller's knowledge, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of Seller engaged in the Business.

          (e)   Schedule 3.12(e) contains a complete list of all of the current employees of Seller who are employed in connection with the Business ("Employees") and, for each Employee, his or her current title, current annual base salary or wages and date of hire. None of the Employees listed on Schedule 3.12(e) is a member of any collective bargaining unit or is a party to any employment agreement with Seller.

        3.13    Principal Customers and Suppliers.

          (a)   Schedule 3.13(a) contains a true and complete list of the name and address of each customer that purchased in excess of 5% of Seller's sales of goods or services of the Business during the twelve months ended on October 31, 2004, and since that date no such customer has terminated its relationship with or adversely curtailed its purchases from Seller or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

          (b)   Schedule 3.13(b) contains a true and complete list of each supplier from whom Seller purchased in excess of 5% of Seller's purchases of goods or services of the Business during the twelve months ended on October 31, 2004 and since that date no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to Seller or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

          (c)   Except as set forth on Schedule 3.13(c), Seller is not involved in any claim or controversy with any of the customers or suppliers who are listed on Schedule 3.13(a) or 3.13(b).

        3.14    Compliance with Law.    Through and including the date hereof, Seller (i) has not violated or operated the Business in violation of, and has not used the Assets in violation of, any Legal Requirement, (ii) to Seller's knowledge, has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

        3.15    Product Warranties.    Except as set forth in Schedule 3.15, (a) there are no warranties express or implied, written or oral, with respect to the Business and (b) there are no pending or threatened claims with respect to any such warranty, and Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

        3.16    Intellectual Property.

          (a)   Title.    Schedule 3.16(a) contains a complete and correct list of all Intellectual Property that is owned by Seller and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Business (the "Owned Intellectual Property"). Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, including all Intellectual Property Rights, free and clear of any Liens (except as set forth on Schedule 3.6(a)) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property comprises all of the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct and operation of the Business as now being conducted by Seller or as currently contemplated to be conducted.

          (b)   Development.    Other than "shrink-wrap" and similar widely available binary code and commercial end-user licenses, to the extent that any Intellectual Property has been developed or created independently or jointly by any Person other than Seller for which Seller has, directly or indirectly, paid, Seller has a written agreement with such Person with respect thereto, and Seller thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment. None of the Intellectual Property was developed by or on behalf of or using grants or any other subsidies of any governmental entity.

          (c)   Transfer.    Immediately after the Closing, Purchaser will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property, free and clear of any Liens (except as set forth on Schedule 3.6(a)) and on the same terms and conditions as in effect prior to the Closing.

          (d)   No Infringement.    The operation of the Business does not, and will not, when conducted by Purchaser, infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. Except as set forth on Schedule 3.16(d), Seller has not received any notice from any Person claiming that such operation or any act, product, technology or service of Seller infringes or misappropriates the Intellectual Property of any Person (nor does Seller have knowledge of any claims or any basis therefor). There have been no assertions to Seller by any Persons relating to the invalidity or unenforceability of any Intellectual Property. To Seller's knowledge, none of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person.

          (e)   Licensing Arrangements.    Schedule 3.16(e) sets forth all agreements, arrangements or laws (i) pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on

  Schedule 3.16(e)(x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or to the knowledge of Seller after due inquiry, by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such arrangements and agreements. Seller has delivered to Purchaser true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 3.16(e). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Seller in respect of any Intellectual Property are disclosed in the Financial Statements.

          (f)    No Intellectual Property Litigation or Disputes.    No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the knowledge of Seller after due inquiry, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Seller in respect of any Intellectual Property, (ii) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.16(f), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 3.16(f). None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of Seller. Except as set forth in Schedule 3.16(f), there are no contracts, licenses or agreements between Seller and any other Person with respect to the Intellectual Property under which there is any dispute regarding the scope of such agreement or performances under such agreement, including with respect to any payments to be made or received by Seller thereunder.

          (g)   Due Registration, Etc.    To the extent deemed necessary or appropriate by Seller, the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and Seller has taken such other reasonable steps to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect. Seller has no knowledge of any necessary steps to protect the Intellectual Property which have not been taken, which if not taken would jeopardize Seller's Rights to the Intellectual Property. In each case in which Seller has acquired any Intellectual Property related to the Business from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to Seller and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or respective equivalents in any relevant foreign jurisdiction, as the case may be.

          (h)   Use of Name and Mark.    Except as set forth in Schedule 3.16(h), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Purchaser's right to use the names and marks identified in Schedule 3.16(a) in the conduct of the Business as presently carried on by Seller or as such Business may be extended by Purchaser.

          (i)    Protection of Information.    Seller has taken reasonable steps to protect Seller's rights in Seller's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Seller relating to the Business, and, without limiting the foregoing, Seller has and enforces a policy requiring each employee and consultant engaged in the Business to execute a proprietary information/ confidentiality agreement substantially in the form provided to Seller and all current and former employees and consultants of Seller engaged in the Business have executed such an agreement.

          (j)    Effect of Agreement.    Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser expressly, by operation of law or otherwise of any contracts or agreements, will result in (i) Purchaser or Seller granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them (ii) Purchaser being bound by, or subject to, any non-competition or other material restriction on the operation or scope of its businesses or (iii) Purchaser being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Seller with respect to the Business, in the absence of this Agreement or the transactions contemplated hereby.

        3.17    Operation of the Business.    Except as set forth in Schedule 3.17, (a) Seller has operated the Business only through Seller and not through any other divisions or any direct or indirect subsidiary or affiliate of Seller and (b) no part of the operation of the Business is operated by or through any entity other than Seller.

        3.18    Environmental Matters.

          (a)   Hazardous Material.    Except as would not result in material liability to Seller, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of Seller or any affiliate of Seller, or, to Seller's knowledge, as a result of any actions of any third Person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller has at any time owned, operated, occupied or leased in connection with the operation of the Business.

          (b)   Hazardous Materials Activities.    Except as would not result in a material liability to Seller (in any individual case or in the aggregate) (i) Seller has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the Closing Date in connection with the operation of the Business, and (ii) Seller has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any Legal Requirement promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity in connection with the operation of the Business.

          (c)   Permits.    Seller currently holds all environmental approvals, permits, licenses, clearances and consents (the "Seller Environmental Permits") necessary for the conduct of Seller's Hazardous Material Activities and other activities of the Business.

          (d)   Environmental Liabilities.    No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Seller's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Seller in a writing delivered to Seller concerning any Seller Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Seller. Seller knows of no fact or circumstance which could involve Seller in any environmental litigation or impose upon Seller any material environmental liability.

        3.19    Insurance.    Schedule 3.19 contains a true and complete list of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Business, the Assets, employees and agents relating to the Business and sets forth, with respect to each such policy, bond and self insurance arrangement, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, a general description of each deductible feature and principal exclusion and the premiums paid and to be paid prior to expiration. The insurance policies, bonds and arrangements described on Schedule 3.19 (the "Policies") provide such coverage against such risk of loss and in such amounts as are customary for corporations of established reputation engaged in the same or similar operations as the Business.

        3.20    Brokers' Fees.    No broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

        3.21    Disclosure.    No representation or warranty of Seller in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any of them herein or therein, in light of the circumstances in which it was made, not misleading.

        3.22    Transactions with Affiliates.    Except as set forth on Schedule 3.22, there are no written or oral contracts or agreements between Seller and its Affiliates relating to the Business.

        3.23    No Liquidation or Winding-Up; Fairness of Consideration.

          (a)   No order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding: (i) any petition or order for the winding-up of Seller; (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller; (iii) any petition or order for administration of Seller; (iv) any voluntary arrangement between Seller and any of its creditors; (v) any distress or execution or other process levied in respect of Seller which remains undischarged; or (vi) any unfulfilled or unsatisfied judgment or court order against Seller relating to the Business or the Assets.

          (b)   There are no circumstances which would entitle any Person to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the Assets of Seller.

          (c)   Seller is not deemed unable to pay its debts within the meaning of applicable law.

          (d)   Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will result in a transfer which is fraudulent under 6 Del. C. §§1304 or 1305.

          (e)   The operations of Seller have not been terminated.

          (f)    The consideration paid by Purchaser under this Agreement for the Assets represents reasonably equivalent value for the Assets. Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect.

        3.24    No Undisclosed Liabilities.    Except (i) as set forth on Schedule 3.24, (ii) as reflected in Seller's audited financial statements for the year ended October 31, 2003 and (iii) for liabilities incurred in the ordinary and usual course of business and consistent with past practice since October 31, 2003, the Business does not have any liability of any nature, whether or not absolute, accrued, contingent or otherwise, whether known or unknown, that individually or in the aggregate have had or are reasonably likely to have, a Material Adverse Effect on the Business.

        3.25    Information Supplied.    None of the information included or incorporated by reference in the Information Statement will, on the date it is first mailed to the stockholders of Seller, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied in writing by Purchaser to Seller specifically for inclusion or incorporation by reference in the Information Statement. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act.

        3.26    Approval and Adoption Requirements.    The only approval or consent of the holders of any class or series of capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Seller's Common Stock (the "Stockholder Approval"), which the parties hereto expect to obtain by written consent pursuant to Section 228 of the Delaware Law. The execution and delivery to the Secretary of the Written Consents, in the form attached to the Stockholders' Agreement, is sufficient to adopt this Agreement and approve the transactions contemplated hereby, and no other corporate proceedings are necessary to adopt or approve this Agreement or to consummate the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to, and covenants and agrees with, Seller that:

        4.1    Organization and Good Standing.    Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

        4.2    Execution and Delivery.    This Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Purchaser, this Agreement has been duly executed and delivered by Purchaser and the Ancillary Agreements when duly executed and delivered by Purchaser, assuming the due execution and delivery by Seller, will be legal, valid and binding agreements of Purchaser enforceable against Purchaser in accordance with their respective terms.

        4.3    No Conflicts.    The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Purchaser.

        4.4    Compliance with Law.    Through and including the date hereof, Purchaser (i) to Purchaser's knowledge, has not been alleged to be in violation of any Legal Requirement, and (ii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

        4.5    No Restrictions Against Purchase of Assets.    Except as listed or described on Schedule 4.5, the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser do not and the performance by Seller of the transactions contemplated hereby and thereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the certificate of incorporation or bylaws of Purchaser, (b) any Legal Requirement to which Purchaser is subject, (c) any material agreement of Purchaser, or (d) any material licenses of Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under any Legal Requirement in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Purchaser or the performance by Purchaser of the transactions contemplated hereby and thereby to be performed by it.

ARTICLE V
OPERATION OF BUSINESS PENDING CLOSING

        5.1    Conduct of Seller.    Without the prior written consent of Purchaser, between the date hereof and the Closing Date, Seller covenants and agrees that it shall:

          (a)   not, except as required or permitted pursuant to the terms hereof and under the Reseller Agreement, make any change in the operation of the Business or the Assets or enter into any transaction with respect to the Business other than in the Ordinary Course;

          (b)   except as required or permitted pursuant to the terms of the Reseller Agreement, continue to operate the Business in the Ordinary Course consistent with past practice, provided, however, that Purchaser will not (i) acquire or dispose of, or grant a license with respect to any of the Assets, (ii) enter into, amend or terminate any other agreement affecting or relating to the Business or the Assets, (iii) make any capital expenditure related to the Business, (iv) award any bonuses or salary increases (except for normal recurring bonus or salary increases to staff and any executive officers), or (v) act in any manner which would adversely affect its existing business relationships associated with the Business;

          (c)   maintain the Assets in good operating condition and repair;

          (d)   preserve, protect and promote the Business;

          (e)   perform all obligations under the Contracts;

          (f)    use its best efforts to retain its Employees and maintain its relationships with suppliers, customers and others having business relationships with it;

          (g)   pay accounts payable and other obligations of the operation of the Business when they become due and payable in the Ordinary Course consistent with past practices;

          (h)   comply promptly with all Legal Requirements applicable to it and the operation of the Business and with respect to the transactions contemplated by this Agreement, and cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Seller, or upon any of its Affiliates, in connection therewith or herewith;

          (i)    not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon, any of the Assets or any interest therein, except for sales of Inventory in the Ordinary Course and as required or permitted under the Reseller Agreement;

          (j)    not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both)

  constitute a default under or otherwise give any person a basis for non-performance under, any of the Contracts;

          (k)   maintain adequate property damage, liability and other insurance in full force and effect and not do, permit or willingly allow to be done any act by which any of the insurance policies may be suspended, impaired or cancelled;

          (l)    maintain in full force and effect, and comply with, all Permits;

          (m)  not enter into or assume any contract, agreement, obligation or instrument relating to the Business or the Assets in an amount in excess of $10,000, or any sales orders with customers in excess of $50,000, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

          (n)   not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any Employee (except for bonuses to key employees (as identified in Schedule 6.11(a)(ii) if necessary to retain them as employees, as determined by Seller, or for normal recurring bonus or salary adjustments to staff and any executive officers), or adopt or amend any Plan;

          (o)   not take any action or omit to take any action which would result in a breach of any of the representations and warranties set forth in Section 3;

          (p)   maintain the Inventory in such volume and quality as is consistent with the past practices of Seller in connection with the operation of the Business;

          (q)   only as it relates directly to the Business, make any capital expenditure;

          (r)   only as it relates directly to the Business, not cancel, compromise, release or discharge any claim of Seller upon any person or waive any right of Seller of material value, and not discharge any Lien (other than those listed and described on Schedule 3.6(a)) upon any of the Assets or pay or settle any debts;

          (s)   only as it relates directly to the Business, pay any dividends or make any distributions to the holders of its capital stock; and

          (t)    only as it relates directly to the Business, not institute, settle or agree to settle any Action before any Governmental Entity.

        5.2    Tax Assessments and Audits.    Seller shall furnish promptly to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Business or the Assets for periods ending on or prior to the Closing Date.

ARTICLE VI
ADDITIONAL COVENANTS

        6.1    Covenants of Seller.    Except as otherwise provided under this Agreement, during the period from the date hereof through the Closing Date, Seller agrees to:

          (a)   comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Purchaser or upon any of its affiliates in connection therewith or herewith;

          (b)   use its best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Seller in connection with the transactions contemplated by this Agreement;

          (c)   use its best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Article VII of this Agreement;

          (d)   (i) maintain the present quality of Seller's operations of the Business; (ii) preserve the value of the Business; (iii) preserve intact Seller's Business organizations; and (iv) preserve Seller's existing relationships with employees (including the use of its best efforts to maintain the employment of those key employees listed on Schedule 6.11(a)(i)), suppliers and customers;

          (e)   promptly, and in any event within two business days of Seller obtaining knowledge thereof, notify Purchaser in writing of:

              (i)  any representation or warranty contained in this Agreement on the part of Seller becoming untrue or inaccurate or any breach of any term or provision of this Agreement on the part of Seller, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied, which is then continuing, in each case together with a certificate of Seller specifying the details thereof and the action which Seller has taken or proposes to take with respect thereto;

             (ii)  any pending or threatened Action, challenging this Agreement or any of the transactions contemplated hereby;

            (iii)  any notice or other communication from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement;

            (iv)  any other development which would prevent or raise a substantial doubt regarding the possibility of the satisfaction of any condition set forth in Section 7.1 of this Agreement;

             (v)  any notice or other communication from any Governmental Entity, the approval or consent of which is being sought in connection with the transactions contemplated by this Agreement; and

            (vi)  enter into legally binding and enforceable non-disclosure agreements, in a form satisfactory to Purchaser, with each of the key employees, as identified on Schedule 6.11(a)(i).

        6.2    Covenants of Purchaser.    During the period from the date hereof to the Closing Date, Purchaser shall:

          (a)   comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Seller in connection with any such requirements imposed upon Seller or upon any of Seller's Affiliates in connection therewith or herewith;

          (b)   use its best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 7.2 of this Agreement.

        6.3    Access and Information.

          (a)   During the period commencing on the date hereof and continuing through the Closing Date, Seller shall afford to Purchaser and to Purchaser's accountants, counsel, investment bankers, consultants, engineers and other representatives, reasonable access to all of its properties, including without limitation to the books, contracts, Assets, commitments, records and personnel and, during such period, to furnish promptly to Purchaser all information (the "Confidential Information") concerning the Business and the Assets and such items as Purchaser may reasonably request. In addition, during such period, Seller shall afford to Purchaser and its counsel, consultants, engineers and other representatives the right to inspect, investigate, review and perform tests on the Assets, provided such does not materially interfere with the normal business activities of Seller.

          (b)   Except to the extent permitted by the provisions of Section 6.8 hereof, Purchaser shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such Confidential Information supplied to it by Seller concerning Seller and shall not disclose such Confidential Information to any third party except as may be required by any Legal Requirement and except for Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by Purchaser or its representatives, (ii) becomes available to Purchaser or its representatives from a third party other than Seller, and Purchaser or its representatives have no reason to believe that such third party is not entitled to disclose such Confidential Information, (iii) is known to Purchaser or its representatives on a nonconfidential basis prior to its disclosure by Seller or (iv) is made available by Seller to any other Person on a nonrestricted basis. Purchaser's obligations under the foregoing sentence shall expire on the Closing Date or, if the Closing does not occur, two years after the date hereof.

          (c)   Except to the extent permitted by the provisions of Sections 6.4 and 6.8 hereof, Seller shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such Confidential Information supplied to it by Purchaser concerning Purchaser and shall not disclose such Confidential Information to any third party except as may be required by any Legal Requirement and except for Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by Seller or its representatives, (ii) becomes available to Seller or its representatives from a third party other than Purchaser, and Seller or its representatives have no reason to believe that such third party is not entitled to disclose such Confidential Information, (iii) is known to Seller or its representatives on a nonconfidential basis prior to its disclosure by Purchaser or (iv) is made available by Purchaser to any other Person on a nonrestricted basis. Seller's obligations under the foregoing sentence shall expire on the Closing Date or, if the Closing does not occur, two years after the date hereof.

        6.4    Information Statement.

          (a)   As soon as practicable following the date of this Agreement, Seller shall file with the SEC under the Exchange Act, and shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to, and to have cleared by the SEC, an information statement (such information statement as amended or supplemented from time to time referred to as the "Information Statement") relating to the transactions contemplated by this Agreement. The Information Statement shall comply in all material respects with the Exchange Act and the rules and regulations thereunder. The Information Statement shall not, at the time the Information Statement (or any amendment or supplement thereto), is filed in final form with the SEC or first sent to the stockholders of Seller, and at the time of the execution and delivery of the Written Consent, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is being made by Seller with respect to any information supplied to Seller in writing by Purchaser specifically for inclusion in the Information Statement. Prior to the filing or distribution of the Information Statement or any other filing with any federal or state agency relating hereto, Seller shall give Purchaser and its counsel an opportunity to review and comment upon such documents. As soon as practicable, but in any event within seven (7) days after the SEC has cleared the Information Statement for mailing to stockholders, Seller shall mail the Information Statement and exhibits thereto to its stockholders, providing notice that the Written Consent has been executed and delivered that approves the transactions contemplated by this Agreement.

          (b)   Immediately following the execution and delivery of this Agreement, this Agreement will be submitted to the record holders of the shares of Seller Common Stock beneficially owned by the Principal Seller Stockholders for adoption and approval. Without limiting the generality of the foregoing, Seller agrees that its obligations pursuant to this Section 6.4 shall not be affected by the commencement, public proposal, public disclosure or communication to Seller or any other person of any Acquisition Proposal.

          (c)   In addition to the actions specified in Sections 6.4(a) and (b), Seller, from time to time, shall promptly take, or shall cause its executive officers to promptly take, any action required under Section 228 of the Delaware Law necessary to give operative effect to the Written Consent.

        6.5    No Solicitation.    Seller shall not, nor shall it authorize or permit its Subsidiaries, and their respective officers, directors, employees, representatives, or agents to, directly or indirectly, for or on its behalf (i) initiate, solicit or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, or business combination of Seller or any of its Subsidiaries, or the sale of a portion or all of the assets of Seller and its Subsidiaries, taken as a whole, or the sale of shares of capital stock of Seller or any of its Subsidiaries, including, without limitation, by way of a tender offer or exchange offer by any Person (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide to any Person any Confidential Information or data relating to Seller or any of its Subsidiaries for the purposes of, or otherwise cooperate with or assist or participate in, facilitate or encourage, any inquiries or the making of any Acquisition Proposal, or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract, agreement or commitment contemplating or otherwise relating to any transaction or series of transactions ("Acquisition Transaction") involving an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Seller or its Board of Directors from furnishing Confidential Information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Acquisition Proposal to Seller or its stockholders, if and only to the extent that (i) the Board of Directors of Seller determines in good faith (after consultation with outside legal counsel) that the Acquisition Proposal is a Superior Proposal ("Superior Proposal"), as defined herein, and that such action is required for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law, and (2) prior to furnishing such Confidential Information to, or entering into discussions or negotiations with, such Person, Seller receives from such Person an executed confidentiality agreement substantially in the form of the Confidentiality Agreement dated February 24, 2004 entered into by Purchaser and Seller. Seller and its representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations by Seller, its Subsidiaries, or any of their respective officers, directors, employees, representatives or agents with any parties conducted heretofore with respect to any of the foregoing. Seller shall (i) promptly notify Purchaser in writing after receipt by Seller or any of its Subsidiaries or their respective officers, directors, employees, representatives or agents of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, which notification shall be in writing and shall contain the principal financial terms of any such Acquisition Proposal, and (ii) promptly notify Purchaser in writing after receipt of any request for Confidential Information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries' properties, books or records by any Person that may be considering making, or has made, an Acquisition Proposal.

        "Superior Proposal" means any bona fide Acquisition Proposal submitted to the Company or the Board of Directors (or any committee thereof) which did not result from a breach of this Section 6.5 and which the Board of Directors (or any committee thereof) concludes in good faith after (A) taking into account all relevant factors, facts and circumstances, including, without limitation, (x) the respective terms, conditions and structure of the transaction contemplated by this Agreement and the transaction contemplated by such Acquisition Proposal, including, without limitation, pricing terms, the type of consideration, financing conditions and contingencies, regulatory conditions and impediments, other conditions, termination rights, break-up or similar fees, expense reimbursement obligations and the timing of the closing of the transaction, (y) the likelihood that each such transaction will be consummated and (z) any changes to the terms of this Agreement which have been proposed by Purchaser, and (B) consulting with its advisors, is, given all relevant factors, more favorable to Seller's stockholders (other than any stockholder party to the Stockholders' Agreement) than the terms of the transactions contemplated by this Agreement.

        6.6    Expenses.    All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

        6.7    Certain Notifications.    At all times from the date hereof to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article VII hereof.

        6.8    Publicity; Employee Communications.    At all times prior to the Closing Date, each party shall obtain the consent of all other parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of Seller or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of is representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of the terms of this Section 6.8. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

        6.9    Further Assurances.

          (a)   Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

          (b)   If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Seller and Purchaser, and the proper officers or directors of Seller and Purchaser, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

        6.10    Inconsistent Action.    Seller shall not take or cause or suffer to be taken, any action that would cause any of the representations or warranties of Seller in this Agreement to be untrue, incorrect, incomplete or misleading.

        6.11    Employee Matters.

          (a)   Seller acknowledges and agrees that after the Closing (a) except as set forth on Schedule 6.11(a)(i), neither Purchaser nor Seller shall be required to employ or retain any employee of Seller or any other Person, and (b) Purchaser, in its sole and absolute discretion, may hire all, some, or none of the Employees. Schedule 6.11(a)(ii) contains a list of key employees of Seller which Seller shall use best efforts to retain as employees until Closing. Seller agrees not to terminate the employment of any such employees for the period commencing on the date hereof through the period ending 30 days after the Closing Date unless such employee engages in willful or grossly negligent misconduct to the detriment of Seller or the Business. Seller shall not be required to maintain the employment of any employee who does not desire to remain employed by Seller or Purchaser.

          (b)   Except to the extent expressly included in Assumed Liabilities or in another paragraph of this Section 6.10, Purchaser does not, and shall not, assume or be responsible for any obligation or liability arising out of any employment relationship of Seller, and without limiting the foregoing, Purchaser shall have no liability or obligation in connection with current or former employees or agents of Seller or any dependent or beneficiary of any of them by reason of their relationship to Seller. Without limiting the foregoing, Seller shall remain liable for, and shall pay on or before the Closing, the following in connection with current or former employees or agents of Seller (or any dependent or beneficiary of them):

              (i)  unpaid wages, salaries or other compensation;

             (ii)  contributions to or payments under employee benefit plans, programs, policies, arrangements or understandings;

            (iii)  accrued, but unused, holiday, sick leave and severance pay, if any;

            (iv)  liabilities or obligations under any collective bargaining agreement or bargaining relationship; or

             (v)  claims, demands, administrative proceedings or suits arising out of, or in connection with, alleged unlawful employment practices of Seller.

          (c)   Seller shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under IRC Section 4980B made by or in respect of any employee of Seller whose employment terminated on or prior to the Closing Date and any "qualified beneficiary" (within the meaning of IRC Section 4980B) of any such employee who is receiving post-employment medical and dental benefits or whose "qualifying event" (within the meaning of IRC Section 4980B) entitling such individual to such benefits occurred on or before the Closing Date.

          (d)   Seller shall be responsible for giving any notice that may be required by the Worker Adjustment and Retraining Notification Act ("WARN"), or any similar state or local statue or ordinance, as a result of the purchase of the Business both as to (i) layoffs or facility closings ordered prior to the Closing Date, including layoff of employees who are not employed or retained by Purchaser, or (ii) decisions to layoff employees employed or retained by Purchaser made within 90 days after the Closing Date. Purchaser agrees to give Seller notice of any decision to layoff employees employed or retained by Purchaser made within 90 days after the Closing Date.

        6.12    Assignments; Consents.    To the extent that the assignment of any Contract, license or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom is not permitted without the consent of a third party, this Agreement shall constitute an agreement to assign such Contract, license or other agreement or arrangement, subject only to such consent; and any transfer or assignment to Purchaser by Seller of any interest under any such Contract, license or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use its best efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under any such Contract, license or other agreement or arrangement, including performance by Seller, as agent, if economically feasible, provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained. Seller shall pay and discharge, and shall indemnify and hold Purchaser harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. Nothing in this Section 6.11 shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 6.12 be deemed to constitute an agreement to exclude from Purchaser any of the Assets described under Section 2.1.

        6.13    Sufficiency of Assets.    Following the Closing, if Purchaser determines that Seller has failed to Transfer to Purchaser any assets, properties or rights, tangible or intangible, except for the Excluded Assets, necessary for Purchaser to operate the Business as currently operated, and to produce, sell, distribute, maintain, design, enhance and license, and design and develop derivatives of, the Products, or derivatives thereof, Seller shall promptly take all actions as shall be necessary, or otherwise reasonably requested by Purchaser, to transfer such assets, properties and rights to Purchaser.

ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING

        7.1    Conditions of Purchaser.    Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          (a)   There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the Business or Assets, or to compel Purchaser or Seller to dispose of or hold separate all or a material portion of the Business or Assets of Seller or Purchaser;

          (b)   The representations and warranties of Seller in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (or in all respects in the case of any representation or warranty subject to a materiality qualification) on and as of the Closing Date with the same effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date) and Seller shall have complied with all covenants and agreements and satisfied all conditions on Seller's part in this Agreement or any Ancillary Agreement to be performed or satisfied on or prior to the Closing Date, and Seller shall have provided Purchaser with a certificate with respect to the foregoing signed by an authorized officer of Seller;

          (c)   Purchaser shall have received from counsel for Seller, a written opinion dated the Closing Date and addressed to Purchaser, in substantially the form attached as Exhibit H hereto;

          (d)   Purchaser shall have received from the President of Seller a certificate dated the Closing Date to the effect that the conditions set forth in Section 7.1(b) have been satisfied and that Seller's Board of Directors and the stockholders of Seller have approved the Agreement and the transactions contemplated hereby;

          (e)   Purchaser will have received such bills of sale, assignments, certificates of title and other instruments of transfer (the "Transfer Documents") duly executed by Seller, in such forms and covering such matters as Purchaser may reasonably request, Transferring the Assets to Purchaser;

          (f)    Seller and Dr. K. Philip Hwang shall each have entered into and delivered to Purchaser the Noncompetition Agreements;

          (g)   Purchaser shall have concluded (through its representatives, accountants, counsel and other experts) an investigation of the condition (financial and other), results of operations, properties, assets, prospects and operations of the Business and shall be satisfied, in its sole discretion, with the results thereof;

          (h)   All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Purchaser and its counsel;

          (i)    All consents and assignments from third parties, including from any Governmental Entity or other Person, relating to the Contracts listed on Schedule 2.1(a) or the conduct and operation of the Business as currently conducted and operated, shall have been obtained;

          (j)    No act, event or condition shall have occurred after the date hereof which Purchaser determines has had or could have a Material Adverse Effect on the Business or the Assets;

          (k)   The Board of Directors Seller shall have authorized and approved this Agreement and the transactions contemplated hereby and the Stockholder Approval shall have been obtained and a period of at least twenty days shall have elapsed from the date the Information Statement was first mailed to Seller's stockholders;

          (l)    The Information Statement shall have been filed with the SEC and cleared by the SEC for mailing to Seller's stockholders;

          (m)  Seller, Purchaser and the Escrow Agent shall have entered into the Escrow Agreement;

          (n)   Seller and Purchaser shall have entered into the Transitional Supply and Trademark License Agreement;

          (o)   Seller and Purchaser shall have entered into the License Agreement;

          (p)   Seller and Purchaser shall have entered into the Reseller Agreement;

          (q)   Seller and each of the key employees listed on Schedule 6.11(a)(ii) shall have entered into legally binding and enforceable non-disclosure agreements in a form satisfactory to Purchaser;

          (r)   The Stockholder Approval shall have been obtained and delivered to the Secretary of Seller and a period of at least twenty (20) days shall have elapsed from the date the Information Statement was first mailed to Seller's stockholders;

          (s)   The promissory note and the security agreement between Gemma Hwang and Seller shall have been amended to release Gemma Hwang's security interest in all of the Assets, and amendments to all UCC Financing Statements related thereto shall have been filed by Seller releasing the Assets from the collateral under such filing; and

          (t)    Seller shall have acquired any intellectual property currently owned by Gempack and will deliver such intellectual property to Purchaser as part of the Assets transferred hereunder, free and clear of all Liens. In addition, Seller shall have provided copies of all Gempack contracts to Purchaser, together with a representation that the terms thereof shall not limit Purchaser's ability to design, source or distribute its products in any manner.

        7.2    Conditions of Seller.    Notwithstanding any other provision of this Agreement, and except as set forth below, the obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the conditions set forth in subsections (a), (m), (n), (o), (p), (q) and (r) of Section 7.1 of this Agreement, and the condition that the representations and warranties of Purchaser in this Agreement shall be true and correct as of the date of this Agreement and the true and correct in all material respects (or in all respects in the case of any representations or warranty subject to a materiality qualification) on and as of the Closing Date with the same effect as if made on the Closing Date and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date, and Purchaser shall have provided Seller with a certificate with respect to the foregoing signed by an authorized officer of Purchaser.

ARTICLE VIII
POST-CLOSING OBLIGATIONS

        8.1    Seller-Assumed Warranty Obligations.    Notwithstanding, and not in limitation of, any other provision herein, Seller shall assume, commencing at the Closing, all obligations and liabilities of any nature whatsoever arising out of, relating to, or in connection with the matters set forth in this Section 8.1.

          (a)   Seller shall retain sole responsibility for, and shall bear the cost of complying with, all warranties (the "Warranties") in existence on the Closing Date with respect to Products sold by Seller on or prior to the Closing Date and for any product purchased by Purchaser from Seller under the Transitional Supply and Trademark License Agreement until the expiration of such Warranties.

          (b)   Exhibit I hereto sets forth the Warranties.

          (c)   Seller agrees to provide all services required to correct, repair or replace Products or parts thereof covered by the Warranties in accordance with the terms of the Warranties. Such services shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to under the Warranties prior to the Closing Date. Seller shall use business practices, standards and internal controls that are substantially the same as those used by Seller prior to the Closing Date and consistent with past practices, with only such changes as are agreed to between Seller and Purchaser. Not in limitation of the foregoing, Seller shall repair or replace and ship at least 95% of units of Products returned pursuant to the terms of the Warranties in accordance with the following time schedule:

              (i)  within 10 business days after receipt of the Products, for Products that were in production in the 12 calendar month period prior to the return; and

             (ii)  within 10 business days after receipt of the Products, for Products that were in production in the 13 to 36 calendar month period prior to the return.

        8.2    Seller Supply of the Products.    Pursuant to the terms and conditions of the Transitional Supply Agreement, Purchaser will purchase Seller's existing inventory of its Products at such time that Purchaser makes sales of such Products.

        8.3    Seller-Assumed Support Services Obligations.    Notwithstanding any other provision herein to the contrary, Seller shall assume, commencing on the date hereof, all obligations and liabilities of any nature whatsoever arising out of, relating to, or in connection with the matters set forth in this Section 8.3.

          (a)   For the period that ends on the later of the date that is (i) ninety days after the date hereof or (ii) thirty days after the Closing Date, Seller shall have the responsibility for and shall bear the cost of providing engineering and technical support services, access to Seller's key personnel and documentation, introductions to vendors and customers and other similar support (the "Transitional Services") to assist Purchaser with respect to the manufacturing, distribution and sales of the Products, as set forth in Exhibit F hereto. Services provided by Seller under this Section 8.3(a) shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to support the Products in connection with Seller's operations prior to the Closing Date. Seller shall use business practices, standards and internal controls that are substantially the same as those used by Seller prior to the Closing Date and consistent with past practices, with only such changes as are agreed to between Seller and Purchaser.

          (b)   Seller shall designate at least one contact person within Seller who is knowledgeable and experienced in the design, workings, capabilities and use of the Products who will be responsible for initially responding to inquiries relating to the support services to be provided on behalf of Purchaser.

        8.4    Continued Operations; No Bankruptcy.    Seller intends to continue its operations consistent with its past practices after the Closing Date, other than as contemplated by this Agreement. As of the date hereof and as of the Closing Date, Seller does not intend or expect to file or seek relief under the United States Bankruptcy Code or any other insolvency or similar law after the Closing Date. Seller intends to use its commercially reasonable best efforts to discourage and avoid any involuntary petition by creditors or others to place Seller in any bankruptcy case or proceeding under the United States Bankruptcy Code or any other insolvency law or similar law.

        8.5    Product Returns.    Seller agrees that it will accept for return and for full credit, at any time upon a customer's request, any and all units of Products that are in the worldwide distribution channel on the Closing Date that are subject to any rights of return from distribution customers.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

        9.1    Termination.

          (a)   This Agreement may be terminated at any time prior to the Closing Date, whether before or after receipt of the Stockholder Approval:

              (i)  by mutual written consent of Purchaser and Seller;

             (ii)  by Purchaser or Seller if the Closing shall not have occurred on or before April 30, 2005 provided that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

            (iii)  by Purchaser or Seller if a Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement;

            (iv)  by the Purchaser or Seller if Seller's stockholders fail to approve this Agreement and the transactions contemplated hereunder by delivering the Seller Stockholders Approval, provided that the right to terminate this Agreement under this Section 9.1(a)(iv) shall not be available to Seller where the failure to obtain the Seller's Stockholders Approval shall have been caused by the action or failure to act of Seller;

             (v)  by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Purchaser may not terminate this Agreement pursuant to this Section 9.1(a)(v) if it is, at such time, in material breach of any representation, warranty, covenant or agreement of this Agreement;

            (vi)  by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Seller may not terminate this Agreement pursuant to this Section 9.1(a)(vi) if it is, at such time, in material breach of any representation, warranty, covenant or agreement of this Agreement; or

           (vii)  by Seller, for the purpose of entering into an Acquisition Transaction.

          (b)   If: (i) this Agreement is terminated pursuant to Section 9.1(a)(vii); (ii) Seller violates the provisions of Section 6.5 or (iii) Seller's stockholders fail to approve this Agreement and the transactions contemplated hereunder by delivering the Seller Stockholders Approval, then Seller shall within ten days from the termination of this Agreement pay to Purchaser a termination fee equal to $300,000 in cash.

        9.2    Effect of Termination.    In the case of any termination of this Agreement, this Agreement shall be of no further force and effect and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives, except (i) the provisions of Section 6.3, this Section 9.2 and Article X shall each remain in full force and effect, (ii) each party shall remain liable for any breach of this Agreement prior to its termination, and (iii) in the event of termination of this Agreement pursuant to Section 9.1(a)(v) or (vi), such termination shall be without prejudice to any rights that the terminating party may have against the breaching party or parties or any other person under the terms of this Agreement or otherwise.

        9.3    Amendment.    This Agreement may be amended at any time by a written instrument executed by Purchaser and Seller. Any amendment effected pursuant to this Section 9.3 shall be binding upon all parties hereto.

        9.4    Waiver.    Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

ARTICLE X
INDEMNIFICATION

        10.1    Survival.    Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Purchaser, the representations and warranties of Seller hereto contained in this Agreement or in any Exhibit or Schedule hereto shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto); provided, however, that (i) the representations and warranties contained in Sections 3.3 and 3.6, and the related claims for indemnification, shall survive until the fifth anniversary of the Closing Date; (ii) the representations and warranties contained in Section 3.8, and the related claims for indemnification, shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (iii) all other representations and warranties, and related claims for indemnification, shall survive until the third anniversary of the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by Purchaser prior to the expiration of the applicable survival period. The agreements and covenants contained in this Agreement shall survive the Closing Date indefinitely or in accordance with their terms, if any.

        10.2    Indemnification.    Seller covenants and agrees to defend, indemnify and hold harmless Purchaser and each Person who controls Purchaser from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure of Seller to perform or observe fully any covenant, agreement or provision to be performed or observed by Seller pursuant to this Agreement; (iii) Purchaser's waiver of any applicable bulk sales laws; or (iv) any claim arising out of any oral or written agreement between Seller and DT Research, Inc. or its affiliates.

        10.3    Procedures.    If Purchaser seeks indemnification under this Article X, it shall give notice ("Claim Notice") to Seller of the basis of the claim (the "Claim") (i) within a reasonable time after discovery of the facts and (ii) in any event, within the time periods set forth in Section 10.1, provided that the failure to give such notice shall not relieve Seller of any liability hereunder except to the extent that Seller is materially adversely prejudiced by such failure. Seller shall give notice to Purchaser within fifteen (15) business days after receipt of the notice requested by this Section 10.3 advising whether it (i) acknowledges its obligation to indemnify Purchaser or (ii) disputes its obligation to indemnify Purchaser. If Seller acknowledges its indemnification obligation with respect to the Claim, and (i) such Claim is based upon an asserted liability or obligation to a person or entity that is not a party to this Agreement (a "Third Party Claim"), Seller shall have the right to defend or settle such Third Party Claim or (ii) if such Claim is not a Third Party Claim, Purchaser shall be entitled to immediate satisfaction of such Claim. If Seller does not notify Purchaser within fifteen (15) business days following receipt of notice of a Claim that is not a Third Party Claim that it disputes such Claim, such Claim shall be deemed a liability of Seller and Seller shall pay the amount of the Claim on demand by Purchaser, or in the case of any notice in which the amount of the Claim is estimated, on such later date when the amount of the Claim is finally determined. If Seller disputes the Claim in a timely manner as set forth herein, Seller and Purchaser shall proceed in good faith to negotiate a resolution of the dispute, or, if necessary, to final judgment or order of a court of equity of competent jurisdiction determining the amount of the Damages or by any other means elected by Purchaser.

        10.4    Third Party Claims.

          (a)   Seller shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel satisfactory to Purchaser, and at Seller's expense, the settlement or defense of a Third Party Claim, and Purchaser shall cooperate with Seller in connection therewith, provided that (i) Seller shall permit Purchaser to participate in such settlement or defense through counsel chosen by Purchaser, provided that the fees and expenses of such counsel shall not be borne by Seller, and (ii) Seller shall not settle any Third Party Claim without Purchaser's consent. So long as Seller is vigorously contesting any such Third Party Claim in good faith, Purchaser shall not pay or settle such claim without Seller's consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, if Seller assumes control of such defense, and there exists a conflict of interest between the interests of Seller and those of Purchaser with respect to such Third Party Claim, Purchaser may retain counsel satisfactory to it and the reasonable fees and expenses of such counsel to Purchaser shall be paid by Seller.

          (b)   If Seller does not notify Purchaser within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Third Party Claim described therein, Purchaser shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion, on behalf of and for the account and risk of Seller; provided that Purchaser shall notify Seller of any compromise or settlement of any such Third Party Claim.

          (c)   Seller shall not be entitled to assume the defense for any Third Party Claim (and shall be liable for the reasonable fees and expenses incurred by Purchaser in defending such claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the Assets or the Business, properties or prospects of the Business.

        10.5    Indemnification Exclusive.    Except as provided herein, the foregoing indemnification provisions shall be the sole and exclusive remedy after the Closing Date for money damages available to Purchaser for breach of any representations, warranties or covenants contained herein, but shall not limit any other remedy to which Purchaser may be entitled. Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to Purchaser in the event of fraud relating to the representations, warranties or covenants made by Seller in this Agreement.

        10.6    Limitation on Amount.    Seller shall not be liable for claims made under this Article X until the aggregate amount of the Damages incurred by Purchaser shall exceed $50,000, in which event the indemnification obligations of Seller shall apply to the amount of all claims made under this Article X, provided, however, that any amount recoverable by Purchaser in accordance with Section 2.6 shall not be subject to the $50,000 threshold.

ARTICLE XI
REBATE AND MARKETING PROGRAMS

        11.1    List of Programs.    Schedule 11.1 contains a true and complete list and description of, and amounts that Purchaser may be contingently obligated to pay under, all market development fund ("MDF"), marketing and rebate programs. Purchaser shall assume no liability or obligations for any such claims under Seller's MDF, marketing or rebate programs except for the items specifically set forth on Schedule 11.1. In particular, but not in limitation of the foregoing, Purchaser shall not assume any liability or obligations for Seller's special price quote ("SPQ") program with regard to inventory of the Products in the worldwide distribution channel and in transit to distributors worldwide on the Closing Date. Any claims arising under Seller's SPQ program from customers will be the sole responsibility of Seller.

        11.2    Payments.    Seller agrees to pay to Purchaser, within thirty (30) days of the date of invoice by Purchaser, the amounts of any and all claims made to Purchaser arising under Seller's MDF, marketing or rebate programs for which Seller is responsible under Section 11.1, provided that Purchaser provides Seller with a copy of the claim made to Purchaser, Seller reasonably concludes such claim is a valid obligation of the Seller as determined in accordance with this Article XI and Purchaser makes appropriate payments to the customer.

        11.3    Marketing Rights.    Seller shall provide a prominent link, with the content approved by Purchaser, from the main page of Seller's website at www.televideo.com, from the products page at www.televideo.com and such other pages as Purchaser may reasonably request to Purchaser's website at www.neoware.com for a two (2)-year period commencing on the Closing Date.

ARTICLE XII
GENERAL PROVISIONS

        12.1    Notices.    All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

          (a)   If to the Purchaser, addressed to:

      Neoware Systems, Inc.
      400 Feheley Drive
      King of Prussia, Pennsylvania 19406
      Attention: Michael G. Kantrowitz, President and Chief Executive Officer
      Facsimile: (610) 275-5739

    With a copy to:

      McCausland, Keen & Buckman
      Radnor Court, Suite 160
      259 N. Radnor-Chester Road
      Radnor, Pennsylvania 19087
      Attention: Nancy D. Weisberg, Esquire
      Facsimile: (610) 341-1099

          (b)   If to Seller, addressed to:

      TeleVideo, Inc.
      2345 Harris Way
      San Jose, California 95131
      Attn: Richard Kim, Vice President
      Facsimile:

        12.2    Severability.    If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

        12.3    Entire Agreement.    This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

        12.4    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors, heirs and assigns; provided, however, that Seller shall not directly or indirectly transfer or assign any of Seller's rights or obligations hereunder in whole or in part without the prior written consent of Purchaser. Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

        12.5    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

        12.6    Recitals, Schedules, Exhibits and Annexes.    The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

        12.7    Construction.

          (a)   The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          (b)   As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

          (c)   For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

        12.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

        12.9    Passage of Title and Risk of Loss.    Legal title, equitable title and risk of loss with respect to the Assets will not pass to Purchaser until such Assets are Transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Eastern Time) on the Closing Date.

        12.10    Bulk Sales.    Purchaser hereby waives compliance by Seller with the provisions of the bulk sales laws of any jurisdiction, if applicable, provided that Seller agrees to indemnify Purchaser for claims of creditors of Seller with respect to liabilities not expressly assumed by Purchaser pursuant to this Agreement.

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

NEOWARE SYSTEMS, INC.
By:	/s/ KEITH SCHNECK
Name:	Keith Schneck
Title:	Chief Financial Officer
TELEVIDEO, INC.
By:	/s/ K. PHILIP HWANG
Name:	K. Philip Hwang
Title:	Chief Executive Officer

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

        THIS AMENDMENT (the "Amendment") is being executed and delivered by and between NEOWARE SYSTEMS, INC., a Delaware corporation ("Neoware") and TELEVIDEO, INC., a Delaware corporation ("TeleVideo"), and is dated as of June 14, 2005, in order to amend that certain Asset Purchase Agreement by and between Neoware and TeleVideo, dated January 10, 2005 (the "Purchase Agreement"), and by which Neoware and TeleVideo, in consideration of the mutual promises contained in the Purchase Agreement and in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:

        1.    Definition-Escrow Agreement.    The definition of "Escrow Agreement" in Article I of the Purchase Agreement is hereby amended by deleting the definition in its entirety and inserting the following in lieu thereof:

        "Escrow Agreement" shall mean the form of Escrow Agreement attached hereto as Exhibit 1."

        2.    Purchase Price.    Section 2.3 of the Purchase Agreement is hereby amended by deleting Section 2.3 in its entirety and inserting the following in lieu thereof:

    "Purchaser will pay for the Assets a purchase price in the amount of Four Million Dollars ($4,000,000), subject to adjustment as provided in Sections 2.4(b) and 2.6 (the "Purchase Price")."

        3.    Payment of Purchase Price.

          (a)   Section 2.4(a) of the Purchase Agreement is hereby amended by deleting paragraph (i) in its entirety and inserting the following in lieu thereof:

    "Purchaser shall pay to Seller an amount equal to Three Million Six Hundred Thousand Dollars ($3,600,000), subject to adjustment, as provided in Sections 2.4(b) and 2.6 (the "Closing Payment"); and"

          (b)   Section 2.4(a) of the Purchase Agreement is hereby amended by deleting "Five Hundred Thousand Dollars ($500,000)" and inserting in lieu thereof "Four Hundred Thousand Dollars ($400,000). "

          (c)   Section 2.4(b) of the Purchase Agreement is hereby amended by deleting Section 2.4(b) in its entirety and inserting the following in lieu thereof:

          "(b)    Earn-Out.

              (i)  Purchaser shall pay to Seller additional cash consideration (the "Contingent Consideration") equal to the sum of the following:

              (1)   $1,500,000, if revenues to Purchaser from the sale of Seller's Products or Purchaser's products by Purchaser to Seller's Customers (as defined below) and revenues from sales of the Products to Purchaser's customers (the "Earn-Out Revenues") exceed $12,000,000 for the 12-month period commencing on the date of this Agreement (the "Earn-Out Period"); and

              (2)   $500,000, if the Earn-Out Revenues exceed $13,000,000 for the Earn-Out Period; and

              (3)   an amount equal to 0.20 multiplied by the excess of the Earn-Out Revenues over $14,000,000 for the Earn-Out Period.

             (ii)  "Seller's Customers" shall be those customers listed on Schedule 2.4(b). Calculation of the Earn-Out Revenues shall be subject to the following qualifications:

              (1)   Revenues from Seller's Customers who are also customers of Purchaser ("Mutual Customers") shall be excluded for purposes of calculating Earn-Out Revenues, provided however, that revenues from Mutual Customers shall be included for purposes of calculating Earn-Out Revenues for that portion of revenues that relates to the shipment of a Seller's Product.

              (2)   Revenues from Seller's end user customers whose names are set forth on the attached list who are not Mutual Customers shall be included whether Purchaser sells a Seller's Product or transitions the Seller's end user customer to a Purchaser's product. In addition, any revenues related to MGM Grand (either directly as an end user or through a distributor/reseller) shall be included for purposes of calculating Earn-Out Revenues.

              (3)   No revenues shall be included to the extent that they are related to Purchaser's products sold to Purchasers customers.

              (4)   Earn-Out Revenues shall include revenues from the sale of any Seller Product to any of Purchaser's existing customers.

            (iii)  The amount of Contingent Consideration payable to Seller under this Section 2.4(b) shall be subject to adjustment for credits related to product returns, price adjustments and non-payment of invoices.

            (iv)  Subject to adjustment under Section 2.4(b)(ii), Contingent Consideration, if any, payable under Section 2.4(b)(i) shall be payable to Seller within 45 days after the end of the Earn-Out Period. Seller shall have the right, at its sole expense, to audit Purchaser's records related and limited to Purchaser's performance under Section 2.4(b)(i) as is necessary to verify the amount of Contingent Consideration payable, upon at least three days prior notice, in a manner not disruptive of Purchaser's business during Purchaser's normal business hours. "

        4.    Termination of the Purchase Agreement.    Section 9.1(a)(ii) of the Purchase Agreement is hereby amended by deleting "April 30, 2005" and inserting in lieu thereof "July 31, 2005."

        5.    No other effect on the Agreement.    Except as amended by this Amendment, the Purchase Agreement remains in full force and effect.

        6.    Captions.

          (a)    Titles.    Titles and captions of or in this Amendment are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Amendment or the intent of its provisions. A capitalized term in this Amendment has the same meaning as it had as a capitalized term in the Agreement, unless the context clearly indicates to the contrary.

          (b)    Counterparts.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Amendment.

        IN WITNESS WHEREOF, each of the parties hereto have executed this Amendment, or has caused this Amendment to be executed on its behalf by a representative duly authorized all as of the date first above set forth.

NEOWARE SYSTEMS, INC.
By:	/s/ KEITH SCHNECK
Name:	Keith Schneck
Title:	Chief Financial Officer
TELEVIDEO, INC.
By:	/s/ K. PHILIP HWANG
Name:	K. Philip Hwang
Title:	Chief Executive Officer

ANNEX B

ESCROW AGREEMENT

        THIS ESCROW AGREEMENT (the "Agreement") is made as of                        , 2005 between and among NEOWARE SYSTEMS, INC., a Delaware corporation ("Neoware"), TELEVIDEO INC., a Delaware corporation ("TeleVideo"), and Wachovia Bank, National Association (the "Escrow Agent").

RECITALS

        WHEREAS, Neoware and TeleVideo are parties to an Asset Purchase Agreement dated as of January 11, 2005, as amended by the First Amendment to Asset Purchase Agreement dated as of June     , 2005 (the "Asset Purchase Agreement"), pursuant to which Neoware will acquire the goodwill and all of the assets owned or held for use by TeleVideo or used by TeleVideo in connection with TeleVideo's Business (as defined in the Asset Purchase Agreement) (other than the Excluded Assets (as defined in the Asset Purchase Agreement) in exchange for cash. Pursuant to the provisions of Article X of the Asset Purchase Agreement, TeleVideo has agreed to indemnify and reimburse Neoware for certain liabilities, damages, losses, claims, demands, costs and expenses arising after the Closing Date (as defined in the Asset Purchase Agreement); and

        WHEREAS, the Asset Purchase Agreement provides for Four Hundred Thousand Dollars ($400,000.00) of the Purchase Price to be set aside to settle claims of Neoware which may arise pursuant to Section 10.2 of the Asset Purchase Agreement; and

        WHEREAS, capitalized terms used and not defined herein shall have the meanings set forth in the Asset Purchase Agreement;

        NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

        Section 1.    Acknowledgement of Receipt of the Asset Purchase Agreement.    The Escrow Agent hereby acknowledges receipt of a copy of the Asset Purchase Agreement, solely for reference purposes to determine the meanings of certain terms not defined herein. Escrow Agent is not charged with any duties or responsibilities under the Asset Purchase Agreement.

        Section 2.    Escrow.    The Escrow Amount shall be held by the Escrow Agent in escrow (the "Escrow") subject to the terms and conditions hereinafter set forth.

        Section 3.    Escrow Amount.

          (a)   Upon effectiveness of this Agreement, Neoware hereby agrees to provide directly to the Escrow Agent on behalf of Neoware and TeleVideo an amount equal to Four Hundred Thousand Dollars ($400,000.00) (the "Escrow Amount"), all of which will be held in escrow by the Escrow Agent.

          (b)   The Escrow Agent shall make the following distributions from the Escrow Amount, unless otherwise instructed by Neoware as set forth herein: (i) on the date that is the fifteenth day after six months from the date hereof, the Escrow Agent shall distribute to TeleVideo $100,000.00 of the Escrow Amount; (ii) on the date that is the fifteenth day after the first anniversary of the date hereof, the Escrow Agent shall distribute to TeleVideo $100,000.00 of the Escrow Amount; and (iii) on the fifteenth day after the second anniversary of the date hereof, the Escrow Agent shall distribute to TeleVideo $100,000.00 of the Escrow Amount.

          (c)   TeleVideo shall be responsible for any tax liability attributable to the placement of the Escrow Amount in the Escrow and the payment of any interest or other amounts payable to TeleVideo with respect to the Escrow Amount.

          (d)   The Escrow Amount may not be assigned or transferred, including by operation of law, by TeleVideo or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of TeleVideo, prior to the delivery to TeleVideo of the Escrow Amount by the Escrow Agent.

        Section 4.    Indemnity.    The terms, conditions, covenants and provisions of Article X of the Asset Purchase Agreement regarding the indemnification obligations of TeleVideo are hereby incorporated in full by reference herein.

        Section 5.    Conditions of Indemnification.    The obligations of TeleVideo under Article X of the Asset Purchase Agreement and this Agreement shall be subject to the following terms and conditions:

          (a)   If Neoware shall have any claim for Damages after giving effect to the applicable limitations set forth in Section 10.6 of the Asset Purchase Agreement, it shall give notice thereof to TeleVideo and the Escrow Agent, within a reasonable time after discovery of the facts, in each case including the basis of the Claim. Within fifteen (15) business days after its receipt of the notice of the Claim, TeleVideo must give notice to Neoware and the Escrow Agent advising whether it acknowledges its obligation to indemnify Neoware or disputes its obligation. If TeleVideo acknowledges its indemnification obligation with respect to a Claim, and the Claim is based upon an asserted liability or obligation that is not a Third Party Claim, the Escrow Agent shall distribute to Neoware the portion of the Escrow Amount having an aggregate value equal to the amount of the Damages within three (3) business days after receipt of the acknowledgment from TeleVideo. If TeleVideo does not notify Neoware within fifteen (15) business days following receipt of notice of a Claim that is not a Third Party Claim that it disputes such Claim, such Claim shall be deemed a liability of TeleVideo and the Escrow Agent shall distribute to Neoware the portion of the Escrow Amount having an aggregate value equal to the amount of the Damages, or in the case of any Claim the amount of which is estimated, on such later date when the amount of the Claim is finally determined, within three (3) business days after receipt of notice from Neoware that TeleVideo has not provided timely notification to Neoware. If TeleVideo disputes its indemnification obligation in a timely manner as set forth herein, or the Claim is a Third Party Claim, the Escrow Agent shall not distribute the portion of the Escrow Amount having an aggregate value equal to the amount of such Damages until three (3) business days after (i) a final judgment or order of a court of equity of competent jurisdiction determining the amount of Damages, or (ii) a final settlement or agreement as to the amount of the Damages.

          (b)   No claim for indemnification hereunder shall be made unless asserted by a written notice pursuant to Section 5(a) hereof, given to TeleVideo on or prior to                        , 2008 (the "Termination Date").

        Section 6.    Third Party Claims.

          (a)   If Neoware receives notice of the assertion of a Third Party Claim with respect to which TeleVideo is or may be obligated to provide indemnification, Neoware shall notify TeleVideo within a reasonable time after discovery of the facts in writing (the "Claim Notice") of the Claim; provided that the failure to provide such notice shall not relieve or otherwise affect the obligation of TeleVideo to provide indemnification hereunder, except to the extent that TeleVideo is materially adversely prejudiced by such failure.

          (b)   TeleVideo shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel satisfactory to Neoware, and at TeleVideo's expense, the settlement or defense thereof, and Neoware shall cooperate with TeleVideo in connection therewith; provided, that (i) TeleVideo shall permit Neoware to participate in such settlement or defense through counsel chosen by Neoware, provided that the fees and expenses of such counsel shall not be borne by TeleVideo and shall not be included in any Damages claimed hereunder, and (ii) TeleVideo shall not settle any Third Party Claim without Neoware's consent. So long as

  TeleVideo is vigorously contesting any such Third Party Claim in good faith, Neoware shall not pay or settle such Claim without TeleVideo's consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if TeleVideo assumes control of such defense, and there exists a conflict of interest between the interests of TeleVideo and those of Neoware with respect to such Third Party Claim, Neoware may retain counsel satisfactory to it and the reasonable fees and expenses of such counsel to Neoware shall be paid by TeleVideo.

          (c)   If TeleVideo does not notify Neoware within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Third Party Claim described therein, Neoware shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion, on behalf of and for the account and risk of TeleVideo; provided that Neoware promptly shall notify TeleVideo of any compromise or settlement of any such Third Party Claim.

          (d)   TeleVideo shall not be entitled to assume the defense for any Third Party Claim (and shall be liable for the reasonable fees and expenses incurred by Neoware in defending such claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money Damages against Neoware which Neoware determines, after conferring with its counsel, cannot be separated from any related claim for money Damages and which, if successful, would adversely affect the Assets or the business, properties or prospects of the business of designing, developing, manufacturing, distributing and selling Linux or Windows-based thin client devices.

        Section 7.    Termination.

          (a)   On the fifteenth day after the Termination Date, the Escrow Agent shall distribute to TeleVideo the portion of the Escrow Amount ("Remaining Escrow Amount") which remains after distribution of all amounts required to be distributed from the Escrow Amount pursuant to Section 3(b) hereof and payment of all amounts required to be paid from the Escrow Amount pursuant to Sections 5, 6 and 8 hereof, except for an amount equal to the full amount of all pending claims made by Neoware hereunder (including estimated Damages arising from such claims if the exact amount of such Damages has not been determined).

          (b)   The Escrow Amount applicable to each pending claim not so distributed pursuant to Section 7(a) hereof shall be retained by the Escrow Agent until such pending claim is resolved and all of the Escrow Amount deliverable to Neoware as a result thereof, if any, shall have been delivered to Neoware, whereupon the entire remaining Escrow Amount applicable to such claim, if any, shall be distributed to TeleVideo.

        Section 8.    Fees.    Except as provided in Sections 9, 10, 11 and 12, the fees of the Escrow Agent shall be paid by Neoware in accordance with the Escrow Agent's standard fee agreement and such fees shall not be considered Damages for any purpose whatsoever.

        Section 9.    Escrow Agent's Responsibilities and Protection.

          (a)   The Escrow Agent has agreed to act hereunder as a depository only, according to the terms, provisions and conditions set forth herein, and has executed this Agreement solely for the purpose of signifying the Escrow Agent's acceptance of its appointment as an escrow agent pursuant to such terms, provisions and conditions. The duties of the Escrow Agent shall be limited to the safekeeping of the Escrow Amount hereunder and disbursement of same according to the provisions hereof. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no duties or obligations shall be read into or implied from this Agreement with respect to the Escrow Agent. Upon the Escrow Agent's disbursement of the Escrow Amount in accordance with the provisions hereof, the Escrow Agent's duties and responsibilities with respect to the Escrow Agent shall cease and the Escrow Agent shall thereafter be released of all liability hereunder in connection therewith.

          (b)   In taking any action whatsoever hereunder, the Escrow Agent shall be protected in relying upon any notice, or other document reasonably believed by the Escrow Agent to be genuine, or upon any evidence reasonably deemed by it to be sufficient. The Escrow Agent shall not be liable to Neoware or TeleVideo for any act performed or omitted to be performed by it in good faith and shall be liable only in case of its own bad faith or willful misconduct or gross negligence. The Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered hereunder or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

        Section 10.    Controversies.    If any controversy arises among the parties to this Agreement, or with any other party concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds, and may wait for settlement of any such controversy. In such event, the Escrow Agent will not be liable for interest or damages. Furthermore, the Escrow Agent shall have the right to file an action for interpleader or for declaratory relief in any court of competent jurisdiction to determine the rights of the parties.

        Section 11.    Resignation of Escrow Agent.    The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Neoware and TeleVideo; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent shall be accomplished. Neoware and TeleVideo shall use their best efforts to agree on a successor or escrow agent within thirty (30) days after receiving such notice. If Neoware and TeleVideo fail to agree on a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business as a trust company in the Commonwealth of Pennsylvania or request a court of valid jurisdiction to appoint such an agent. The successor escrow agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment and it shall, without further acts, be vested with all the rights, powers and duties of the predecessor escrow agent as if originally named as the escrow agent. Then, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

        Section 12.    Indemnification of Escrow Agent.    Neoware and TeleVideo shall jointly and on an equal basis (except as provided in Section 8 above) reimburse, indemnify and hold harmless the Escrow Agent, its employees and agents (referred to in this Section 12 collectively and individually as the "Escrow Agent"), from and against any loss, damage, liability or claim suffered, incurred by, or asserted against the Escrow Agent (including any amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including expenses of legal counsel; provided, however, that the Escrow Agent shall not settle any such action, suit, proceeding or claim without first obtaining the written consent of Neoware and TeleVideo (which consents will not be unreasonably withheld, conditioned or delayed), arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or its services hereunder, so long as the Escrow Agent has acted in good faith and without gross negligence. If the Escrow Agent incurs any such loss, damage, liability or claim in connection with the Escrow Agent's performance of its duties and obligations under this Agreement, except resulting from its failure to comply with its duties and obligations under this Agreement, the Escrow Agent shall be entitled to reimburse itself for 50% of any such loss, damage, liability or claim out of the Escrow Amount, and Neoware shall reimburse the Escrow Agent for the remaining 50%.

        Neoware and TeleVideo may participate at their own expense in the defense of any claim or action which may be asserted against the Escrow Agent, and if Neoware so elects, Neoware may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest which would make it inappropriate for the same counsel to represent both Neoware and the Escrow Agent, retention of separate counsel by Escrow Agent shall be reimbursable as hereinabove provided; and provided, further, that Neoware shall not settle or compromise any such claim or action without the consent of TeleVideo, which consent shall not be unreasonably withheld, conditioned or delayed. The right of the Escrow Agent to indemnification hereunder shall survive its resignation or removal as Escrow Agent and shall survive the termination of this Agreement by lapse of time or otherwise.

        Section 13.    Address for Notices.    All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

          (a)   If to Neoware:

      Neoware Systems, Inc.
      400 Feheley Drive
      King of Prussia, Pennsylvania 19406
      Attention: Michael G. Kantrowitz, President and Chief Executive Officer
      Telecopy: (610) 275-5739

    with a copy to:

      McCausland, Keen & Buckman
      Radnor Court, Suite 160
      259 N. Radnor-Chester Road
      Radnor, Pennsylvania 19087-5240
      Attention: Nancy D. Weisberg, Esquire
      Telecopy: (610) 341-1099

          (b)   If to TeleVideo:

      TeleVideo, Inc.
      2345 Harris Way
      San Jose, California 95131
      Attention: Richard Kim, Vice President
      Telecopy: (    )

          (c)   If to the Escrow Agent:

      Wachovia Bank, National Association
      123 South Broad Street
      Philadelphia, Pennsylvania 19109-1199
      Attention: Gerald Arleth, CCTS
      Telecopy: (215) 670-6340

        Any of the addresses set forth above may be changed from time to time by written notice from the party requesting the change.

        Section 14.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns; provided, however, that any successors and assigns shall only be liable for any liabilities hereunder to the extent of the value of the property or assets received from their respective predecessors in interest.

        Section 15.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

        Section 16.    Non-Exclusive Rights.    The rights of the parties hereunder are cumulative and are not exclusive of any other rights a party may have under the Asset Purchase Agreement or otherwise.

        Section 17.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of such counterparts together shall constitute but one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, Neoware, TeleVideo and the Escrow Agent have caused this Agreement to be duly executed on the day and year first set forth above.

NEOWARE SYSTEMS, INC.	TELEVIDEO, INC.
By:	By:
Keith Schneck Chief Financial Officer		Dr. K. Philip Hwang Executive Vice President and Chief Executive Officer
ESCROW AGENT
By:

Title:

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NOTICE OF ADOPTION OF ASSET PURCHASE AGREEMENT AND APPROVAL OF SALE OF ASSETS BY WRITTEN CONSENT OF STOCKHOLDERS
INFORMATION STATEMENT
INTRODUCTION
SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
CONTENTS
SUMMARY
QUESTIONS AND ANSWERS ABOUT THE ASSET SALE
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands, except share amounts)
INFORMATION ABOUT TELEVIDEO
TeleVideo, Inc. Index to Financial Statements
Report of Independent Registered Public Accounting Firm
TELEVIDEO, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
TELEVIDEO, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
TELEVIDEO, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT Three Years Ended October 31, 2004 (in thousands)
TELEVIDEO, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
TELEVIDEO, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands, except share amounts)
TELEVIDEO, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)
TELEVIDEO, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, unaudited)
TELEVIDEO, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  ANNEX A
ASSET PURCHASE AGREEMENT BETWEEN NEOWARE SYSTEMS, INC. AND TELEVIDEO, INC. January 10, 2005
TABLE OF CONTENTS
INDEX OF EXHIBITS
ASSET PURCHASE AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE OF ASSETS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE V OPERATION OF BUSINESS PENDING CLOSING
ARTICLE VI ADDITIONAL COVENANTS
ARTICLE VII CONDITIONS PRECEDENT TO CLOSING
ARTICLE VIII POST-CLOSING OBLIGATIONS
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER
ARTICLE X INDEMNIFICATION
ARTICLE XI REBATE AND MARKETING PROGRAMS
ARTICLE XII GENERAL PROVISIONS
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
  ANNEX B
ESCROW AGREEMENT
RECITALS